Exhibit 10.1

CREDIT AGREEMENT
dated as of April 18, 2024 among
BIG LOTS, INC.,
as the Company,
the Subsidiaries from time to time party hereto as Subsidiary Borrowers,
The other LOAN PARTIES from time to time party hereto,
The LENDERS from time to time party hereto,
and
1903P LOAN AGENT, LLC,
as the Administrative Agent

7860103.21

i
7860103.21

7860103.21

7860103.21

7860103.21

TABLE OF CONTENTS
(continued)

SCHEDULES:

Schedule 1.01(a)	-	Commitment Schedule
Schedule 1.01(c)	-	Immaterial Subsidiaries
Schedule 3.02	-	Capitalization; Subsidiaries; Joint Ventures
Schedule 3.10(a)	-	Real Property
Schedule 3.10(b)	-	Intellectual Property
Schedule 3.11	-	Insurance
Schedule 3.19	-	Credit Card Arrangements
Schedule 5.01	-	Financial and Collateral Reporting
Schedule 5.01(e)		Weekly Borrowing Base Certificate Form
Schedule 5.18		Post-Closing Covenants
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Investments
Schedule 6.03	-	Existing Contractual Encumbrances and Restrictions
Schedule 6.05	-	Existing Affiliate Transactions
Schedule 6.07	-	Existing Liens

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Closing Date Term Loan Note
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Delayed Draw Term Loan Note
Exhibit G	-	Reserved
Exhibit H	-	Form of Joinder Agreement
Exhibit I-1	-	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	-	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3		Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4		Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

v
7860103.21

CREDIT AGREEMENT dated as of April 18, 2024, among BIG LOTS, INC., an Ohio corporation (the “Company”), each of the Subsidiary Borrowers from time to time party hereto, the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and 1903P LOAN AGENT, LLC, as the Administrative Agent.
WITNESSETH:
The Company has requested that the Lenders provide a senior secured term loan and delayed draw term loan credit facility in an initial aggregate maximum principal amount not to exceed $200,000,000, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.

DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Agent” means PNC Bank, National Association, as administrative and collateral agent under the ABL Credit Agreement together with its permitted successors and assigns.
“ABL Aggregate Commitments” means the “Aggregate Commitments” as such term is defined in the ABL Credit Agreement.
“ABL Borrowing Base” means the “Borrowing Base” as such term is defined in the ABL Credit Agreement.
“ABL Borrowing Base Certificate” means the “Borrowing Base Certificate” as such term is defined in the ABL Credit Agreement.
“ABL Credit Agreement” means the Credit Agreement, dated as of September 21, 2022, by and among the Loan Parties, the ABL Agent and the ABL Lenders and as the same may be amended, restated, amended and restated or supplemented from time to time in accordance with the ABL Intercreditor Agreement.
“ABL Excess Availability” means “Availability” as such term is defined in the ABL Credit Agreement.
“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Administrative Agent and the ABL Agent, as acknowledged by the Loan Parties as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“ABL Lenders” means the “Lenders” as such term is defined in the ABL Credit Agreement.
“ABL Loan Documents” means the “Loan Documents” as such term is defined in the ABL Credit Agreement.
7860103.21

“ABL Loans” means the “Loans” as such term is defined in the ABL Credit Agreement.
“ABL Maximum Credit Amount” means the “Maximum Credit Amount” as such term is defined in the ABL Credit Agreement.
“ABL Obligations” means the “Secured Obligations” as such term is defined in the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.
“ABL Pro Rata Percentage” means, as of any date of determination, the percentage obtained by dividing (a) the ABL Obligations (other than Excess ABL Obligations) as of such date by (b) the sum of the ABL Obligations (other than Excess ABL Obligations) and the Aggregate Term Loan Exposure (other than Excess Term Obligations) as of such date.
“ABL Rent Reserve” means a “Rent Reserve” as such term is defined in the ABL Credit Agreement.
“ABL Reserve” means a “Reserve” as such term is defined in the ABL Credit Agreement.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Appraisal” means, with respect to an appraisal of Inventory, Equipment or Real Estate, the most recent appraisal of such property received by the Administrative Agent (a) from an Acceptable Appraiser, and in the case of Equipment or Real Estate engaged by Administrative Agent, and in the case of Inventory, engaged by ABL Agent, except as otherwise provided in the ABL Intercreditor Agreement, (b) (i) with respect to Equipment and Real Estate, the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Administrative Agent in its Permitted Discretion, and (ii) with respect to Inventory, the scope and methodology of which are consistent with the scope and methodology used in the immediately prior appraisal (or as Administrative Agent may otherwise agree in its Permitted Discretion), (c) with respect to Real Estate complies with the requirements of FIRREA and (d) with respect to Equipment and Real Estate, the results of which are satisfactory to the Administrative Agent, in each case, in the Administrative Agent’s Permitted Discretion.
“Acceptable Appraiser” means (a) B. Riley Advisory Services, (b) Gordon Brothers Asset Advisors LLC, (c) Hilco Valuation Services, (d) Tiger Valuation Services or (e) any other experienced and reputable third-party appraiser, with respect to ABL Priority Collateral, engaged by the ABL Administrative Agent with the prior written consent of the Administrative Agent, and, with respect to Term Priority Collateral, engaged by the Administrative Agent.
“Acceptable Intercreditor Agreement” means an Intercreditor Agreement, in form and substance reasonably satisfactory to the Company and satisfactory to the Administrative Agent in its Permitted Discretion, entered into after the date hereof among the Administrative Agent and an Other Secured Debt Agent, and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Account” means an “Account” as defined in Article 9 of the UCC.

7860103.21

“Account Debtor” means any Person that is or may become obligated to any Loan Party under, with respect to or on account of an Account or Credit Card Account.
“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date hereof, by which any Loan Party or Restricted Subsidiary (a) acquires any business or division of a business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.
“Administrative Agent” means 1903P Loan Agent, LLC, in its capacity as the administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent, if any.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Affiliate Transaction” has the meaning specified in Section 6.05.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Aggregate Commitments” means, at any time, collectively, the Aggregate Closing Date Term Loan Commitments and the Aggregate Delayed Draw Term Loan Commitments.
“Aggregate Closing Date Term Loan Commitments” means the aggregate Closing Date Term Loan Commitments of all the Lenders (as in effect immediately prior to the Closing Date Term Loan).

7860103.21

“Aggregate Delayed Draw Term Loan Commitments” means the aggregate Delayed Draw Term Loan Commitments of all the Lenders (as in effect immediately prior to the initial Delayed Draw Term Loan).
“Aggregate Term Loan Exposure” means, at any time, the aggregate Term Loan Exposure of all the Lenders at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Floor, (b) Term SOFR for a one month tenor in effect on such day, plus one percent (1.00%), provided, that, this clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, (c) the Federal Funds Rate plus ½ of one percent (1.00%), and (d) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” whether or not such prime rate is the best rate available at it. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or its Controlled Affiliates is located or is doing material business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time (including, without limitation, any Anti-Money Laundering Laws), in each case in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing material business.
“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments; provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Term Loan Exposure at that time; provided further that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.
“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below, as the case may be, based upon the daily average of the Aggregate Term Loan Exposure (the “Average Exposure”) for the fiscal quarter of the Company ending on the most recent Determination Date (as defined below):

Level	Average Exposure	Term SOFR Rate Loans	ABR Loans
I	≥ $50,000,000	9.25%	8.25%
II	< $50,000,000	10.00%	9.00%
For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company (each a “Determination Date”), (b) each change in the Applicable Rate resulting from a change in the Average Exposure shall be effective on the first day of each fiscal quarter

7860103.21

based on the Average Exposure during the immediately preceding fiscal quarter and ending on the last day of such fiscal quarter and (c) notwithstanding anything to the contrary herein, the Applicable Rate for the period from the Closing Date until the end of the first full fiscal quarter after the Closing Date shall be at Level I.
“Appraised Value” means (a) with respect to Eligible Equipment, the forced liquidation value of the applicable Eligible Equipment as set forth in the most recent Acceptable Appraisal of Eligible Equipment; and (b) with respect to Eligible Real Estate, the fair market value of the applicable Eligible Real Estate as set forth in the most recent Acceptable Appraisal of Eligible Real Estate; provided that the Appraised Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon (including after giving effect to any amendment to such Mortgage to increase the amount of the Obligations secured thereby).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (other than an Ineligible Institution) (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“AVDC Equipment” means any Equipment used, stored or otherwise located in the distribution center of the Loan Parties located at 18880 Navajo Rd., Apple Valley, California 92307.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means title 11 of the United States Code, as amended.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

7860103.21

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“BHC Act Affiliate” has the meaning set forth in Section 9.29.
“Billing Statement” has the meaning assigned to such term in Section 2.18(g).
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrower” or “Borrowers” means, individually and collectively as the context may require, the Company and each Subsidiary Borrower.
“Borrower Representative” has the meaning assigned to such term in Section 12.01.
“Borrowing” means (a) Loans of the same Type made, converted or continued on the same date, and (b) a Protective Advance.
“Borrowing Base” means:
(a)the product of (i) ten percent (10%) multiplied by (ii) the Eligible Credit Card Accounts of the Loan Parties at such time, provided, that, the amount of the Borrowing Base determined pursuant to this clause (a) plus the amount of the ABL Borrowing Base based on Eligible Credit Card Accounts shall not at any time exceed one hundred percent (100%) of Eligible Credit Card Accounts, plus
(b)the product of (i) the Inventory Advance Rate multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent Acceptable Appraisal received by the Administrative Agent multiplied by (iii) the Loan Parties’ Eligible Inventory (other than Eligible In-Transit Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative, provided, that, the amount of the Borrowing Base determined pursuant to this clause (b) plus the amount of the ABL Borrowing Base based on Eligible Inventory (other than Eligible In-Transit Inventory) shall not at any time exceed one hundred five percent (105%) of such value of such Eligible Inventory or one hundred seven and one-half percent (107.5%) of such value of such Eligible Inventory during the Increased Advance Rate Period, (the amount resulting from the foregoing calculation, the “Inventory Availability”), plus
(c)the lesser of (i) fifteen percent (15%) of the Inventory Availability or (ii) the product of (x) the Inventory Advance Rate multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent Acceptable Appraisal received by the Administrative Agent multiplied by (z) the Loan Parties’ Eligible In-Transit Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative, provided, that, the amount of the Borrowing Base determined pursuant to this clause (c) plus the amount of the ABL Borrowing Base based on Eligible In-Transit Inventory shall not at any time exceed one hundred five percent (105%) of such value of such Eligible In-Transit Inventory, plus
(d)the Real Estate Availability, plus
(e)the FF&E Availability, plus
(f)the Equipment Availability, minus

7860103.21

(g)applicable Reserves.
Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(e) or as otherwise provided for herein, including, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(r).
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.
“Borrowing Base Reporting Date” means twenty-five (25) days after the end of each fiscal month of the Company (or, if such day is not a Business Day, on the next succeeding Business Day); provided, however, during any Weekly BBC Reporting Period, the Borrowing Base Reporting Date shall mean Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day).
“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.
“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in Pittsburgh, Pennsylvania provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.
“Cash Equivalents” means: (a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition; (b) commercial paper maturing in one (1) year or less rated not lower than A-1, by S&P or P-1 by Moody’s on the date of acquisition; (c) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P on the date of acquisition; (d) money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above; and (e) fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (a) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P on the date of acquisition.
“Casualty” has the meaning assigned to such term in Section 5.12.
“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

7860103.21

“CFC Holdco” means a Domestic Subsidiary owning, directly or indirectly, no material assets other than equity interests of one or more CFCs.
“Change in Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act), directly or indirectly, of more than thirty-three percent (33%) of the voting Equity Interests of the Company, (ii) the Company ceases to own, directly or indirectly, one hundred percent (100%) of the fully diluted Equity Interests of any other Loan Party except with respect to this clause (ii), in any transaction permitted hereunder, or (iii) a “Change in Control” (or words of similar import) shall have occurred under an Other Secured Debt Loan Agreement (if any).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Charges” has the meaning assigned to such term in Section 9.18.
“CIP Regulations” shall have the meaning set forth in Section 8.11 hereof.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Closing Date Term Loans” means the Term Loans made by the Lenders on the Closing Date in the original aggregate principal amount of $50,000,000 as set forth in Section 2.1(a) hereof.
“Closing Date Term Loan Commitments” means, with respect to each Lender, the Commitment of such Lender to make Closing Date Term Loans as such amount is reduced as a result of the funding of the Closing Date Term Loan of such Lender. The initial aggregate amount of all of the Lenders’ Closing Date Term Loan Commitments is $50,000,000.
“Closing Date Term Loan Notes” means the promissory notes issued by the Borrowers payable to each Lender evidencing the Closing Date Term Loan made by such Lender in the form of Exhibit D hereto.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in

7860103.21

favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.
“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is or may be located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Collateral and Guaranty Requirement” means, at any time, the requirement that:
(a)the Administrative Agent shall have received from the Company and each other Loan Party either (i) (A) a counterpart of this Agreement, the Security Agreement and Mortgage, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Subsidiary (other than Excluded Subsidiary) after the date hereof, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, and (B) instruments in the form or forms specified in the Security Agreement, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Administrative Agent;
(b)the Administrative Agent shall have received all deposit account control agreements, securities account control agreements and other Collateral Documents required to be provided to it hereunder or under the Security Agreement;
(c)all documents and instruments, including UCC financing statements required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and
(d)each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.
Notwithstanding the foregoing, any Subsidiary formed or acquired after the date hereof and required to become a Loan Party shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.14. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its Permitted Discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the date hereof) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

7860103.21

“Collateral Documents” means, collectively, the Security Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement (if any), the Mortgage, any deposit account control agreement, any securities account control agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, intellectual property security agreements, mortgages, deeds of trust, the Loan Guaranty or any joinder or supplement hereto or any other Guarantee of all or any portion of the Obligations, subordination agreements, pledges, and collateral assignments, whether theretofore, now or hereafter executed by any Borrower or any other Loan Party and delivered to the Administrative Agent.
“Commitment” means, with respect to each Lender, the sum of the Closing Date Term Loan Commitment of such Lender and the Delayed Draw Term Loan Commitment of such Lender, in each case as to the Closing Date Term Loan Commitment and Delayed Draw Term Loan Commitment as in effect immediately prior to the initial Loans, as such Commitment may be reduced from time to time pursuant to (i) Section 2.09 and (ii) assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of all of the Lenders’ Commitments is $200,000,000.
“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” has the meaning assigned to such term in the introductory paragraph hereof.
“Company on a Consolidated Basis” means the consolidation of the Company and its Restricted Subsidiaries in accordance with GAAP.
“Competitor” means any Person that is an operating company and is engaged primarily in the same or similar business as the Company.
“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit E.
“Conforming Changes” means, with respect to the Term SOFR Rate, or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

7860103.21

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or capital (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consideration” means with respect to any Permitted Acquisition, the aggregate of (without duplication) (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any Guarantee given or incurred by any Loan Party in connection therewith, and (iv) any other cash or equity consideration given or obligation incurred by any of the Loan Parties in connection therewith, as each of the foregoing is recorded by the Loan Parties in accordance with GAAP.
“Consignment Agreement” means the Agreement of Consignment Memo Merchandise that may be entered into among one or more of the Loan Parties and GBRP, as amended, amended and restated, modified, supplemented or replaced from time to time.
“Consignment Documents” means the Consignment Agreement, all purchase orders issued thereunder by one or more of the Loan Parties, and any other document, instrument or agreement now or hereafter executed and delivered in connection with the inventory consignment program to be established by GBRP in favor of one or more of the Loan Parties pursuant to the Consignment Agreement.
“Consolidated EBITDA” means, for any period of determination, without duplication, consolidated net income of the Company on a Consolidated Basis, plus (i) the following (to the extent deducted from such calculation of consolidated net income): (a) depreciation, (b) amortization, (c) non-cash expenses related to stock based compensation, (d) other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA), (e) interest expense, (f) income tax expense, and (g) restructuring charges or expenses (including integration costs, restructuring costs and severance costs related to acquisitions and to closure or consolidation of plants, facilities or locations and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use) incurred prior to the date hereof not to exceed $50,000,000.00 in the aggregate, minus (ii) non-cash credits or non-cash gains (to the extent included in such calculation of consolidated net income), in each case determined and consolidated for the Company and its Restricted Subsidiaries in accordance with GAAP; provided that the foregoing shall exclude the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation; or

7860103.21

(b)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” has the meaning set forth in Section 9.29.
“Covered Party” has the meaning set forth in Section 9.29.
“Credit Card Accounts” means any “payment intangibles,” as defined in the UCC, receivables or other rights to payment of a monetary obligation due to any Loan Party in connection with purchases of Inventory of such Loan Party in the ordinary course of business from (1) a credit card issuer or a credit card processor with respect to (a) credit cards issued by Visa, MasterCard, American Express, Discover, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued under non-recourse arrangements substantially similar to those in effect on the date hereof or (c) debit cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, (2) PayPal, Inc., Stripe, Square, Venmo, Apple Pay, AfterPay, Klarna or any other similar “Buy Now, Pay Later” product, or any other e-commerce service providers or electronic payment services providers that are reasonably acceptable to the Administrative Agent, or (3) subject to the approval of the Administrative Agent in its Permitted Discretion, Progressive Leasing under the Progressive Leasing Documents, in each case, which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer, credit card processor, or other service provider.
“Credit Card Agreement” means any agreement between (a) on the one hand, a Loan Party, and (b) on the other hand (i) a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards) or (ii) PayPal, Inc., Stripe, Square, Venmo, Apple Pay, AfterPay, Klarna or any other similar “Buy Now, Pay Later” product, or any other e-commerce service providers or electronic payment services providers reasonably acceptable to the Administrative Agent or Progressive Leasing, in each case, relating to any Credit Card Account included or intended to be included in the Borrowing Base.
“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers, credit card processors, or other applicable processors or providers that are party to any Credit Card Agreement.
“Credit Party” means the Administrative Agent or any Lender.
“Currency” means U.S. Dollars.
“Customs Broker/Carrier Agreement” has the definition set forth in the definition of “Eligible In-Transit Inventory”.

7860103.21

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning set forth in Section 2.13(b).
“Default Right” has the meaning set forth in Section 9.29.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii)  pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or any Borrower, in each case, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by such Credit Party and such Borrower of such certification in form and substance satisfactory to them and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Delayed Draw Commitment Termination Date” means the earliest of (a) April 18, 2026, or such later date as Administrative Agent may hereafter agree in writing, (b) the date on which the Delayed Draw Term Loan Commitments have been reduced to $0 as a result of the funding thereof in full or the termination thereof, or (c) the occurrence of an Event of Default that has not been waived pursuant to the terms hereof.
“Delayed Draw Term Loans” means the term loans made by the Lenders after the Closing Date, in the aggregate principal amount of up to the Aggregate Delayed Draw Term Loan Commitments, in accordance with Section 2.1(b) hereof, being collectively, the “Delayed Draw Term Loans.”
“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment, of such Lender to make Delayed Draw Term Loans, as such commitment may be reduced from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Term Loan Commitment, as applicable. The Aggregate Delayed Draw Term Loan Commitment is the principal amount of $150,000,000, provided, that, such amount shall be reduced by the amount of all reductions in the FF&E Availability as the same is reduced in accordance with the definition of such term.
“Delayed Draw Term Loan Notes” mean the promissory notes issued by the Borrowers payable to each Lender evidencing the Delayed Draw Term Loan made by such Lender in the form of Exhibit F hereto.

7860103.21

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate signed by a Financial Officer of the Company, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Disposition” means with respect to any property, any sale, lease, sublease (as lessor or sublessor) license, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided further that, for the avoidance of doubt, a Competitor shall not include any bona fide debt fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such Competitor, as applicable, (1) makes any investment decisions or (2) has access to any information (other than information publicly available) relating to the Company or any entity that forms a part of the Company’s business (including Subsidiaries of the Company).
“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), or is redeemable at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale), in each case at any time on or prior to the date that is ninety-one (91) days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so redeemable at the option of the holder or is so convertible or exchangeable thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Document” has the meaning assigned to such term in the Security Agreement.

7860103.21

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when ABL Excess Availability shall be less than the greater of (x) $90,000,000 (as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date) and (y) fifteen percent (15.0%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve), in either case, for a period of five (5) consecutive Business Days and (ii) ending when ABL Excess Availability shall have been greater than or equal to the greater of (x) $90,000,000 (as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date) and (y) fifteen percent (15.0%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve), in either case, for a period of thirty (30) consecutive Business Days.
“DQ List” has the meaning specified in Section 9.04(e).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including email, Syndtrak, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Loan Party that at the time of creation and continuing to the time of such determination is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (o) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account shall be reduced by, without duplication, to the extent not reflected in such face amount or reflected in an ABL Reserve (or to the extent that such ABL Reserve has not been established, a Reserve), (i) the amount of all accrued and

7860103.21

actual fees and charges due to the credit card issuer or credit card processor by any Loan Party, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding), and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Account. Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:
(a)which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor, a credit card issuer, debit card issuer or other applicable service provider that originated in the ordinary course of business of the applicable Loan Party;
(b)which is not owned by a Loan Party or to which a Loan Party does not have good title;
(c)in which the payee of such Credit Card Account is a Person other than a Loan Party;
(d)which does not constitute an “Account” (as defined in the UCC) or a “payment intangible” (as defined in the UCC);
(e)which has been outstanding for more than five (5) Business Days from the date of sale;
(f)with respect to which the applicable credit card issuer, credit card processor, debit card issuer or other applicable service provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;
(g)which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor or debit card issuer or other applicable service provider with respect thereto;
(h)which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than (i) Permitted Liens set forth in clauses (2)(a), (3), (22), (25) and (28)(i) of the definition thereof to the extent such Permitted Liens arise under and have priority by operation of law) and (ii) the Lien in favor of the ABL Agent to the extent set forth in the ABL Intercreditor Agreement);
(i)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) the Liens described in clauses (h)(i) and (h)(ii) above, (iii) any Permitted Liens contemplated by the applicable processor agreements and for which appropriate ABL Reserves have been established (or to the extent such ABL Reserves have not been established, a Reserve) and (iv) Liens securing any Other Secured Debt Obligations (if any) that are subject to an Acceptable Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;
(j)with respect to which (i) any covenant has been breached in any material respect or (ii) any representation or warranty is not true in all material respects, in each case of (i) and (ii) to the extent

7860103.21

contained in this Agreement or the Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;
(k)to the extent not reflected in an ABL Reserve, which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;
(l)which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;
(m)which the Administrative Agent, after consultation with the Borrower Representative, in its Permitted Discretion to be uncertain of collection;
(n)which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party; or
(o)which is not subject to a Credit Card Notification (subject to Section 5.18).
“Eligible Equipment” means, as of the date of determination thereof, without duplication, items of Equipment of a Loan Party that are in good order, repair, running and marketable condition, in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Equipment shall not include any Equipment:
(a)which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than, so long as the Administrative Agent shall have implemented any applicable Reserve in its Permitted Discretion in respect thereof, Permitted Liens set forth in clauses (2), (3) and (22) of the definition thereof to the extent such Liens arise under and have priority by operation of law);
(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) the Liens described in clause (a) above, (iii) a Permitted Lien arising by operation of law which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (iii) the Lien in favor of ABL Agent that is subject and subordinate to the Lien of Administrative Agent and otherwise subject to the terms of the ABL Intercreditor Agreement and (iv) Liens securing any Other Secured Debt Obligations (if any) that are subject to an Acceptable Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;
(c)for which a Loan Party does not have good, valid and marketable title;
(d)which is unmerchantable, defective, unfit for sale, unacceptable due to age, type, category and/or quantity or with respect to which a liquidation value could not be obtained;
(e)with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached in any material respect or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;

7860103.21

(f)in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Equipment as having or purporting to have an ownership interest therein;
(g)which is not located in the U.S.;
(h)which is located at any location that is not a distribution center owned or leased by a Loan Party;
(i)which is located in any location leased by such Loan Party unless, subject to Section 5.18, (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an ABL Rent Reserve has been established by the ABL Agent under the ABL Credit Agreement relating to such leased location or (iii) to the extent such ABL Rent Reserve has not been established, a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(k)which does not meet such other eligibility criteria for Equipment as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least five (5) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;
(l)which is “subject to” (within the meaning of Section 9-311 of the UCC) any certificate of title (or comparable) statute;
(m)which does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all statutes and regulations then applicable to such Equipment;
(n)which the use or operation of which requires proprietary software that is not freely assignable to Administrative Agent;
(o)which is computer hardware;
(p)which is or becomes FF&E or is a “fixture” under the applicable laws of the jurisdiction in which such Equipment is located;
(q)which is not subject to an Acceptable Appraisal that has been received by the Administrative Agent; or
(r)the AVDC Equipment.

7860103.21

“Eligible FF&E” means, as of the date of determination thereof, without duplication, items of FF&E of a Loan Party that are in good order, repair, running (to the extent applicable) and marketable condition, in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible FF&E shall not include any FF&E:
(a)which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than, so long as the Administrative Agent shall have implemented any applicable Reserve in its Permitted Discretion in respect thereof, Permitted Liens set forth in clauses (2), (3) and (22) of the definition thereof to the extent such Liens arise under and have priority by operation of law);
(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) the Liens described in clause (a) above, (iii) a Permitted Lien arising by operation of law which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (iii) the Lien in favor of ABL Agent that is subject and subordinate to the Lien of Administrative Agent and otherwise subject to the terms of the ABL Intercreditor Agreement and (iv) Liens securing any Other Secured Debt Obligations (if any) that are subject to an Acceptable Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;
(c)for which a Loan Party does not have good, valid and marketable title;
(d)is unmerchantable, defective, unfit for sale, unacceptable due to age, type, category and/or quantity or with respect to which a liquidation value could not be obtained;
(e)with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached in any material respect or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;
(f)in which any Person other than such Loan Party shall have any direct or indirect ownership, interest or title;
(g)which is not located in the U.S.;
(h)which is located at any location that is not a Store owned or leased by a Loan Party;
(i)which is located in any location leased by such Loan Party (other than any Store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless, subject to Section 5.18, (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an ABL Rent Reserve has been established by the ABL Agent under the ABL Credit Agreement relating to such leased location or (iii) to the extent such ABL Rent Reserve has not been established, a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such

7860103.21

licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(k)which does not meet such other eligibility criteria for FF&E as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least five (5) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;
(l)which does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable requirements of all statutes and regulations then applicable to such FF&E;
(m)which the use or operation of which requires proprietary software that is not freely assignable to the Administrative Agent;
(n)which is computer hardware;
(o)which is or becomes Equipment or a “fixture” under the applicable laws of the jurisdiction in which such FF&E is located.
“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, In-Transit Inventory of a Loan Party that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria, subject to Schedule 5.18:
(a)the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and, if requested by the Administrative Agent, other shipping documents for such Inventory and (2) evidence of satisfactory marine cargo and casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,
(b)the Administrative Agent shall have received (1) reasonable confirmation that one of the Loan Parties (or at the request of the Administrative Agent, the Administrative Agent) is named as consignee on the bill of lading or seaway bill, (2) a reasonably acceptable agreement has been executed with such Loan Party’s customs broker, freight forwarder, consolidator or carrier, as applicable, in which each of the customs broker, freight forwarder, consolidator or carrier, as applicable, agrees that it holds the bill of lading or seaway bill as agent for the Administrative Agent and has agreed to follow the instructions of the Administrative Agent in respect of the Inventory (a “Customs Broker/Carrier Agreement”), and (3) if so requested by the Administrative Agent, an acceptable waiver letter from the seller of any such goods disclaiming any stoppage in transit rights and lien rights as against the applicable goods and Loan Parties,
(c)the common carrier is not an Affiliate of the applicable vendor or supplier,
(d)the customs broker is not an Affiliate of any Loan Party,

7860103.21

(e)such Inventory has not been in-transit for more than seventy-five (75) days from the date such Inventory first became Eligible Inventory (without regard to clause (g) of the definition of “Eligible Inventory”), and
(f)such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clause (g) of the definition of “Eligible Inventory”);
provided that the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.
“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods inventory, merchantable and readily saleable in the ordinary course of such Loan Party’s business (provided that, for the avoidance of doubt, “saleable in the ordinary course of a Loan Party’s business” shall include, without limitation, clearance and bulk inventory sales in the ordinary course), in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Inventory shall not include any Inventory:
(a)which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than (i) so long as any applicable ABL Reserve has been established by the ABL Agent under the ABL Credit Agreement relating to such Permitted Liens, or to the extent such ABL Reserve has not been established, an applicable Reserve has been established by the Administrative Agent in its Permitted Discretion in respect thereof, Permitted Liens set forth in clauses (2), (3) and (22) of the definition thereof to the extent such Liens arise under and have priority by operation of law and (ii) the Lien in favor of the ABL Agent to the extent set forth in the ABL Intercreditor Agreement);
(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Lien set forth in clause (a)(i) or (a)(ii) above, (iii) a Permitted Lien arising by operation of law which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) unless the ABL Agent shall have established a Reserve in its Permitted Discretion in respect thereof, or to the extent such ABL Reserve has not been established, an applicable Reserve has been established by the Administrative Agent in its Permitted Discretion in respect thereof, and (iv) Liens securing any Other Secured Debt Obligations (if any) that are subject to an Acceptable Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;
(c)which is unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or with respect to which a liquidation value could not be obtained (such as special order Inventory, samples, Inventory located at corporate offices, and other Inventory which is not of the type usually sold in the ordinary course of the Loan Parties’ business);
(d)with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached in any material respect or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;

7860103.21

(e)in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)which is not finished goods or which constitutes packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned to the vendor or marked for return to the vendor, repossessed goods, defective or damaged goods, goods held on consignment (including any Inventory consigned to a Loan Party pursuant to the Consignment Agreement or which is consigned by a Loan Party to a Person that is not a Loan Party), or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales and bulk inventory sales in the ordinary course);
(g)which (i) is not located in the U.S. or (ii) is In-Transit Inventory;
(h)which is located at any location that is not (i) an operating Store location, (ii) a temporary location under the control of a Loan Party, (iii) a distribution center owned or leased by a Loan Party or (iv) a third party warehouse or otherwise in the possession of a bailee that has been disclosed to the Administrative Agent, in each case, other than (x) Inventory in transit between any of the foregoing locations, and (y) Eligible In-Transit Inventory;
(i)which is located in any location leased by such Loan Party (other than any Store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless, subject to Section 5.18, (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an ABL Rent Reserve has been established by the ABL Agent under the ABL Credit Agreement relating to such leased location, or to the extent such ABL Rent Reserve has not been established, a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)which is (A) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless, subject to Section 5.18, (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(k)which is being processed offsite at a third party location or outside processor, unless, subject to Section 5.18, (i) such third party processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(l)which is the subject of a consignment by such Loan Party as consignor;
(m)which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(n)which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory;

7860103.21

(o)for which reclamation rights have been asserted by the seller;
(p)which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least five (5) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;
(q)which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Loan Party; or
(r)Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales and bulk inventory sales in the ordinary course), unless and until the Administrative Agent has completed or received (or, with respect to Inventory in an aggregate amount not to exceed $25,000,000, waived) (i) an appraisal of such Inventory from an appraiser acceptable to the Administrative Agent in its Permitted Discretion and establishes an advance rate and Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) upon the request of the Administrative Agent in its Permitted Discretion, a commercial field examination, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion;
provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve, an obsolescence reserve, and a reserve based on markdowns (both permanent and point of sale), and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger.
“Eligible Real Estate” means the Real Estate owned by the Company located at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081.
“Eligible Real Estate Closing Conditions” means the satisfaction of each of the following conditions with respect to the Eligible Real Estate:
(a)the Company shall have executed and delivered to the Administrative Agent a Mortgage in form and substance acceptable to the Administrative Agent, with respect to the Eligible Real Estate;
(b)such Eligible Real Estate is used by a Loan Party for its offices, except for the portion thereof currently leased to WPG Management Associates, Inc. as set forth the Lease, dated as of April 7, 2023, between Big Lots Management, LLC and WPG Management Associates, Inc.;
(c)the applicable Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Eligible Real Estate;

7860103.21

(d)the Administrative Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Administrative Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured (to the extent required by the Administrative Agent) by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgage to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only (i) Permitted Liens having priority over the Lien of the Administrative Agent under applicable Law, (ii) the ABL Agent’s Lien, subject to the terms of the ABL Intercreditor Agreement, and (iii) Liens otherwise reasonably acceptable to the Administrative Agent;
(e)the Administrative Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of material encroachments, either by such improvements or on to such property, and other material defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent;
(f)the Administrative Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Administrative Agent, from an environmental consulting firm reasonably acceptable to the Administrative Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Administrative Agent shall be satisfied, in each case, in the Administrative Agent’s Permitted Discretion, with the nature and amount of any such matters, provided, that, the Administrative Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;
(g)the Administrative Agent shall have received flood hazard determination certifications, acknowledgements and evidence of flood insurance naming the Administrative Agent as mortgagee as required by the Flood Laws, which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders; and
(h)the Administrative Agent shall have received such other information and documents with respect to the Eligible Real Estate as may be reasonably requested by the Administrative Agent and the Lenders, including, without limitation, such as may be necessary to comply with FIRREA.
“Environment” means any surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

7860103.21

“Environmental Liability” means (i) any obligation or responsibility of any Loan Party or any Restricted Subsidiary to comply with the terms of any order, decree, injunction, claim, notice or obligation of an agreement; or (ii) any obligation or responsibility of any Loan Party or any Restricted Subsidiary for damages, costs of environmental investigations or remediation, fines, or penalties of any Loan Party or any Restricted Subsidiary, either of which is resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Loan Party or any Restricted Subsidiary with respect to the foregoing clauses (i) or (ii).
“Equipment” means now owned and hereafter acquired equipment of a Loan Party, wherever located, including machinery, data processing and computer equipment (whether owned or leased and including embedded software that is licensed as part of such computer equipment), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located, provided, that, the term Equipment as used herein shall not include any FF&E.
“Equipment Availability” means, at any time, the amount equal to the lesser of eighty percent (80.0%) multiplied by (a) the Appraised Value of the Eligible Equipment as such Appraised Value is identified in the most recent Acceptable Appraisal of Eligible Equipment at such time or (b) $7,222,630.
“Equipment Reserves” means, as of any date of determination, (a) an ABL Rent Reserve for any location where any Eligible Equipment is held, or to the extent that such ABL Rent Reserve has not been established, a Rent Reserve and (b) without duplication of any other Reserves in effect at such time, such other reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to Eligible Equipment, including based on the results of appraisals.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan

7860103.21

Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination or partial termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA), in “at‑risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Code) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; or (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.
“Erroneous Payment” has the meaning assigned to it in Section 8.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.12(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“European Union” means the region comprised of member states of the European Union pursuant to the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess ABL Obligations” has the meaning specified in the ABL Intercreditor Agreement.
“Excess Term Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.
“Excluded Asset” has the meaning assigned to such term in the Security Agreement.
“Excluded Domestic Subsidiary” means, collectively, (a) any CFC Holdco, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC and (c) any other Domestic Subsidiary of any Loan Party formed or otherwise acquired after the date hereof if the execution of a Joinder Agreement and the Guarantee of the Obligations would cause material adverse tax consequences to any Loan Party or any Affiliate of a Loan Party in the reasonable good faith determination of the Company, in consultation with the Administrative Agent.
“Excluded Subsidiary” means each (a) Immaterial Subsidiary, (b) Unrestricted Subsidiary, (c) Excluded Domestic Subsidiary, (d) Foreign Subsidiary, (e) Subsidiary that is not a Wholly Owned Subsidiary, (f) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (if, with respect to any such contractual obligations, such contractual obligations were existing on the date hereof or existing at the time of acquisition thereof after the date hereof), in each case from guaranteeing the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or

7860103.21

authorization has been received, (g) any other Subsidiary if in the reasonable good faith determination of the Company, in consultation with the Administrative Agent, a guarantee by such Subsidiary would result in materially adverse tax consequences to the Company or any of its Subsidiaries and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that any Subsidiary of the Company that is a guarantor of any ABL Obligations or any Other Secured Debt Obligations (if any) shall become a Guarantor hereunder.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income or capital (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA, (i) is a person with which a Loan Party does not deal at arm’s length (for the purposes of the ITA), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or does not deal at arm’s length (for the purposes of the ITA) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document).
“Extraordinary Receipts” means (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (and not consisting of proceeds described in Section 2.11(c) of this Agreement, but including proceeds of business interruption insurance), (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries), (c) any purchase price adjustment received in connection with any purchase agreement and (d) tax refunds.

7860103.21

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, with neither party being compelled to buy or sell.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
“Fee Letter” means, individually and collectively, (a) the fee letter, dated as of the date hereof, executed by the Loan Parties and the Administrative Agent with respect to fees and other matters arrangements between Loan Parties and the Administrative Agent and its Affiliates and (b) the fee letter, dated as of the date hereof, executed by the Loan Parties and the Administrative Agent with respect to the closing fees and early termination fees.
“FF&E” means furniture, fixtures and equipment of a Loan Party that are located and used in a Store location that is open to the public and operating in the ordinary course of business; provided, that, the term “FF&E” shall not include Equipment.
“FF&E Availability” means (a) the Initial FF&E Availability plus (b) the New FF&E Availability.
“Finance Lease” means, with respect to any Person, any lease of any real or personal property by such Person as lessee that, in conformity with GAAP, is accounted for as a finance lease on the balance sheet of such Person.
“Finance Lease Obligations” means, with respect to any Person and a Finance Lease, the amount of the obligation of such Person as the lessee under such Finance Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Financial Consultant” has the meaning specified in Section 5.17.
“Financial Officer” means with respect to the Company, its President, Chief Executive Officer, Chief Financial Officer, Treasurer or Controller, or other duly elected or appointed officer of the Borrower Representative reasonably acceptable to the Administrative Agent.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
“Flood Laws” means (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Reform Act

7860103.21

of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) related legislation.
“Floor” means three and one-half percent (3.50%) per annum.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
“GAAP” means accounting principles generally accepted in the U.S., consistently applied.
“GBRP” shall mean Gordon Brothers Retail Partners, LLC.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) warranties or indemnities made in trade contracts, asset sale agreements, acquisition agreements, commitment letters, engagement letters and brokerage and deposit agreements in the ordinary course of business, and warranties and indemnities to lenders in any documents evidencing Indebtedness permitted pursuant to Section 6.01 with respect to the guarantor, (ii) any indemnities made in connection with liability of a Person’s directors, officers and employees in their capacities as such as permitted by applicable law, (iii) any contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (iv) any continuing liability of the Company or its Subsidiaries as a lessee under a lease after such lease has been assigned or subleased by such Person.
“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“Guarantors” means each Domestic Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Guaranty is released in accordance herewith.

7860103.21

“Hazardous Material” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is (i) petroleum, petroleum derivative or fraction, or a petroleum by-product, (ii) asbestos or asbestos-containing material, (iii) polychlorinated biphenyls, (iv) ozone depleting substances, (v) radon gas, or (vi) a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §136 et seq.
“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or (b): (a) such Subsidiary and its Subsidiaries accounted for less than (x) two and one-half percent (2.5%) of Total Assets at such date and (y) two and one-half percent (2.5%) of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date, (b) all Immaterial Subsidiaries and their respective Subsidiaries accounted for less than (x) five percent (5.0%) of Total Assets at such date and (y) five percent (5.0%) of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date, and (c) such Subsidiary and its Subsidiaries do not own any Material Intellectual Property; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Guaranty of, or pledged any Collateral as security for, any of the ABL Obligations or Other Secured Debt Obligations (if any) (unless such Guaranty or pledge, as applicable, is released prior to or substantially concurrently with such designation). Each Immaterial Subsidiary as of the date hereof shall be set forth in Schedule 1.01(c), and the Borrower Representative shall update such Schedule from time to time after the date hereof as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower Representative may determine).
“Increased Advance Rate Period” means each period that the Borrower Representative may elect, upon at least thirty (30) days’ prior written notice to the Administrative Agent, in each calendar year, of four consecutive calendar months, which period shall be the same “Increased Advance Rate Period” (as such term is defined in the ABL Credit Agreement) as the Borrower Representative elects for an increase in the advance rate for Inventory under the ABL Credit Agreement; provided, that, there shall be a period of at least three (3) consecutive months between each Increased Advance Rate Period.
“Incur” means issue, assume, guarantee, incur or otherwise be or become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.
“Indebtedness” means, with respect to any Person:
(1)the principal amount of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit, bankers’ acceptances, or similar facilities (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a

7860103.21

liability on the balance sheet of such Person in accordance with GAAP, (iii) obligations accounted for as an operating lease in conformity with GAAP, and (iv) liabilities accrued in the ordinary course of business), (d) in respect of Finance Lease Obligations; and (e) all monetary obligations that qualify as indebtedness on the balance sheet of such Person in accordance with GAAP under any receivables factoring, receivable sales or similar transactions and all attributable indebtedness calculated in accordance with GAAP under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;
(2)to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business; (5) in the case of the Company and the Subsidiaries, (x) all intercompany Indebtedness solely among the Company and the Restricted Subsidiaries made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of the Company and the Subsidiaries; and (6) any Swap Agreement Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Company and the Subsidiaries (as determined in good faith by the board of directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Company and the Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or the Subsidiaries Incurred without violation of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 815 (or any other Accounting Standards Codification or Financial Accounting Standards having a similar result or effect or any successor thereto) to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

7860103.21

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Initial FF&E Availability” means $37,500,000; provided, that, (a) such amount shall be permanently reduced (i) by an amount equal to $7,500,000 commencing on April 18, 2025 and thereafter as of the first day of each calendar quarter by an amount equal to $1,875,000 (and the Delayed Draw Term Loan Commitments shall be reduced by the same amounts as of the date of each such reduction) and (ii) by an amount equal to $30,000 for each Store that is closed after the Closing Date, and (b) in no event shall the amount of Initial FF&E Availability be reduced to an amount less than zero.
“Insolvency Laws” means each of the Bankruptcy Code, as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, by and among the Company, its Subsidiaries and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Payment Date” means (a) the first day of each calendar month and (b) the Maturity Date (it being agreed that if the first day of any calendar month is not a Business Day, the Interest Payment Date shall be extended to the next succeeding Business Day in such month).
“Interest Period” means as to each Term SOFR Rate Loan, (a) initially, the period commencing on the date of funding such Term SOFR Rate Loan and ending on the last day of the calendar month in which such Term SOFR Rate Loan was funded, and (b) thereafter, the period commencing on the first day of each calendar month and ending on the last day of such calendar month; provided, that, no Interest Period shall extend beyond the Maturity Date.

7860103.21

“In-Transit Inventory” means Inventory of a Loan Party which is in transit with a common carrier from vendors or suppliers of the Loan Party.
“Inventory” has the meaning assigned to such term in the Security Agreement.
“Inventory Advance Rate” means fifteen percent (15.0%).
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions, repayments of intercompany Indebtedness pursuant to clauses (a) and (b) of the definition of “Junior Indebtedness”, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.02:
(1)“Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)its “Investment” in such Subsidiary at the time of such redesignation less
(b)the portion (proportionate to its direct or indirect equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and
(2)any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit H.
“Joint Venture” means a corporation, partnership, limited liability company or other entity (excluding any Subsidiary) in which any Person other than a Loan Party or any Restricted Subsidiary holds, directly or indirectly, an equity interest.
“Joint Venture Equity Interests” has the meaning given to such term in Section 3.02.
“Junior Indebtedness” means (a) unsecured Indebtedness for borrowed money (other than intercompany Indebtedness owing to the Company or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount), (b) any Indebtedness which is by its terms subordinated in right of payment or lien priority to the Obligations (other than (x) intercompany Indebtedness owing to the Company or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount, and (y) Other Secured Debt Obligations), and (c) Indebtedness arising from

7860103.21

agreements of a Loan Party or any Subsidiary providing for the adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a Subsidiary.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, the Intercompany Subordination Agreement, each Compliance Certificate, the Fee Letter, any Borrowing Base Certificate, the Term Notes or any other promissory notes issued hereunder, the Consignment Documents and any and all other instruments, agreements, documents and writings executed in connection with the foregoing which the Company and the Administrative Agent agree in writing is a “Loan Document.” Any reference in this Agreement or any other Loan Document to a Loan Document shall include all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, the Borrowers and the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Term Loans and Protective Advances.
“Material Adverse Effect” means any set of circumstances or events which (a) is material and adverse to the business, properties, assets or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) impairs materially the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (d) has a material adverse effect upon the Collateral, or (e) has a material adverse effect upon the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens.
“Material Agreement” means any agreement to which any Loan Party or any Restricted Subsidiary is a party that, if terminated or if breached by any Loan Party or any Restricted Subsidiary, would be reasonably expected to have a Material Adverse Effect.
“Material Intellectual Property” means trademarks, trademark applications, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued

7860103.21

thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; customer lists; license agreements related to any of the foregoing and income therefrom; in each case, (i) which are reasonably necessary in connection with the exercise of any rights or remedies with respect to the Collateral or (ii) the Disposition of which (including, without limitation, by means of a Restricted Payment or an Investment thereof) would otherwise materially adversely affect the Net Orderly Liquidation Value of the Inventory or the amounts that may be realized from other Collateral.
“Maturity Date” means the earliest to occur of (a) September 21, 2027, (b) the date that is ninety-one (91) days prior to the earliest stated maturity date of any Other Secured Debt Loans (if any) or any Refinancing Indebtedness which refinances any Other Secured Debt Loans, and (c) the stated maturity date of the ABL Loans.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means the fee mortgage or deed of trust, security agreement and assignment by the Loan Party owning the Eligible Real Estate encumbered thereby in favor of the Administrative Agent.
“Mortgage Policy” has the meaning set forth in the definition of the term Eligible Real Estate.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the monthly orderly liquidation value thereof as determined in an Acceptable Appraisal thereof, net of all costs of liquidation thereof.
“Net Proceeds” means,
(a)with respect to any Disposition (but not including as a result of a Casualty), an amount equal to (i) the cash proceeds at any time received in respect of such Disposition, minus (ii) any reasonable direct costs incurred in connection with such Disposition required to be paid to third parties (other than Affiliates), including (A) Taxes (including transfer Taxes, deed or recording Taxes and repatriation Taxes or any withholding or deduction) paid (or reasonably estimated to be payable) in connection with such Disposition during the Tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and any interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by any Loan Party in connection with such Disposition to the extent required by GAAP, provided, that, such amount with respect to reserves shall be paid to Administrative Agent as a prepayment of the applicable Obligations in accordance with Section 2.11 of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve;
(b)with respect to any Casualty, (i) the cash proceeds received in respect of such event including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when

7860103.21

received and (B) insurance proceeds, minus (ii) the sum of (A) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (B) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Obligations or ABL Obligations) that is secured by a Lien in such asset that is not Collateral or is senior to the Liens securing the Secured Obligations or, other than with respect to assets that are Collateral in which the Administrative Agent has a first priority Lien, otherwise subject to mandatory prepayment as a result of such event and (C) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative), provided, that, such amount with respect to reserves shall be paid to Administrative Agent as a prepayment of the applicable Obligations in accordance with Section 2.11 of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve;
(c)with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.
“New FF&E Availability” means, subject to the terms below, the amount equal to $30,000 multiplied by each Store opened to the public and operating in the ordinary course after the Closing Date; provided, that, as to each such Store each of the following conditions is satisfied:
(a)such amount for any such Store shall only be included in the New FF&E Availability on the first day of the fiscal quarter after such Store is opened to the public and operating in the ordinary course to the extent that the FF&E at such location constitutes Eligible FF&E and the Administrative Agent shall have received such evidence thereof as it may require in its Permitted Discretion;
(b)such FF&E shall be of a type, quality and quantity in any such Store that is generally consistent with the FF&E in the majority of the Stores of the Loan Parties in the determination of Administrative Agent in its Permitted Discretion;
(c)such FF&E shall be Eligible FF&E and the Administrative Agent shall have received such evidence thereof as it may require in its Permitted Discretion; and
(d)after giving effect to the addition of the FF&E at such Store to the FF&E Availability, there shall not be FF&E included in the FF&E Availability for more than 1,250 Stores;
Provided, that, as of the first day of the fiscal quarter after such Eligible FF&E is added to the New FF&E Availability and on the first day of each fiscal quarter thereafter, the amount of the New FF&E Availability based on such Eligible FF&E shall be permanently reduced by an amount equal to (i) the initial amount of the New FF&E Availability based on such Eligible FF&E, divided by (ii) twenty (20), except that if such Eligible FF&E is added to the New FF&E Availability prior to the first day of the first fiscal quarter after the first anniversary of the Closing Date, the New FF&E Availability shall not be

7860103.21

reduced until such first day and the amount of the reduction on such day shall be equal to (A) the initial amount of the new FF&E Availability divided by twenty (20) multiplied (B) by the number of fiscal quarters in which such Eligible FF&E has been included in the New FF&E Availability prior to such first day.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Obligated Party” has the meaning set forth in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans to the Borrowers, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding), whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding under any Insolvency Laws.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).
“Other Secured Debt Agent” means the administrative agent or collateral agent under any Other Secured Debt Loan Agreement, and any successor or permitted assign thereof (or any Person acting in an analogous role).
“Other Secured Debt Documents” has the meaning given to such term in Section 6.01(b).
“Other Secured Debt Loan Agreement” has the meaning given to such term in Section 6.01(b).
“Other Secured Debt Loans” means the “Loans” (or any analogous term) as defined in any Other Secured Debt Loan Agreement.
“Other Secured Debt Obligations” means the “Obligations” (or any analogous term) as defined in any Other Secured Debt Loan Agreement.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overadvance” has the meaning assigned to such term in Section 5.16.

7860103.21

“PACA” means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that:
(a)no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment;
(b)immediately after giving effect to such transaction or payment, one of the following tests shall be satisfied:
(i)(1) ABL Excess Availability for the thirty (30) consecutive day period immediately preceding such specified transaction or payment shall not have been less than the greater of $112,500,000 (as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date) and fifteen percent (15.0%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), and (2) ABL Excess Availability on the date of such specified transaction or payment shall not be less than the greater of such amounts; or
(ii)(1) no ABL Loans shall have been outstanding for the thirty (30) consecutive day period immediately preceding such specified transaction or payment, and (2) such transaction or payment is to be funded solely with cash on hand; and
(c) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative, including an updated ABL Borrowing Base Certificate and updated Borrowing Base Certificate, certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby; provided that no such certificate shall be required for any transaction made in reliance on the Payment Conditions with a value of less than $11,250,000.
“Payment Office” means initially 101 Huntington Avenue, Suite 1100, Boston Massachusetts 02199, reference Big Lots Stores, LLC; thereafter, such other office of the Administrative Agent, if any, which it may designate by written notice to the Borrower Representative and to each Lender to be the Payment Office.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by the Company or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:
(a)if a Loan Party is acquiring the ownership interests in a Domestic Subsidiary (other than an Excluded Subsidiary), such Person shall execute a Joinder Agreement and such other documents required by Section 5.14 and join this Agreement as a Borrower or Guarantor pursuant to Section 5.14;

7860103.21

(b)the board of directors or other equivalent governing body of such Person shall have approved such Acquisition and the Loan Parties also shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Acquisition;
(c)each applicable Governmental Authority shall have approved such Acquisition to the extent necessary to consummate such Acquisition and the Loan Parties shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of such Governmental Authority or such Acquisition;
(d)the business, division, product line or line of business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be engaged in a business otherwise permitted to be engaged in by a Loan Party under this Agreement;
(e)as of the date of the execution of the definitive acquisition agreement, no Default exists, will exist, or would result therefrom;
(f)excluding Acquisitions with respect to which the Consideration less than $56,250,000, the Loan Parties shall deliver to the Administrative Agent at least five (5) days before (or such shorter timeframe as may be agreed to by the Administrative Agent in its sole discretion) such Acquisition (i) notice of such Acquisition and (ii) copies of (x) any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Acquisition, (y) such other information about such Person or its assets as the Administrative Agent or any Lender may reasonably require;
(g)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U; and
(h)either (i) the Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition or (ii) the aggregate Consideration for all such Permitted Acquisitions in reliance on this sub-clause (ii) does not exceed $45,000,000 after the Closing Date.
“Permitted Discretion” shall mean, with reference to the Administrative Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how a secured asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.
“Permitted Investments” means:
(1)any Investment in the Company or any Restricted Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this Clause (1) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investments) $30,000,000 during the term of this Agreement; provided that, on and after the date that the amount of such Investments (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investments) equal or exceed $30,000,000, the Loan Parties may make such additional Investments in Restricted Subsidiaries that are not the Loan Parties, so long as on the date of any such Investment and after giving effect thereto, each of the following conditions is satisfied: (A) no Default or Event of Default exists or has occurred and is continuing, (B) the amount of the ABL Excess

7860103.21

Availability is not less than forty percent (40%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), (C) there is no Overadvance, (D) such Investment is made on or after the second anniversary of the Closing Date, (E) the ratio of the Aggregate Term Loan Exposure to the Term Loan Borrowing Base is not more than sixty percent (60%), and (E) the aggregate amount of such additional Investments (when combined with additional Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investments) in excess of such $30,000,000 limitation set forth above shall not exceed $30,000,000 during the term of this Agreement; provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of (A) assets constituting ABL Priority Collateral of the type eligible to be included in the ABL Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate to the Administrative Agent and (B) assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent, in each case under clause (A) or (B) giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;
(2)any Investment in (A) cash, (B) Cash Equivalents, (C) short term tax-exempt securities rated not lower than BBB by S&P, Baa2 by Moody’s or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less; (D) investments in other readily marketable securities (excluding any equity or equity-linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody’s, A1 or A2 by S&P or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody’s, A by S&P or an equivalent rating by Fitch would qualify under this sub-clause (vii), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Loan Parties); and (E) in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (B) through (D) above that are available in local markets;
(3)any Permitted Acquisition; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (or do not merge into a Loan Party in connection with such transaction) in reliance on this Clause (3) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investments) $30,000,000 during the term of this Agreement; provided that, on and after the date that the amount of such Investments (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investments) equal or exceed $30,000,000, Loan Parties may make such additional Investments in Restricted Subsidiaries that are not Loan Parties, so long as on the date of any such Investment and after giving effect thereto, each of the following conditions is satisfied: (A) no Default or Event of Default exists or has occurred and is continuing, (B) the amount of the ABL Excess Availability is not less than forty percent (40%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), (C) there is no Overadvance, (D) such Investment is made on or after the second anniversary of the Closing Date, (E) the ratio of the Aggregate Term Loan Exposure to the Term Loan Borrowing Base is not more than sixty percent (60%), and (E) the aggregate amount of such additional Investments (when combined with additional Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investments) in excess of such $30,000,000 limitation set forth above shall not exceed $30,000,000 during the term of this Agreement; provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of (A) assets constituting ABL Priority Collateral

7860103.21

of the type eligible to be included in the ABL Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate to the Administrative Agent and (B) assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent, in each case under clause (A) or (B) giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;
(4)any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with any disposition of assets permitted by Section 6.04;
(5)any Investment existing on the date hereof or an Investment consisting of any extension, modification or renewal of any Investment existing on the date hereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date hereof to the extent set forth Schedule 6.02 or (y) as otherwise permitted under this Agreement;
(6)loans and advances to officers, directors, employees or consultants of the Company or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $11,250,000 at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;
(7)any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of the Company or any Restricted Subsidiary;
(8)any Investment acquired by the Company or any Subsidiary in the settlement of overdue Indebtedness and accounts payable owed to a Loan Party or a Subsidiary in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Loan Parties or their Subsidiaries;
(9)Swap Agreement Obligations permitted under Section 6.01(j);
(10)additional Investments by the Company or any Restricted Subsidiary with cash or Cash Equivalents having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $30,000,000; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Loan Party;
(11)[Reserved];

7860103.21

(12)Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock);
(13)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.05 (except transactions described in clauses (a), (b), (c), (e), (f), (g), (i) or (m) of Section 6.05);
(14)guarantees issued in accordance with Section 6.01, including, without limitation, any guarantee or other obligation issued or incurred under this Agreement in connection with any letter of credit issued for the account of the Company or any of its Restricted Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);
(15)Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of in-bound intellectual property (including, without limitation, Investments made in connection with a Similar Business), in each case, in the ordinary course of business;
(16)[Reserved];
(17)[Reserved];
(18)Investments of a Restricted Subsidiary acquired after the date hereof or of an entity merged into, amalgamated with, or consolidated with a Loan Party or a Restricted Subsidiary in a transaction that is not prohibited by Section 6.08 after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
(20)advances in the form of a prepayment of expenses in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;
(21)Investments with cash or Cash Equivalents in Joint Ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed (x) $30,000,000 during the term of this Agreement, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate amount of Investments made by the Loan Parties in reliance on this Clause (21) shall not exceed (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investments) $30,000,000 during the term of this Agreement; provided that, on and after the date that the amount of such Investments (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investments) equal or exceed $30,000,000, Loan Parties may make such additional Investments in Restricted Subsidiaries that are not the Loan Parties, so long as on the date of any such Investment and after giving effect thereto, each of the following conditions is satisfied: (A) no Default or Event of

7860103.21

Default exists or has occurred and is continuing, (B) the amount of the ABL Excess Availability is not less than forty percent (40%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), (C) there is no Overadvance, (D) such Investment is made on or after the second anniversary of the Closing Date, (E) the ratio of the Aggregate Term Loan Exposure to the Term Loan Borrowing Base is not more than sixty percent (60%), and (E) the aggregate amount of such additional Investments (when combined with additional Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investments) in excess of such $30,000,000 limitation set forth above shall not exceed $30,000,000 during the term of this Agreement; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Loan Party; provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of (A) assets constituting ABL Priority Collateral of the type eligible to be included in the ABL Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate to the Administrative Agent and (B) assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent, in each case under clause (A) or (B) giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;
(22)any Investment in any Subsidiary of the Company or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the aggregate amount of Investments made by the Loan Parties in Subsidiaries or joint ventures that are not the Loan Parties in reliance on this Clause (22) shall not exceed (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investment) $30,000,000 during the term of this Agreement; provided that, on and after the date that the amount of such Investments (when combined with Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investments) equal or exceed $30,000,000, Loan Parties may make such additional Investments in Restricted Subsidiaries that are not Loan Parties, so long as on the date of any such Investment and after giving effect thereto, each of the following conditions is satisfied: (A) no Default or Event of Default exists or has occurred and is continuing, (B) the amount of the ABL Excess Availability is not less than forty percent (40%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), (C) there is no Overadvance, (D) such Investment is made on or after the second anniversary of the Closing Date, (E) the ratio of the Aggregate Term Loan Exposure to the Term Loan Borrowing Base is not more than sixty percent (60%), and (E) the aggregate amount of such additional Investments (when combined with additional Investments made by the Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) the Loan Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investments) in excess of such $30,000,000 limitation set forth above shall not exceed $30,000,000 during the term of this Agreement; provided, further that, if any Investment pursuant to this clause (22) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Loan Party; provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of (A) assets constituting ABL Priority Collateral of the type eligible to be included in the ABL Borrowing Base

7860103.21

that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate to the Administrative Agent and (B) assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent, in each case under clause (A) or (B) giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;
(23)trade credit extended on usual and customary terms in the ordinary course of business;
(24)Guarantees of any Loan Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
(25)subject to Pro Forma Compliance with the Payment Conditions, any other Investments with cash or Cash Equivalents.
“Permitted Liens” means, with respect to any Person:
(1)pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment or employment insurance laws, old age pensions or similar legislation or programs, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (1))) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or payments of rent, in each case Incurred in the ordinary course of business;
(2)(a) Liens imposed by law and landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, or other like Liens, (b) Liens of customs brokers, freight forwarders and common carriers, (c) [reserved], and (d) statutory and common law Liens of landlords, in each case securing obligations that are not overdue by more than forty-five (45) days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)Liens for Taxes not yet overdue by more than forty-five (45) days (or, with respect to real estate Taxes, any longer period before delinquency), or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto have been provided in accordance with GAAP;
(4)deposits or escrows to secure performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations (other than Indebtedness for borrowed money (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (4))) issued pursuant to the request of and for the account of any Person in the ordinary course of business;
(5)any state of facts as shown by any professional survey or physical inspection of any owned or leased real property, minor encumbrances, minor encroachments, trackage rights, special and

7860103.21

supplemental assessments, easements or reservations of, or rights of others for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, communication towers, other utilities and other similar purposes, servicing agreements, development agreements, site plan agreements, land use and air rights agreements, reservations, restrictions and leases for mineral and water rights, all title exceptions, exclusions and encumbrances in existence with respect to all owned or leased real property as of the date of this Agreement at the time of acquisition of any interest in real property acquired after the date of this Agreement and in existence at the time of such acquisition, and other similar liens, charges and encumbrances incurred in the ordinary course of business, or title defects or irregularities that are of a minor nature or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and in each case which do not in the aggregate with respect to any particular real property materially adversely affect the value of said properties and materially impair their use in the operation of the business of such Person as of the date of this Agreement or the date of any future acquisition as the case may be;
(6)Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted to be Incurred pursuant to Section 6.01;
(A)Liens on the Collateral created under the ABL Loan Documents which Liens shall be subject to terms and conditions set forth in the ABL Intercreditor Agreement;
(B)Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (d) or (m) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 6.01; provided that, in the case of clause (m) any Lien on the Collateral in reliance on this clause (6)(C) shall be junior to the Liens on the Collateral securing the Obligations pursuant to any Acceptable Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to Collateral;
(C)[Reserved];
(D)Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;
(7)any Lien existing on the date of this Agreement and described on Schedule 6.07, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien (except pursuant to the terms of the agreements governing such Lien as in effect on the date of this Agreement);
(8)Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(9)Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further,

7860103.21

however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(10)[Reserved];
(11)Liens on not more than $22,500,000 of deposits securing Swap Agreement Obligations which were not incurred in violation of this Agreement;
(12)[Reserved];
(13)leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries, and all Liens created or purported to be created by any lessee, sublessee, licensee or sublicensee of any Loan Parties in violation of any applicable lease, sublease, licensee or sublicensee, without the express permission of such Loan Parties;
(14)Liens arising from UCC financing statement filings regarding operating leases or other obligations not constituting Indebtedness (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (14));
(15)Liens in favor of any Loan Party (other than Liens on any assets of a Loan Party or any Subsidiary thereof, unless the Indebtedness or other obligations secured by such Lien are subordinated in right of payment and any such Liens are subordinate to the Liens of the Administrative Agent and otherwise subject to the terms and conditions of a subordination agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion);
(16)[Reserved];
(17)pledges and deposits made in the ordinary course of business to secure liability to insurance carriers;
(18)Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)(a) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, in all such cases, not interfering in any material respect with the business of the Company and the Subsidiaries, taken as a whole and (b) and Liens on real property which is not owned but is leased or subleased by the Company or any Restricted Subsidiary;
(20)Liens to secure any refinancing, future advance, increase, cross-collateralization, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses 6(C), (7), (8), (9), (11), and (35) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the

7860103.21

Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) described under clauses 6(C), (7), (8), (9), (11) and (35) of this definition at the time the original Lien became a Permitted Lien under this Agreement and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to Liens securing the Obligations that the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8) or (9), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;
(21)[Reserved];
(22)judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or in connection with a Similar Business;
(24)Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(25)Liens in favor of credit card issuers or credit card processors pursuant to agreements therewith;
(26)any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Joint Venture or similar arrangement securing obligations of such Joint Venture or pursuant to any joint venture agreement or similar agreement;
(27)any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;
(28)Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(29)Liens that are contractual rights of set-off relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including with respect to credit card charge-backs and similar obligations;
(30)Liens disclosed by the title reports, commitments or title insurance policies delivered pursuant hereto or pursuant to (a) an Other Secured Debt Loan Agreement (if any), and, in each case, any replacement, modification, date down, extension or renewal of any such Lien; provided that such

7860103.21

replacement, modification, date down, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, modification, date down, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, modification, date down, extension or renewal Lien are permitted as security for Other Secured Debt Obligations under this Agreement; and (b) the acquisition of any interest of any Loan Party in real property acquired after the date of this Agreement and in existence at the time of such acquisition (and not created or suffered expressly in anticipation of such acquisition);
(31)Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;
(32)in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;
(33)agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable arising from inventory consigned by the Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(34)Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(35)Liens on the Collateral securing any Other Secured Debt Obligations (if any) and the related Guarantees, which Liens shall have the priority set forth in the applicable Acceptable Intercreditor Agreement;
(36)Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (e) of the definition thereof;
(37)Liens upon real or personal property, including any attachment thereof, prior to adjudication of a dispute on the merits;
(38)[reserved];
(39)Liens in favor of landlords on leasehold improvements financed by allowances or advances provided by such landlords pursuant to lease arrangements;
(40)Liens on proceeds in an aggregate amount not to exceed $11,250,000 at any one time outstanding granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds;
(41)Liens securing other obligations of the Loan Parties and their Restricted Subsidiaries in an aggregate amount not to exceed $45,000,000 at any one time outstanding; provided, that, to the extent that any Collateral is subject to such Liens, such Liens shall be subordinate to the Liens of Administrative Agent and subject to an Acceptable Intercreditor Agreement;
(42)Liens in favor of GBRP on consigned merchandise and the proceeds thereof arising under the Consignment Agreement; and

7860103.21

(43)Liens created in connection with any Sale/Leaseback Transaction permitted by Section 6.04.
“Permitted Store Closings” means subject to the terms of the Fee Letter, (a) Store closures and related disposition of Inventory and FF&E located at such affected Stores, at arm’s length, in a net amount (taking into account new store openings after the Closing Date) of no more than one hundred fifty (150) Stores during the term of this Agreement and (b) if applicable, the movement of the related Inventory to another Store location of the Loan Parties (or with the consent of the Administrative Agent in its Permitted Discretion to a distribution center) for future sale in the ordinary course of business or if the FF&E or Inventory is disposed of, if requested by the Administrative Agent, such disposition shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent, provided, that, (i) with respect to a Disposition (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the ABL Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate and Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Disposition and demonstrating pro forma compliance with Section 6.12 and (ii) with respect to a Disposition (in a single transaction or a series of related transactions) consisting of assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Disposition and demonstrating pro forma compliance with Section 6.12.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR §2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Prepayment Fee” means the Early Termination Fee as such term is defined in the Fee Letter.
“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent or any Lender in connection herewith (which shall be prepared by the Company in good faith (subject to the approval of the Administrative Agent, not to be unreasonably withheld)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable

7860103.21

measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period) and, to the extent pro forma financial statements are required to be prepared by the Company under Regulation S-X of the Securities Act of 1933 (“Reg. S-X”) reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by the Company under Reg. S-X.
“Progressive Leasing” means Prog Finance, LLC (or any successor thereto or assignee thereof).
“Progressive Leasing Documents” means that certain Amended and Restated Merchant Agreement dated as of March 27, 2014, between Big Lots Stores, LLC and Progressive Leasing and any other documents delivered in connection therewith, as the same may be amended, modified supplemented or restated from time to time.
“Projections” has the meaning assigned to such term in Section 3.06(b).
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.
“QFC” has the meaning set forth in Section 9.29.
“QFC Credit Support” has the meaning set forth in Section 9.29.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate” means all leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party or any Restricted Subsidiary, as the context may require, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Real Estate Availability” means, at any time, the amount equal to the lesser of eighty percent (80%) of (a) the Appraised Value of the Eligible Real Estate as such Appraised Value is identified in the most recent Acceptable Appraisal of the Eligible Real Estate at such time or (b) $9,992,802.
“Realty Reserves” means such Reserves as the Administrative Agent from time to time determines, in each case, in the Administrative Agent’s Permitted Discretion, as being appropriate to reasonably mitigate any material impediments to the Administrative Agent’s ability to realize upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, but are not limited to, Reserves for (a) municipal taxes and assessments, (b) repairs (which may be those identified as required in a current third party property condition assessment report), (c) remediation of title defects, and (d) Indebtedness secured by Liens on Eligible Real Estate having priority over the Lien of the Administrative Agent.

7860103.21

“Reborrowed Loans” has the meaning assigned to such term in Section 2.01(b)(iii).
“Recipient” means, as applicable, (a) the Administrative Agent, and (b) any Lender, or any combination thereof (as the context requires).
“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the Environment.
“Relevant Entity” means (a) each Loan Party and each Subsidiary of any Loan Party, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Plan” has the meaning set forth in Section 9.04(e).
“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory, Equipment or FF&E subject to Liens arising by operation of law is located and, at all times after the ninetieth (90th) day after the Closing Date (subject to the extension under Section 5.18), no Collateral Access Agreement for such location has been obtained, a reserve equal to two (2) months’ rent at such store, warehouse distribution center, regional distribution center or depot.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Reportable Compliance Event” means that any Relevant Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Required Lenders” means, at any time, the Lenders (other than Defaulting Lenders) having Term Loan Exposure and unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Term Loan Exposure and unused Commitments at such time.

7860103.21

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, without duplication of any other Reserves or any ABL Reserves (to the extent provided below, including but not limited to ABL Rent Reserves for any location where any Term Loan Priority Collateral is located) or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, (i) to reflect impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral of the type eligible to be included in the Borrowing Base, or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, Equipment Reserves, Realty Reserves, reserves for loyalty programs, reserves for outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for deferred, unpaid rent obligations with respect to the Loan Parties’ leases of real property to the extent the applicable Loan Party and Landlord have not entered into a written agreement providing for a payment plan for, or waiver of, such deferred rent obligations, reserves for dilution of Credit Card Accounts, reserves for layaway deposits, reserves for payables to vendors entitled to the benefits of PACA or any similar statute or regulation, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, reserves for outstanding taxes, fees, assessments, and other governmental charges, reserves to reflect that the orderly liquidation value of the Equipment or the fair market value of the Real Estate as set forth in the most recent Acceptable Appraisals received by Administrative Agent with respect thereto has declined so that the amount of the Equipment Availability or Real Estate Availability at such time, as the case may be, is greater than the amount equal to such percentage with respect to the appraised values that were used in establishing the original Equipment Availability or Real Estate Availability multiplied by the applicable amounts set forth in the most recent appraisals. Reserves shall not include amounts in the ABL Reserves to the extent that the ABL Reserves address the same matter or circumstance.
The Administrative Agent may, in its Permitted Discretion and with no less than five (5) Business Days’ prior written notice to the Borrower Representative (other than if it is during a Dominion Period or if a Default or Event of Default exists or has occurred and is continuing, in which case notice shall not be required, or if after giving effect thereto, there would be a Dominion Period, in which case only prior written notice shall be required), adjust Reserves; provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will discuss such Reserves with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves; provided, that no Borrowings shall be permitted against the newly proposed amounts of Reserves pursuant to such adjustments during any such five (5) Business Day period.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

7860103.21

“Responsible Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any other executive officer, including any Executive Vice President or Senior Vice President of such Loan Party, any Vice President of any Restricted Subsidiary of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, and such other individuals, designated by written notice to the Administrative Agent from the Borrower Representative, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower Representative may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.
“Refinancing Indebtedness” has the meaning specified in Section 6.01(n).
“Restricted Investment” means any Investment that is not a Permitted Investment.
“Restricted Payments” has the meaning specified in Section 6.02(a).
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Company. Each Loan Party (other than the Company) shall constitute a Restricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by a Loan Party or a Restricted Subsidiary whereby such Loan Party or Restricted Subsidiary transfers such property to a Person and such Loan Party or Restricted Subsidiary leases it from such Person, other than leases between any Loan Party and a Restricted Subsidiary or between Restricted Subsidiaries.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, or (b) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, export controls or anti-boycott measures administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission of the U.S.

7860103.21

“Secured Obligations” means all Obligations, together with all obligations under the Consignment Agreements or any credit line for inventory purchases or in respect of other services provided by or on behalf of any Affiliate of Administrative Agent to or for the benefit of any Loan Party; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Secured Obligations of such Loan Party.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) any other Person to whom Secured Obligations are owing and (d) the successors and assigns of each of the foregoing.
“Security Agreement” means that certain Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Similar Business” has the meaning specified in Section 6.06.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Statements” has the meaning given to such term in Section 3.06(a).
“Store” means any retail store operated, or to be operated, by any Loan Party.

7860103.21

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Subsidiary Borrowers” means, collectively (a) each Domestic Subsidiary of the Company that is a party to this Agreement as a “Borrower” on the date hereof and (b) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” after the date hereof pursuant to Section 5.14, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.
“Subsidiary Equity Interests” has the meaning specified in Section 3.02.
“Supported QFC” has the meaning set forth in Section 9.29.
“Supply Chain Financing Agreement” means the Amended and Restated Master Services Agreement, dated as of September 1, 2023, by and between Big Lots Stores, LLC (formerly known as Big Lots Stores, Inc.) and PrimeRevenue, Inc. as amended and in effect on the Closing Date and as may be further amended in accordance with the terms of this Agreement, and the other documents executed in connection therewith.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with an ABL Lender or an Affiliate thereof, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

7860103.21

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a Loan made pursuant to Section 2.01.
“Term Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Term Loans at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
“Term Loan Exposure Limitation” means, as of any date, the lesser of the Borrowing Base or the Aggregate Commitments on such date.
“Term Loan Priority Collateral” means “Term Priority Collateral” as such term is defined in the ABL Intercreditor Agreement.
“Term Loan Push-Down Reserve” an ABL Reserve maintained against the ABL Borrowing Base in an amount equal to the amount by which (if any) (a) the Aggregate Term Loan Exposure exceeds (b) the Term Loan Exposure Limitation.
“Term Notes” means, collectively, (a) the Closing Date Term Loan Notes and (b) the Delayed Draw Term Notes.
“Term Pro Rata Percentage” means, as of any date of determination, the percentage obtained by dividing (a) the Aggregate Term Loan Exposure (other than Excess Term Obligations) as of such date by (b) the sum of the ABL Obligations (other than Excess ABL Obligations) and the Aggregate Term Loan Exposure (other than Excess Term Obligations) as of such date.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, for any calculation with respect to a Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of each calendar month as such rate is published by the Term SOFR Administrator; provided, that, (i) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day. If the Term SOFR Rate, determined as provided above, would be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor. The Term SOFR Rate shall be adjusted automatically without notice to any Loan Party on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.

7860103.21

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, as of any date of determination, the most recently completed four (4) fiscal quarters of the Loan Parties ended on or prior to such time (taken as one accounting period) for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent.
“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any acquisition or Disposition of a Person or assets that may have occurred on or after the last day of such fiscal quarter.
“Trade Date” has the meaning set forth in Section 9.04(e).
“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and (b) the execution, delivery and performance by the Loan Parties of First Amendment to the ABL Credit Agreement and all related ABL Loan Documents.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Alternate Base Rate or (b) Term SOFR Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Ohio or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Subsidiary” means:
(1)any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2)any Subsidiary of an Unrestricted Subsidiary.
The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary by written notice to the Administrative Agent unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its

7860103.21

Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries unless otherwise permitted under Section 6.02; provided, further, however, that either:
(a)the Subsidiary to be so designated has total consolidated assets of $2,250 or less; or
(b)if such Subsidiary has consolidated assets greater than $2,250, then such designation would be permitted under Section 6.02.
Notwithstanding the foregoing, no Unrestricted Subsidiary may own any Material Intellectual Property without the consent of the Administrative Agent.
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by written notice to the Administrative Agent; provided, however, that immediately after giving effect to such designation, the Company shall be in Pro Forma Compliance with the Payment Conditions.
In no event may any Subsidiary that is a “Restricted Subsidiary” (or an analogous concept) under any ABL Loan Documents or an Other Secured Debt Loan Agreement be designated an Unrestricted Subsidiary (unless such Subsidiary is designated an “Unrestricted Subsidiary” under the ABL Loan Documents and an Other Secured Debt Loan Agreement prior or substantially concurrently with such designation). As of the date hereof, no entity is an Unrestricted Subsidiary.
“U.S.” means the United States of America.
“U.S. Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“U.S. Dollar” or “$” means the lawful money of the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.29.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Weekly BBC Reporting Period” means any period (i) commencing at any time when ABL Excess Availability shall be less than the greater of (x) $90,000,000 (as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date), and

7860103.21

(y) twenty percent (20.0%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve)in either case, for a period of five (5) consecutive Business Days and (ii) ending when ABL Excess Availability shall have been greater than or equal to the greater of (x) $90,000,000 (as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date) and (y) twenty percent (20.0%) of the ABL Maximum Credit Amount (calculated without giving effect to the Term Loan Push-Down Reserve), in either case, for a period of thirty (30) consecutive Business Days; provided however that, upon the end of any Weekly BBC Reporting Period, the Borrowers shall immediately be deemed to have commenced a reporting on a monthly basis in accordance with Section 5.01(e).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Requirements of Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type.
SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments,

7860103.21

restatements, supplements or modifications set forth herein or in the other Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations or Secured Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest (including any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case) constituting Obligations or Secured Obligations, as applicable, (ii) the payment in full in cash of all other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any such amounts which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), or in the case of any other contingent Secured Obligations, including indemnification obligations, for which a claim or demand for payment has been made (but not any unasserted contingent indemnification Obligations), providing cash collateral, and at any time an Event of Default has occurred and is continuing, in the case of a claim or demand that is reasonably anticipated to be made for which a Secured Party is entitled to indemnification by any Loan Party, providing cash collateral in an amount not to exceed $300,000, provided, that, to the extent no claim or demand with respect there to made within one hundred twenty (120) days after the date of the payment of the Obligations, such amount shall be returned to Borrower Representative and (iii) the termination of the Commitments and the financing arrangements provided by the Administrative Agent and the Lenders under the Loan Documents.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs (a) any change in GAAP or in the application thereof on the operation of any provision hereof or (b) any change in the historical accounting practices, systems or reserves relating to the components of the Borrowing Base that is adverse to the Lenders in any material respect, and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change, then the provisions herein shall be interpreted on the basis of GAAP as in effect and applied, or based on the historical accounting practices, systems or reserves in effect, in each case, immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or

7860103.21

any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect or any successor thereto) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05 Benchmark Replacement Notification. Section 2.14(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
SECTION 1.06 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness, in each case, to the extent set forth in the applicable subordination agreement. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness, in each case, to the extent set forth in the applicable subordination agreement.
SECTION 1.07 [Reserved].
SECTION 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.

THE CREDITS
SECTION 2.01 Commitments.
(a)Closing Date Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Closing Date Term Loan denominated in U.S. Dollars to the Borrowers on the Closing Date in a principal amount up to the Closing Date Term Loan Commitment of such Lender. The proceeds of the Closing Date Term Loans on the Closing Date shall be disbursed on the Closing Date as

7860103.21

provided in Section 5.10. The Closing Date Term Loan Commitment of each Lender will terminate in full upon the making of such Loan by such Lender on the Closing Date. The Closing Date Term Loans are not a revolving credit facility and any amounts paid or prepaid in respect of the Closing Date Term Loans may not be reborrowed, except to the extent provided in Section 2.01(b)(iii) below.
(b)Delayed Draw Term Loans.
(i)Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Delayed Draw Term Loan denominated in U.S. Dollars to the Borrowers at any time on or before the Delayed Draw Commitment Termination Date in a principal amount up to the Applicable Percentage of such Lender of the Delayed Draw Term Loans requested at such time at the time such Delayed Draw Term Loans are made; provided, that, the aggregate amount of all Delayed Draw Term Loans by each Lender shall not exceed the Delayed Draw Term Loan Commitment of such Lender (as in effect immediately prior to the making of the initial Delayed Draw Term Loans, except as otherwise provided in Section 2.01(b)(iii) below). Each Delayed Draw Term Loan shall be available to the Borrowers from and after the Closing Date until the Delayed Draw Commitment Termination Date, subject to the satisfaction of the conditions set forth in Section 4.02 and the following conditions:
(A)the Administrative Agent shall have received the request of the Borrower Representative for such Delayed Draw Term Loan not less than seven (7) calendar days prior to the date of the funding of such Delayed Draw Term Loan (or such shorter notice period as the Administrative Agent may agree);
(B)as of the date of each Delayed Draw Term Loan, no Default or Event of Default shall exist or have occurred and be continuing;
(C)the Administrative Agent shall have received the information set forth on Schedule 5.01(e) as of the week ended immediately prior to the proposed Funding Date in the same form as such information is included in a Borrowing Base Certificate not less than the two (2) Business Days prior to the proposed funding date of each Delayed Draw Term Loan;
(D)as of the date of each Delayed Draw Term Loan, the aggregate amount of the then outstanding Closing Date Term Loans plus the Delayed Draw Term Loans shall not exceed the Term Loan Exposure Limitation;
(E)the aggregate principal amount of all of the Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments (as in effect immediately prior to the making of the initial Delayed Draw Term Loans, but subject to such amounts as may be reborrowed as Delayed Draw Term Loans pursuant to Section 2.01(b)(iii) below); and
(F)there shall be no more than ten (10) Delayed Draw Term Loans during the term of this Agreement (or such other number as Administrative Agent may hereafter agree) and no more than one Delayed Draw Term Loan in any 14-day period.
(ii)The Delayed Draw Term Loan Commitment of each Lender will be reduced by the amount of each Delayed Draw Term Loan by such Lender upon the making of such Delayed Draw Term Loan by such Lender, except to the extent provided for in Section 2.01(b)(iii). The Delayed Draw Term Loans shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.

7860103.21

(iii)The Delayed Draw Term Loans are not a revolving credit facility and may not be repaid and redrawn and any Delayed Draw Term Loans repaid hereunder are not available for reborrowing, except, that, to the extent that each Lender shall have received a payment of principal of either a Closing Date Term Loan or a Delayed Draw Term Loan previously made by it and no Default or Event of Default exists or has occurred and is continuing, following the date of the receipt of such payment and its application to the repayment of the Closing Date Term Loan or Delayed Draw Term Loan, as applicable, the Borrowers may reborrow as Delayed Draw Term Loans (the “Reborrowed Loans”), the amount of the Closing Date Term Loans and Delayed Draw Terms Loans that have previously been repaid in an aggregate principal amount for all such Reborrowed Loans that are made pursuant to this Section 2.01(h)(iii) up to $25,000,000 at any time outstanding (and the Delayed Draw Term Loan Commitments of the Lenders shall not be reduced to the extent of the making of Delayed Draw Term Loans based on amounts thereof previously repaid pursuant to this clause (iii)), provided, that, as to any such Delayed Draw Term Loans to be reborrowed;
(A)each of the conditions to the making of any Delayed Draw Term Loans constituting Reborrowed Loan provided herein, including this Section 2.01(b) and Section 4.02, shall be satisfied with respect to such Delayed Draw Term Loan;
(B)the request for a Reborrowed Loan that is made pursuant to the terms of this clause (iii) and the date of the funding of such Reborrowed Loan shall be on or before the date that is the six-month anniversary of the date of the receipt by the Administrative Agent of the repayment of the applicable Reborrowed Loan or the Closing Date Term Loans that is the basis for such Reborrowed Loan (and such request shall specify the date and amount of the repayment that is the basis for such request);
(C)no Reborrowed Loan that is made pursuant to the terms of this clause (iii) shall be repaid prior to the date that is sixty (60) days from the date such Reborrowed Loan is made (but without limitation of the obligation to make any mandatory payments or payments upon any an Event of Default or after any acceleration of any of the Obligations or the Maturity Date or otherwise upon the demand of the Administrative Agent in accordance with the terms hereof); and
(D)any principal payments in respect of the Term Loans shall only be applied to repayment of the Reborrowed Loans one time in any eleven (11) full calendar months as directed by the Borrowers and the Borrowers shall notify the Administrative Agent of any payment that is to be so applied at the time such principal payment is made.
SECTION 2.02 Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.
(b)All Borrowings shall be denominated in U.S. Dollars. Subject to Section 2.14, each Borrowing shall be comprised entirely of Term SOFR Rate Loans. Each Lender at its option (or the Administrative Agent, in the case of a Protective Advance) may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender (or the Administrative Agent, in the case of a Protective Advance) to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender or the Administrative Agent, as the case may be); provided, however, (i) the exercise of such option shall be recorded in the Register in

7860103.21

accordance with Section 9.04(b)(iv) and such Affiliate shall have provided the tax forms required by 2.17(f) to the Administrative Agent, and (ii) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
SECTION 2.03    Requests for Borrowings.
(a)To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in a Borrowing Request in writing (delivered by hand, telecopy or e-mail) and, in each case, signed by a Borrower (or Borrower Representative on behalf of the Borrowers), not later than 11:00 a.m. (or such later time as the Administrative Agent may consent to in its discretion), (x) one (1) Business Day before the date of the proposed Borrowing of the Closing Date Term Loans and (y) seven (7) days before the proposed Borrowing of any Delayed Draw Term Loan. Each such Borrowing Request shall be irrevocable and shall specify the following information:
(i)the aggregate principal amount of such Borrowing; provided that each Borrowing of a Delayed Draw Term Loan shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)the location and number of the Funding Account of a Borrower (together with such other information with respect thereto as the Administrative Agent may request) that shall be specified in such Borrowing Request to which the proceeds of such Borrowing are to be paid; and
(iv)that the conditions precedent set forth in Section 4.02, as applicable, have been satisfied as of the date of such Borrowing Request and in Section 2.01(b) in the case of any Delayed Draw Term Loan.
(b)Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this Section 2.03 be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04 Protective Advances.
(a)Subject to the limitations set forth below, after the Closing Date, the Administrative Agent, by and through an Affiliate, is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make additional Loans to the Borrowers on behalf of itself and the other Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the applicable Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the applicable Loans and other applicable Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of the Loan Documents, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed ten percent (10%) of the Aggregate Commitments (as in effect immediately prior to the making of the Closing Date Term Loans). The Protective Advances shall be secured by the Liens

7860103.21

in favor of the Administrative Agent in and to the applicable Collateral and shall constitute Obligations hereunder. All Protective Advances shall be in U.S. Dollars and ABR Loans (or at the Administrative Agent’s option Term SOFR Rate Loans). The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make Delayed Draw Term Loans to repay a Protective Advance (but without any requirement for a request or other information from a Borrower for such Loan). At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.05 Reserved.
SECTION 2.06 Term Notes.
(a)The Closing Date Term Loans made by the Lenders shall be evidenced by the Closing Date Term Loan Notes, duly executed by the Borrowers, dated the Closing Date, payable to each Lender in the principal amount equal to the Closing Date Term Loan made by such Lender. Each Delayed Draw Date Term Loan made by the Lenders shall be evidenced by the Delayed Draw Term Note, duly executed by the Borrowers, dated the Closing Date payable to each Lender in the principal amount equal to the total Delayed Draw Term Loan Commitment of such Lender.
(b)Upon receipt by Borrower Representative of an affidavit of any Lender as to the loss, theft, destruction or mutilation of a Term Note and an appropriate indemnity with respect thereto, and upon cancellation of such loss, stolen, destructed or mutilated Term Note, the Borrowers will issue, in lieu thereof, a replacement of such Term Note in favor of the applicable Lender, in the same principal amount thereof and otherwise of like tenor.
SECTION 2.07 Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that Loans made to finance the reimbursement of a Protective Advance shall be retained by the Administrative Agent.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made

7860103.21

such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such interest at the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.08 [Reserved].
SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments.
(a)Unless previously terminated the Delayed Draw Term Loan Commitments shall terminate on the Delayed Draw Commitment Termination Date.
(b)The Borrowers may at any time terminate all Delayed Draw Term Loan Commitments not previously terminated upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full in cash of the accrued and unpaid fees, and (iii) the payment in full in cash of all reimbursable expenses and other Secured Obligations, together with accrued and unpaid interest thereon.
(c)The Borrowers may from time to time reduce the Delayed Draw Term Loan Commitments not previously reduced; provided that (i) each reduction of the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $10,000,000 and (ii) the Borrowers shall not terminate or reduce the Delayed Draw Term Loan Commitments if, after giving effect to any concurrent prepayment of the Term Loans in accordance with Section 2.11, the Aggregate Term Loan Exposure outstanding at such time exceeds the Term Loan Exposure Limitation.
(d)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Delayed Draw Term Loan Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Delayed Draw Term Loan Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Term Loan Commitments shall be permanent. Each reduction of the Delayed Draw Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Delayed Draw Term Loan Commitments (based on such Commitments as in effect immediately prior to the initial Delayed Draw Term Loan).

7860103.21

SECTION 2.10 Repayment of Loans; Evidence of Debt.
(a)The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Maturity Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.
(b)[Reserved].
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.11 Prepayment of Loans.
(a)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section. If such notice is given by the Borrower Representative, the Borrowers shall make such prepayment, together with the Prepayment Fee, and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.16. Each such prepayment shall be applied to the Loans of the Term Lenders in accordance with their respective Applicable Percentage.
(b)[Reserved].
(c)Within one (1) Business Day of the date of receipt by any Loan Party of the Net Proceeds of any voluntary or involuntary sale or other Disposition of Term Loan Priority Collateral (including Net Proceeds of insurance or arising from a Casualty or condemnations and payments in lieu thereof), other than any sale or other Disposition from one Loan Party to another Loan Party or any sale or other Disposition of the AVDC Equipment so long as no Event of Default exists or has occurred and is continuing), the Borrowers shall prepay the outstanding principal amount of the Term Loans in an amount equal to one hundred percent (100%) of such Net Proceeds received by such Person in connection with such sales or other Dispositions, provided, that, (i) in the case of a Casualty with respect to the Eligible Real Estate, or in the case of a Casualty with respect to the Equipment and FF&E, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower Representative shall have given the Administrative Agent prior written notice of the Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject

7860103.21

of such Disposition, (C) the monies are held in a deposit account of a Borrower subject to a perfected first-priority security interest of the Administrative Agent, provided, that, subject to the receipt by the Administrative Agent of a business plan acceptable to the Administrative Agent in its Permitted Discretion with respect to the replacement of the Eligible Real Estate or Equipment or FF&E, as applicable, including the information with respect to the timing, manner, costs and funding of such replacement, Net Proceeds held in such deposit account may be released from time to time in accordance with such plan in a manner satisfactory to Administrative Agent in its Permitted Discretion (including direct payments to contractors) solely for purposes of paying the costs of the replacement (and subject to appropriate lien releases from materialmen and other suppliers, as applicable and other customary conditions in connection with the nature of the project for such replacement and the absence of a Default or Event of Default) and without limitation of any other rights or remedies of the Administrative Agent or any other Secured Party following the occurrence of an Event of Default and so long as the same is continuing, the Administrative Agent may (so long as such Event of Default has not been waived in writing pursuant to the terms hereof) notify the depository bank where such deposit account is maintained to remit the funds therein to the Administrative Agent and apply such funds to the Obligations, in each case subject to the applicable terms of the ABL Intercreditor Agreement, if any, (D) the reduction of the Borrowing Base by the loss of such Eligible Real Estate, FF&E or Equipment, as the case may be, does not result in an Overadvance where after giving effect to the Term Loan Push-Down Reserve with respect thereto, there is no ABL Excess Availability, (E) in the case of a Casualty with respect to the FF&E or Equipment, such Loan Party, completes such replacement, within one hundred twenty (120) days after the initial receipt of such monies (or such longer period of time as such Loan Party may request so long as (1) such Loan Party has provided to the Administrative Agent, together with the written notice to be provided to the Administrative Agent referred to above, such information as to the timing, manner, costs and funding of the replacement of such assets which is satisfactory to Administrative Agent as to such timing, manner, costs and funding in its Permitted Discretion and (2) such Loan Party is at all times during such period diligently and in good faith proceeding to complete such replacement) and (F) in the case of the Eligible Real Estate, such Loan Party completes such replacement within one hundred eighty (180) days after the initial receipt of such monies (or such longer period of time as such Loan Party may request so long as (1) such Loan Party has provided to the Administrative Agent, together with the written notice to be provided to the Administrative Agent referred to above, such information as to the timing, manner, costs and funding of the replacement of such assets which is satisfactory to the Administrative Agent as to such timing, manner, costs and funding in its Permitted Discretion and (2) such Loan Party is at all times during such period diligently and in good faith proceeding to complete such replacement), then the Loan Party whose assets were the subject of such Disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Disposition, provided, that such replacement assets shall consist of owned Real Estate that satisfies the criteria for Eligible Real Estate (except as to the location of such property), or Eligible Equipment or Eligible FF&E, as applicable, if the assets subject to such Disposition were Eligible Real Estate, Eligible Equipment or Eligible FF&E, as applicable, prior to the Disposition and unless and to the extent that such applicable period shall have expired without such replacement being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (C) above shall be paid to the Administrative Agent and applied in accordance with Section 2.11(h); provided, that, the information provided to the Administrative Agent with respect to such replacement referred to above shall include projections based on reasonable assumptions showing sufficient funds available for the completion of the replacement within the time periods set forth in such information, and including amounts of ABL Excess Availability at all times during such periods, and (ii) the Borrowers shall not be required to make such prepayments in respect of the sale or other Disposition of (A) FF&E or Equipment that is obsolete or damaged or (B) other FF&E and Equipment to the extent the Net Proceeds received from a single sale or other Disposition (or series of related sales or other Dispositions are less than $250,000 up to the aggregate amount of $2,000,000 for all such other FF&E and Equipment under this clause (B).

7860103.21

(d)Within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay (i) the outstanding principal amount of the Obligations in accordance with Section 2.11(h) in an amount equal to one hundred percent (100%) of any such Extraordinary Receipts directly relating to or resulting from Term Loan Priority Collateral, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, (ii) to the extent required under the ABL Credit Agreement, the outstanding principal amount of the ABL Obligations in accordance with the terms of the ABL Credit Agreement in an amount equal to one hundred percent (100%) of any such Extraordinary Receipts directly relating to or resulting from ABL Priority Collateral, net of any reasonable expenses incurred in collecting such Extraordinary Receipts (and if not required under the terms of the ABL Credit Agreement, then to prepay the Obligations), and (iii) the outstanding principal amount of the Obligations in accordance with Section 2.11(h) in an amount equal to the Term Pro Rata Percentage of any such Extraordinary Receipts, and to the extent required under the ABL Credit Agreement (otherwise to the Obligations), the outstanding principal amount of the ABL Obligations in accordance with the terms of the ABL Credit Agreement in an amount equal to the ABL Pro Rata Percentage, of such Extraordinary Receipts not directly relating to or resulting from either Term Loan Priority Collateral or ABL Priority Collateral, provided, that, if at the time of such receipt no Default or Event of Default exists or has occurred and is continuing and there is no Overadvance, then up to an aggregate amount of $15,000,000 of Extraordinary Receipts that would otherwise be payable to the Lenders under this clause (d) during the term of this Agreement shall not be required to be used for such prepayment.
(e)Within one (1) Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay (i) the outstanding principal amount of the Obligations in accordance with Section 2.11(h) in an amount equal to the Term Pro Rata Percentage of the Net Proceeds received by such Person in connection with such incurrence, and (ii) to the extent required under the ABL Credit Agreement (otherwise to the Obligations), the outstanding principal amount of the ABL Obligations in accordance with the terms of the ABL Credit Agreement in an amount equal to the ABL Pro Rata Percentage of the Net Proceeds received by such Person in connection with such incurrence.
(f)Within one (1) Business Day of the date of the issuance by any Loan Party or any of its Subsidiaries of Equity Interests (other than (A) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party or such Subsidiary, as applicable, (B) the issuance of Equity Interests to any Person that is an equity holder of the issuer of such Equity Interests prior to such issuance so long as such holder did not acquire any such Equity Interests so as to become a holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such holder, (C) the issuance of Equity Interests to directors, officers and employees pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors), the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.11(h) in an amount equal to one hundred percent (100%) of the Net Proceeds received by such Person in connection with such issuance.
(g)The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by facsimile or email) of any prepayment hereunder not later than 1:00 p.m., New York time, at least three (3) Business Days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial

7860103.21

prepayment of any Term Loan Borrowing shall be in an amount that would be permitted in the case of an advance of a Term Loan Borrowing as provided in Section 2.02. Each prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.
(h)Except as otherwise provided in Section 2.18, all prepayments required pursuant to this Section 2.11 shall (i) first be applied to the principal amount of the then outstanding Closing Date Term Loans and then to the principal amount of the then outstanding Delayed Draw Term Loans. In accordance with Section 2.16, the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Term SOFR Rate Loans on any day other than the last day of the applicable Interest Period.
SECTION 2.12 Fees. The Borrowers agree to pay (a) to the Administrative Agent, for its own account, the agency and other fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the Fee Letter between Administrative Agent and Borrowers and (b) to Lenders, for their respective accounts, the closing and other fees payable in the amount and at the time separately agreed upon between Borrowers and Lenders in the Fee Letter by and among Administrative Agent, Lenders and Borrowers. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and the Lenders as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.
SECTION 2.13 Interest.
(a)Each Loan shall bear interest at the Term SOFR Rate for the applicable Interest Period plus the Applicable Rate for Term SOFR Rate Loans, except to the extent that the Default Rate is applicable as provided in Section 2.13(b) below or as otherwise provided in Section 2.14. ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate, except to the extent that the Default Rate is applicable as provided in Section 2.13(b) below.
(b)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that all Loans shall bear interest at two percent (2%) plus the rate otherwise applicable to such Loans as provided in the preceding paragraph of this Section (the “Default Rate”), from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance herewith; provided, that (x) the Default Rate of interest set forth in this clause (b) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a) or (e) of Article VII and (y) application of the Default Rate of interest pursuant to this clause (b) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.
(c)As to all Loans, interest shall be due and payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.13(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Loans prior to the end of the current Interest Period therefor, if applicable, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Interest shall be computed to, but excluding, the date payment is due.

7860103.21

SECTION 2.14 Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
(a)Unascertainable; Increased Costs; Deposits Not Available. If at any time:
(i)on or prior to the first day of an Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate applicable to a Loan cannot be determined pursuant to the definition thereof, including, without limitation, because such rate is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or
(ii)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate, cannot be determined pursuant to the definition thereof, or
(iii)on or prior to the first day of an Interest Period, any Lender determines that for any reason in connection with any request for a Term SOFR Rate Loan or a continuation thereof that (A)  deposits are not available to any Lender in connection with such Term SOFR Rate Loan, or are not being offered to banks in the market for the amount and Interest Period of such Term SOFR Rate Loan, or (B) the Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lender of funding, establishing or maintaining such Loan and, in each case, such Lender has provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 2.14(c) and 2.14(d), as applicable.
(b)Illegality. If at any time any Lender shall have determined, or any Governmental Body shall have asserted, that the making, maintenance or funding of any Loan, or the determination or charging of interest rates based upon the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of Law), or any Governmental Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of U.S. Dollars in the applicable interbank market, then the Administrative Agent shall have the rights specified in Section 2.14(c) and 2.14(d), as applicable.
(c)Administrative Agent’s Rights. In the case of any event specified in Section 2.14(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower Representative thereof, and in the case of an event specified in Section 2.14(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.
(i)[Reserved].
(ii)If at any time the Administrative Agent makes a determination under Section 2.14(a): (A) if the Borrower Representative has previously notified the Administrative Agent of its request for a Term SOFR Rate Loan, and such Term SOFR Rate Loan has not yet been made, such notification shall be deemed to provide for an ABR Loan with respect to such Loans in the amount

7860103.21

specified therein, and (B) any outstanding affected Loans shall be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.
(iii)If any Lender notifies the Administrative Agent of a determination under Section 2.14(b), the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 2.16, as to any Term SOFR Rate Loan of the Lender, on the date specified in such notice either convert such Loan to an ABR Loan or prepay such Loan in accordance with Section 2.11. Absent due notice from the Borrower Representative of conversion or prepayment, such Loan shall automatically be converted to an ABR Loan otherwise available with respect to such Loan upon such specified date.
(d)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), or (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from the Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (4) of the definition of “Benchmark Replacement”, such Benchmark Replacement.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to

7860103.21

this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any pending request for a Loan bearing interest based on the Term SOFR Rate, and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under for ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
(vi)Definitions. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section. For avoidance of doubt, the Available Tenor for Term SOFR Rate is one month.
“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, U.S. Dollars, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to

7860103.21

the then-current Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (B) the related Benchmark Replacement Adjustment; provided, that if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. Dollars at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark for any Currency:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve

7860103.21

Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(d), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(d).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
SECTION 2.15 Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such

7860103.21

Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender or such other Recipient, the applicable Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than nine (9) months prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof.
(e)[Reserved].
SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Rate Loan other than on the last day of an Interest Period applicable thereto or ABR Loan on a day other than the Interest Payment Date therefor (in all cases including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Term SOFR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Term SOFR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or profit therefrom) attributable to such event which in the reasonable judgment of such Lender, such Lender incurred. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a Term SOFR Rate Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the SOFR Rate that would have been applicable to such Loan (but not including the Applicable Rate, margin or profit applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at

7860103.21

the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and upon delivery of such items shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.17 Withholding of Taxes; Gross-Up.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were

7860103.21

correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or successor form);

7860103.21

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form); or
(D)to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or successor form), and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(A)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(B)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to

7860103.21

this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.
SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Payment Office, or as otherwise directed by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan, and all other payments hereunder and under each other Loan Document, shall be made in U.S. Dollars.
(b)Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances), ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) ratably, and seventh, to the payment of any other Secured Obligation. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by the Borrower Representative, or unless an Event of Default is in existence, and except as otherwise provided in Section 2.11, neither the Administrative Agent nor any Lender shall apply any

7860103.21

payment which it receives to any Loan, except on the expiration date of the Interest Period applicable thereto and (ii) the foregoing shall not be construed to apply to payments to Affiliates of Administrative Agent in connection with the Consignment Agreements, the inventory purchase facility or other services provided by such Affiliates to Borrowers that have been paid by or on behalf of Borrowers in accordance with the terms of the applicable agreements. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section, provided that, in the case of any deemed request (other than a payment of principal, interest and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made. Each Borrower hereby irrevocably authorizes the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date any of the same becomes due and payable (regardless of whether the other conditions to such Borrowing are satisfied) and agrees that all such amounts charged shall constitute Loans (including Protective Advances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 2.04 and Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.04, as applicable.
(d)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than its applicable proportion as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 9.08, exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the

7860103.21

Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
(g)The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.
(b)If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender, an Affiliate of a Lender or an Approved Fund, the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for

7860103.21

compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby; and
(c)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved], fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Representative as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Representative or any other Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

7860103.21

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22 [Reserved].
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01 Organization and Qualification; Power and Authority; Compliance With Laws; Event of Default. Each Loan Party and each Restricted Subsidiary of each Loan Party (i) is a corporation, partnership, limited liability company or unlimited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not constitute a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, and (v) is in compliance with all applicable Requirements of Law (other than Environmental Laws which are specifically addressed in Section 3.13 and Anti-Terrorism Laws which are specifically addressed in Section 3.16) in all jurisdictions in which any Loan Party or Restricted Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Effect. No Event of Default or Default exists or is continuing. No Loan Party is a Covered Entity.
SECTION 3.02 Capitalization; Subsidiaries and Joint Ventures; Investment Companies. Schedule 3.02 states (i) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) all Joint Ventures in which the Company or any Restricted Subsidiary owns any Equity Interests (the “Joint Venture Equity Interests”) and (iii) any options, warrants or other rights outstanding to purchase any such Subsidiary Equity Interests or Joint Venture Equity Interests. The Company and each Restricted Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests and Joint Venture Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Subsidiary Equity Interests and Joint Venture Equity Interests have been validly issued and fully paid and are nonassessable (if applicable). None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms

7860103.21

are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
SECTION 3.03 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party that is a party thereto and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Agreement or any other Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity.
SECTION 3.04 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles or certificate of incorporation, code of regulations, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, operating agreement, limited liability company agreement or other organizational documents of any Loan Party, (ii) any Requirement of Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Restricted Subsidiaries is a party or by which it or any of its Restricted Subsidiaries is bound or to which it is subject, in each case under clause (ii), except as would not result in a Material Adverse Effect, or (iii) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Restricted Subsidiaries (except Liens created pursuant to the Loan Documents or the ABL Loan Documents). None of the Loan Parties or their Restricted Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any Requirement of Law which results in a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Requirement of Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.
SECTION 3.05 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Restricted Subsidiary of such Loan Party at law or in equity before any arbitrator or any Governmental Authority which (i) involve any Loan Document or the Transactions or (ii) individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties or any Restricted Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority which constitutes a Material Adverse Effect.
SECTION 3.06 Financial Statements; No Material Adverse Effect.
(a)Historical Statements. The Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the (i) audited consolidated year-end financial statements of the Company and its Subsidiaries for and as of the end of the fiscal year ended January 29, 2023 and (ii) unaudited consolidated interim financial statements of the Company and its Subsidiaries for and as of the fiscal quarter ended on October 28, 2023 (such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Loan Parties’ management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in

7860103.21

accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
(b)Financial Projections. The Loan Parties have delivered to the Administrative Agent summary projected financial statements (including, without limitation, balance sheets, income statements, statements of cash flow and projected Borrowing Base, together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Company and its Subsidiaries for each month through February 1, 2025 derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections have been prepared in good faith based on assumptions believed by the Company to be reasonable at the time such Projections were prepared and information believed by the Company to have been accurate based upon the information available to the Company at the time such Projections were furnished to the Lenders, and the Company is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (a) the Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that such Projections (i) are as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and (iii) no assurance can be given that the Projections will be realized, (b) actual results may significantly vary from the Projections and such variations may be adverse and material and (c) the Projections should not be regarded as a representation by the Loan Parties or its management that the projected results or financial condition of the Loan Parties will be achieved.
(c)Accuracy of Financial Statements; No Material Adverse Effect. As of the respective dates of the Statements, no Loan Party nor any Subsidiary thereof has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary thereof and, in each case, which constitutes a Material Adverse Effect. Since January 28, 2024, no Material Adverse Effect has occurred.
SECTION 3.07 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold or, after giving effect to the use of proceeds of any Loan, will hold, margin stock in such amounts that more than twenty-five (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock. As of the Closing Date, none of the Loan Parties holds any margin stock.
SECTION 3.08 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which would reasonably be expected to constitute a Material Adverse Effect which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

7860103.21

SECTION 3.09 Taxes. All federal and other material Tax returns required to have been filed with respect to each Loan Party and each Restricted Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate material or (b) such Taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Each Loan Party and each of its respective Restricted Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of employment insurance and employee income Taxes, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10 Properties, Patents, Trademarks, Copyrights, Licenses, Etc.
(a)As of the date hereof, Schedule 3.10(a) hereto sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Except as set forth on Schedule 3.10(a), (i) each of such leases and subleases of each Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity, (ii) no default by any party to any such lease or sublease exists, and (iii) each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than Permitted Liens except, in the case of (i), (ii) or (iii), to the extent that the failure of the foregoing to be true would result in a Material Adverse Effect.
(b)Each Loan Party and each Restricted Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Restricted Subsidiary, without known possible, alleged or actual conflict with the rights of others, except with respect to any conflict that does not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule 3.10(b), each Loan Party’s and each Restricted Subsidiary’s rights with respect to such material patents, trademarks, service marks, trade names, copyrights, and other Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory).
SECTION 3.11 Insurance.
(a)Schedule 3.11 hereto sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the date hereof. As of the date hereof, no premiums in respect of such insurance are overdue. The properties of each Loan Party and each of its Restricted Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Restricted Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Restricted Subsidiaries.

7860103.21

(b)The Eligible Real Estate is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Eligible Real Estate or any Collateral thereon, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon the Eligible Real Estate, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents on the Eligible Real Estate becoming Collateral.
SECTION 3.12 ERISA Compliance.
(i)Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to comply does not result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not result in a Material Adverse Effect, (a) the Company and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code, and (b) no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan.
(ii)Except as would not, either individually or in the aggregate, result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Plan’s assets, determined pursuant to the assumptions used for funding the Plan for the applicable plan year in accordance with Section 430 of the Code); (c) neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (e) neither the Company nor any of its ERISA Affiliates has received notice that a Multiemployer Plan is insolvent or in critical or endangered status and that additional contributions are due to the Multiemployer Plan; and (f) neither the Company nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
SECTION 3.13 Environmental Matters. Each Loan Party and each Restricted Subsidiary of each Loan Party is and has been in compliance with applicable Environmental Laws except to the extent that any non-compliance would not in the aggregate constitute a Material Adverse Effect. No Loan Party or any Restricted Subsidiary (i) has incurred an Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) has knowledge of any Environmental Liability except, in any case of (i), (ii) or (iii), where such failure or liability, as the case may be, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14 Labor Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any

7860103.21

other labor disputes against Company or any Restricted Subsidiary pending or, to the knowledge of Company, threatened, (ii) the hours worked by and payments made to employees of Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from Company or any Restricted Subsidiary, or for which any claim may be made against Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Company or such Restricted Subsidiary to the extent required by GAAP. The consummation of the Transactions does not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Company or any Restricted Subsidiary is bound.
SECTION 3.15 Solvency. Before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Indebtedness incurred thereby and the payment of all fees related thereto, the Loan Parties, taken as a whole are Solvent.
SECTION 3.16 Anti-Terrorism Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, Transactions or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Terrorism Laws or applicable Sanctions.
SECTION 3.17 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
SECTION 3.18 Security Interest in Collateral.
(a)The provisions of the Security Agreement creates legal, valid and enforceable (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity) Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Secured Obligations.
(b)The Mortgage creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgage) except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity).
SECTION 3.19 Credit Card Agreements. All Credit Card Agreements relating to Eligible Credit Card Accounts are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally

7860103.21

or limiting the right of specific performance or by general principles of equity). The Loan Parties are in compliance in all material respects with each such Credit Card Agreement. Annexed hereto as Schedule 3.19 is a list describing all arrangements as of the date hereof to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges, debit card charges, and other e-commerce charges contemplated by the definition of “Credit Card Accounts” for sales made by such Loan Party.
SECTION 3.20 Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Company shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Company may update Schedule 3.02 without any Lender approval in connection with any transaction permitted under Sections 6.04 and Section 6.08.
ARTICLE IV.

CONDITIONS
SECTION 4.01 Closing Date. This Agreement shall not become effective, and the obligations of the Lenders to make Loans hereunder shall not become effective, until the date on which each of the following conditions is satisfied:
(a)Credit Agreement; Fee Letter. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The Administrative Agent (or its counsel) shall have received from each person party to the Fee Letter either (A) a counterpart of the Fee Letter signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Fee Letter.
(b)Other Loan Documents. The Administrative Agent (or its counsel) shall have received either (A) a counterpart of each Collateral Document, the Intercompany Subordination Agreement, and the Closing Date Term Loan Notes, in each case, signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of each such Collateral Document, the Intercompany Subordination Agreement, and Closing Date Term Loan Notes.

7860103.21

(c)Lien Searches. The Administrative Agent shall have received the results of a recent lien search (1) in each jurisdiction where the Loan Parties are organized and (2) in the jurisdiction of each such entity’s principal place of business, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or subject to satisfactory estoppel letters discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(d)Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Subsidiaries shall be reasonably acceptable to the Administrative Agent in its Permitted Discretion.
(e)Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(f)Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its Permitted Discretion.
(g)USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.
(h)Opinions. The Administrative Agent shall have received a written opinion of (a) Vorys, Sater, Seymour and Pease LLP, counsel to the Loan Parties, (b) Morgan, Lewis & Bockius LLC, California counsel to the Loan Parties, and (c) Bradley, Arant, Boult Cummings LLP, Alabama counsel to the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(i)Financial Statements and Projections. The Lenders shall have received the Statements and the Projections.
(j)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
(k)Collateral and Guaranty Requirement; Perfection Certificate. Subject to Section 5.18, the Collateral and Guaranty Requirement shall have been satisfied with respect to all Loan Parties as of the Closing Date and the Administrative Agent shall have received a completed perfection certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date and signed by a Responsible Officer of the Borrower Representative, together with all attachments contemplated thereby.

7860103.21

(l)Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower Representative, dated as of the Closing Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent, (iv) certifying that all regulatory approvals, licenses and consents required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party is in full force and effect and none other is so required or necessary, (v) certifying that each Loan Party is in material compliance with all applicable federal, state, local or territorial regulations, and (vi) certifying that no default or event of default exists, or will arise after giving effect to the Transactions on the Closing Date, under the ABL Loan Documents, under the Supply Chain Financing Agreement or the sale leaseback arrangement among the Company and certain of its Subsidiaries and Affiliates of Oak Street, a division of Blue Owl Capital Inc.
(m)Fees and Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one (1) Business Day prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel), on or before the Closing Date.
(n)ABL Credit Agreement Amendment. The Administrative Agent shall have received an amendment to the ABL Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as duly authorized, executed and delivered by the ABL Agent, the lenders party thereto and the Loan Parties, together with all agreements, documents and instruments to be executed and/or delivered in connection therewith, and an officer’s certificate by a Responsible Officer of the Borrower Representative, dated as of the Closing Date, certifying that such agreements, documents and instruments are correct and complete.
(o)ABL Intercreditor Agreement. The Administrative Agent shall have received the ABL Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as duly authorized, executed and delivered by the ABL Agent, and acknowledged and agreed to by the Loan Parties.
(p)Control Agreements. Subject to Section 5.18, the Administrative Agent shall have received each deposit account control agreement and securities account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, required to be provided pursuant to the Security Agreement.
(q)Credit Card Notifications. Subject to Section 5.18, the Administrative Agent shall have received copies of the Credit Card Notifications duly executed by the applicable Loan Parties with respect to all Eligible Credit Card Accounts.
(r)Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.
(s)Borrowing Base Certificate; ABL Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of March 30, 2024 and an ABL Borrowing Base Certificate which calculates the ABL Borrowing Base as of March 30, 2024.

7860103.21

(t)Closing ABL Excess Availability. After giving effect to the application of the proceeds of the Closing Date Term Loans to the payment of the ABL Loans on the Closing Date, all loans and other financial accommodation outstanding on, or to be made on the Closing Date under the ABL Credit Agreement and the payment of all fees and expenses due hereunder and under the ABL Credit Agreement, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that ABL Excess Availability shall not be less than $120,000,000.
(u)Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.
(v)Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05 hereof.
(w)Eligible Real Estate Closing Conditions. Each of the Eligible Real Estate Closing Conditions shall have been satisfied.
(x)No Proceedings. There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that is reasonably likely to be adversely determined, and if, adversely determined would reasonably be expected to have a Material Adverse Effect.
(y)Material Adverse Effect. No Material Adverse Effect shall have occurred since January 28, 2024.
(z)[Reserved].
(aa)Business Diligence; Projections. The Administrative Agent shall have received the final results of a field examination and an Acceptable Appraisal with respect to the Inventory, the Equipment and the Real Estate, which final reports shall be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received budget and forecast (including monthly projected consolidated balance sheets, income statements and cash flow statements, Consolidated EBITDA and Availability) of the Company and its Subsidiaries for each month through February 1, 2025, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received (i) audited consolidated year-end financial statements of the Company and its Subsidiaries for and as of the end of the fiscal year ended January 29, 2023 and (ii) unaudited consolidated interim financial statements of the Company and its Subsidiaries for and as of the fiscal quarter ended on October 28, 2023.
For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

7860103.21

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)at the time of and immediately after giving effect to such Borrowing, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);
(b)at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing;
(c)after giving effect to any Borrowing, the Aggregate Term Loan Exposure outstanding at such time shall not exceed the Term Loan Exposure Limitation; and
(d)the Administrative Agent shall have received any Borrowing requests for such Borrowing in accordance with the terms and conditions of this Agreement.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans from time to time if the Administrative Agent believes that making such Loans is in the best interests of the Lenders.
ARTICLE V.

AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the payment in full of all Secured Obligations, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent, for distribution to each Lender:
(a)Within ninety (90) calendar days after the end of each fiscal year, financial statements of the Company and its Subsidiaries consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

7860103.21

(b)For each of the first three fiscal quarters of each fiscal year of the Company, within forty-five (45) calendar days after the end of any such fiscal quarter, financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
(c)For each of the first two fiscal months of each fiscal quarter of the Company, within thirty (30) calendar days after the end of any such fiscal month, internally prepared financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal month and a profit and loss statement for the fiscal month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year end audit adjustments and the absence of footnotes) by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied.
(d)Concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clauses (b) and (c), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.06 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) describe whether, since the later of the date hereof and the date of the last Compliance Certificate, any Loan Party shall have (A) changed its name as it appears in official filings in the state or province of incorporation or organization, (B) changed its chief executive office, (C) changed the type of entity that it is, (D) changed its organization identification number, if any, issued by its state or province of incorporation or other organization, or (E) changed its state of incorporation or organization, and (v) certify a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (vi) certify as to, and contain a calculation of, ABL Excess Availability for the applicable measurement period required by Section 6.12; provided, that, any Compliance Certificate required to be delivered concurrently with the financial statements under clause (c) above, shall not include the certifications provided for in clauses (iv) and (v) of this clause (d).
(e)On or before each Borrowing Base Reporting Date, (i) a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the most recently ended fiscal month or week, as applicable, except that in the case of any Borrowing Base Certificate required to be delivered each week, such certificate shall only be required to include the information set forth on Schedule 5.01(e) and (ii) an ABL Borrowing Base Certificate setting forth a computation of the ABL Borrowing Base as of the most recently ended fiscal month or week, as applicable, in each case, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to

7860103.21

the Borrowing Base that the Administrative Agent may reasonably request (and including a form of combined borrowing base certificate as the parties may agree).
(f)On or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:
(i)a reasonably detailed aging of the Loan Parties’ Credit Card Accounts;
(ii)a schedule detailing the Loan Parties’ Inventory;
(iii)a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Equipment and Eligible FF&E, such worksheets detailing the Credit Card Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Inventory, and Eligible In-Transit Inventory and the exclusion of Equipment and FF&E from Eligible Equipment and Eligible FF&E, and in each case, the reason for such exclusion;
(iv)a reconciliation of the Loan Parties’ Credit Card Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (e) above as of such date;
(v)the applicable financial and collateral reports described on Schedule 5.01 hereto, at the times set forth in such Schedule; and
(vi)such other information regarding the Collateral or Loan Parties as the Administrative Agent may from time to time reasonably request.
(g)Concurrent with any field exam permitted under Section 5.07 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal, Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in the Borrowing Base, and concurrently with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in the Borrowing Base until a field exam with respect thereto has been completed.
(h)Concurrent with delivery thereof to the ABL Agent or an Other Secured Debt Agent, any additional (or more frequent) information or reports provided to the ABL Agent or an Other Secured Debt Agent pursuant to the ABL Loan Documents or an Other Secured Debt Loan Agreement (without duplication of reports delivered under this Agreement), as the case may be.

7860103.21

(i)Promptly upon the Administrative Agent's reasonable request, a calculation of the outstanding ABL Loans and letters of credit under the ABL Credit Agreement, in a form reasonably satisfactory to the Administrative Agent.
(j)Promptly following receipt by any Loan Party, of copies of any amendments, supplements, modifications, waivers, consents and forbearances under the ABL Loan Documents, and any material notices received from any lender or agent of, under or with respect to the ABL Obligations (including, without limitation, the ABL Agent) not otherwise provided to the Administrative Agent under the Loan Documents.
The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.02(p)(iv) upon the filing of such financial statements or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements on its website, so long as such system or website is publicly available; provided that, the Borrower Representative shall, at the reasonable request of the Administrative Agent or any Lender, promptly deliver electronic or paper copies of such filings together all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.
SECTION 5.02 Notices of Material Events and Delivery of Other Reports. The Borrower Representative will furnish to the Administrative Agent (for distribution to each Lender) prompt (but in any event within any time period after such Responsible Officer has such knowledge that may be specified below) written notice of the following:
(a)Promptly after any Responsible Officer of any Loan Party has learned of the occurrence of an Event of Default or a Default (and in any event within five (5) Business Days after knowledge thereof), a certificate signed by a Responsible Officer setting forth the details of such Event of Default or Default and the action which such Loan Party proposes to take with respect thereto.
(b)Promptly after the commencement thereof (and in any event within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative thereof), notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or any Restricted Subsidiary which involve a claim or series of claims that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
(c)Promptly in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
(d)Promptly upon the occurrence of any ERISA Event.
(e)Promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan and is eligible to request such documents or notices, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

7860103.21

(f)Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any Casualty with respect to Collateral having a value in the amount of $10,000,000 or more, whether or not covered by insurance.
(g)Within ten (10) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the receipt by any Loan Party or any Restricted Subsidiary thereof, any default notice received under or with respect to any leased location or public warehouse where Collateral in the amount of $10,000,000 or more is located.
(h)Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in any case, which would reasonably be expected to have a Material Adverse Effect;
(i)Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under the ABL Loan Documents or an Other Secured Debt Loan Agreement (if any), or receipt of any notice asserting a default or event of default thereunder (together with a copy of such notice), as well as copies of any amendments to the documents related to the ABL Loan Documents or such Other Secured Debt Loan Agreement, as applicable.
(j)(A) Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Card Accounts contained in the ABL Borrowing Base or the Borrowing Base, (2) the establishment of, or receipt by any Loan Party of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Loan Party’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Loan Party has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in the Borrowing Base.
(k)Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the filing of any Lien against any Loan Party with respect to any delinquent Taxes in excess of $4,500,000.
(l)[Reserved].
(m)Promptly after knowledge by a Responsible Officer of the Borrower Representative of any other development that results, or would reasonably be expected to result in, a Material Adverse Effect.
(n)Promptly after knowledge by a Responsible Officer of a Loan Party, report to the Administrative Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Parties’ reclamation or repossession of, or the return to any

7860103.21

Loan Party of, a material amount of goods or claims or disputes asserted by any customer or other obligor.
(o)(i) Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d), to be delivered concurrently with the financial statements delivered under Sections 5.01(a) and 5.01(b), an up-to-date report summarizing the Loan Parties’ stores, offices and other places of business that have been (x) closed during the most recently ended fiscal quarter and (y) opened during the most recently ended fiscal quarter, (ii) if the Loan Parties close a net amount (taking into account new store openings in the applicable calendar quarter) of ten (10) or more stores in any fiscal quarter as part of a single transaction or series of related transactions, prompt notice thereof and (iii) promptly after knowledge by a Responsible Officer of a Loan Party, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.
(p)No later than sixty (60) days after the first day of each fiscal year, the annual budget and a copy of the plan and forecast (including monthly projected consolidated balance sheets, income statements and cash flow statements) of the Company and its Subsidiaries for each quarter of such fiscal year.
(q)Promptly upon their becoming available to the Loan Parties:
(i)Any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual or interim audit of financial statements; and
(ii)Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.
(r)Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(s)Promptly upon receipt thereof, the receipt of any notice from a supplier, seller, or agent pursuant to PACA.
(t)Promptly of the occurrence of any “Default” or “Event of Default” under (and as each term is defined in) the ABL Loan Documents.
(u)Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.03 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain its legal existence as a corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and its license or qualification and good standing (a) in its jurisdiction of incorporation or organization, and (b) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except with respect to clause (b), except where the failure to so maintain any license or qualification would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall

7860103.21

not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.04 or Section 6.08.
SECTION 5.04 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, unless such liabilities, including Taxes or similar charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, except to the extent that the failure to pay or discharge any such liabilities would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers having a financial strength rating of at least A- by A.M. Best Company (or otherwise reasonably satisfactory to the Administrative Agent) and including self-insurance to the extent customary (but not with respect to insurance on the Collateral), all as reasonably acceptable by the Administrative Agent and as may be required pursuant to the terms of the Collateral Documents. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) annually a certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, (y) copies of the endorsements described in the next two (2) sentences attached to such certificate, and (z) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. All insurance policies required in this clause shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured, as applicable, and with respect to casualty policies covering Collateral, as mortgagee or as lender’s loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, as applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent. Additionally, such policies of insurance shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Subject in all cases to the provisions of this Agreement (including, without limitation, Section 5.12), any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of this Agreement. If at any time the area in which any Eligible Real Estate that is subject to a Mortgage is located is designated (i) a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to the Administrative Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to the Administrative Agent and all Lenders, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Business, and in the case of clauses (i) and (ii) above, to provide evidence thereof to the Administrative Agent or any Lender that requests it.

7860103.21

SECTION 5.06 Maintenance of Properties. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.07 Inspection Rights; Appraisals.
(a)Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent (including any consultants, accountants, and agents retained by the Administrative Agent), as and when determined by the Administrative Agent in its Permitted Discretion, upon reasonable prior notice and during normal business hours of the Loan Parties, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Administrative Agent may only conduct one (1) field examination pursuant to this Section 5.07(a) in any twelve (12) month period (excluding the field examination conducted prior to the Closing Date) at the expense of Loan Parties unless an Event of Default has occurred and is continuing (during which time there shall be no limit on the number of field examinations at the expense of the Loan Parties), provided, that, without limitation of the rights of Administrative Agent at any time an Event of Default has occurred and is continuing, to the extent that the Administrative Agent has received final reports of a field examination conducted by or on behalf of the ABL Agent in the same twelve (12) month period the Administrative Agent shall not conduct a field examinations in the same twelve (12) month period (but without limitation of the right of the Administrative Agent to conduct inspections or field examinations with respect to FF&E, Equipment and Real Estate). For the avoidance of doubt, all such examinations and evaluations conducted during an Event of Default shall be at the expense of the Loan Parties. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall provide, or cause the ABL Agent to provide, to the Administrative Agent all field examinations conducted by or on behalf of the ABL Agent promptly upon the receipt thereof, which may be distributed to the Lenders.
(b)At the Administrative Agent’s request in its Permitted Discretion, the Borrower Representative will provide the Administrative Agent (for distribution to each Lender) with appraisals or updates thereof of the Loan Parties’ Inventory, Equipment and Real Estate, in each case which shall be Acceptable Appraisals, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. The Administrative Agent may only conduct (i) appraisals of Inventory two (2) times in any twelve (12) month period (excluding the inventory appraisal conducted prior to the Closing Date) pursuant to this Section 5.07(b) at the expense of the Borrowers, unless an Event of Default has occurred and is continuing (during which time there shall be no limit on the number of inventory appraisals at the expense of the Borrowers), (ii) appraisals of Equipment two (2) times in any twelve (12) month period (excluding the Equipment appraisal conducted prior to the Closing Date) pursuant to this Section 5.07(b) at the expense of the Borrowers, unless an Event of Default has occurred and is continuing (during which time there shall be no limit on the number of Equipment appraisals at the expense of the Borrowers), and (iii) appraisals of Real Estate one (1) time in any twelve (12) month period (excluding the Real Estate appraisal conducted prior to the Closing Date, notwithstanding that the final report may be received after the Closing Date) pursuant to this Section 5.07(b) at the expense of the Borrowers, unless an Event of Default has occurred and is continuing (during which time there shall be no

7860103.21

limit on the number of inventory appraisals at the expense of the Borrowers), provided, that, without limitation of the rights of the Administrative Agent at any time an Event of Default has occurred and is continuing, to the extent that the Administrative Agent has received (i) one inventory appraisal conducted by or on behalf of the ABL Agent in any twelve (12) month period which the Administrative Agent and the Lenders are permitted to rely on, the Administrative Agent shall not conduct more than one additional inventory appraisal in the same twelve (12) month period, and (ii) two inventory appraisals conducted by or on behalf of the ABL Agent in any twelve (12) month period which the Administrative Agent and the Lenders are permitted to rely on, the Administrative Agent shall not conduct any inventory appraisals in the same twelve (12) month period (but without limitation of the right of the Administrative Agent to conduct appraisals with respect to Equipment and Real Estate, and as otherwise provided in the ABL Intercreditor Agreement or the rights of the Administrative Agent upon the occurrence and during the continuance of an Event of Default). For the avoidance of doubt, all such appraisals commenced during the existence of an Event of Default shall be at the expense of the Loan Parties. The Loan Parties shall provide, or cause the ABL Agent to provide, to the Administrative Agent all appraisals conducted by or on behalf of the ABL Agent promptly upon the receipt thereof which may be distributed to the Lenders.
SECTION 5.08 Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each Restricted Subsidiary of such Loan Party to, maintain and keep proper books of record and account which enable such Loan Party and its Restricted Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over such Loan Party or any Restricted Subsidiary of such Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
SECTION 5.09 Compliance with Laws and Material Contractual Obligations. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law, including all Environmental Laws, in all respects, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (except in the case of Anti-Terrorism Laws and Sanctions, with respect to which compliance shall be governed by Section 5.11). Each Loan Party will, and will cause each Restricted Subsidiary to perform in all material respects its obligations under material agreements to which it is a party, except (A) where the validity or amount thereof is being contested in good faith by appropriate proceedings, or (B) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions.
SECTION 5.10 Use of Proceeds. The Loan Parties will use the proceeds of the Loans (a) on the Closing Date to repay Indebtedness outstanding under the ABL Credit Agreement and to pay fees and expenses incurred in connection with the Transactions, (b) to provide working capital to the Borrowers, and (c) for general corporate purposes of the Borrowers, in each case to the extent not prohibited under the terms of this Agreement or any other Loan Document. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.11 Anti-Terrorism Laws; International Trade Law Compliance. (a) No Relevant Entity will become a Sanctioned Person, (b) no Relevant Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or directly derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by

7860103.21

any Anti-Terrorism Law; or (iv) use the Loans or any proceeds therefrom to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or would otherwise result in any violation of any Anti-Terrorism Laws or Sanctions; (c) the funds used to repay the Obligations will not be derived from any unlawful activity or in any manner that would cause a party to this Agreement to be in breach of any Anti-Terrorism Laws or Sanctions, (d) each Relevant Entity shall comply with all Anti-Terrorism Laws, and (e) the Company shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
SECTION 5.12 Casualty. In respect of any loss or damage to the Collateral resulting from fire, vandalism, malicious mischief or any other casualty or physical harm (a “Casualty”) which affects a material portion of the Inventory included in the Borrowing Base, the Borrower Representative will and will cause each applicable Loan Party to comply in all respects with the provisions of this Section 5.12. The Borrower Representative shall comply with its notice obligations in respect of Casualties relating to Inventory pursuant to Section 5.02(f). Except during the existence of an Event of Default, the Company or such Loan Party may adjust, settle and compromise any such insurance claim or any proposed condemnation award and shall collect the Net Proceeds thereof and have the right to repair, refurbish, restore, replace or rebuild any asset affected by such Casualty but only to the extent applicable, use such Net Proceeds for such purpose in accordance with Section 2.11(b) and otherwise, if applicable, shall make any mandatory prepayment of the Term Loans as required under Section 2.11(b) as a result thereof. The Company and such Loan Party will in good faith file and prosecute all claims necessary to obtain any such Net Proceeds. If an Event of Default exists and is continuing, then the Administrative Agent may appear in any such proceedings and negotiations and effect such settlement and such collection of any Net Proceeds, and the Borrower Representative and the applicable Loan Party each hereby authorizes the Administrative Agent, at its option, to adjust, settle, compromise and collect any Net Proceeds under any insurance with respect to such Collateral and any Net Proceeds pursuant to any Casualty with respect to such Collateral, and, until such time as such Event of Default no longer exists, each such Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, coupled with an interest, for such purposes.
SECTION 5.13 [Reserved].
SECTION 5.14 Additional Collateral; Further Assurances.
(a)Subject to applicable law, each Loan Party will cause each Restricted Subsidiary that is formed or acquired after the date of this Agreement (and is not an Excluded Subsidiary), that becomes a Restricted Subsidiary after the date hereof (and is not an Excluded Subsidiary) or that ceases to be an Excluded Subsidiary after the date hereof in accordance with the terms of this Agreement within sixty (60) days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Borrower or a Guarantor pursuant to a Joinder Agreement and take all such further actions (including authorizing the filing and recording of financing statements, fixture filings, security agreements, the Mortgage and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Subsidiary. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, in any property of such Loan Party which constitutes Collateral, under the Security Agreement. With respect to any Excluded Subsidiary formed or acquired after the date of this Agreement and the Equity Interests of which are directly owned by a Loan Party and required to be pledged to the Administrative Agent pursuant to the Security Agreement, the applicable Loan Party shall, within sixty (60) days (in each case, as such time

7860103.21

may be extended in the Administrative Agent’s sole discretion) of the formation or acquisition of such Excluded Subsidiary notify the Administrative Agent thereof.
(b)The Loan Parties will execute any and all further documents, agreements and instruments, and take all such further actions (including authorizing the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times.
SECTION 5.15 Environmental Laws. Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, the Company and each Restricted Subsidiary shall (i) conduct its operations and keep and maintain all of its real property in compliance with all Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials into, on, at, under, above or from any of its Real Estate, provided, however, that neither a Loan Party nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
SECTION 5.16 Term Loan Push-Down Reserve. At any time that the Term Loan Exposure exceeds the Term Loan Exposure Limitation (an “Overadvance”), the Loan Parties shall cause the Term Loan Push-Down Reserve to be maintained against the ABL Borrowing Base.
SECTION 5.17 Financial Consultant. Each Loan Party hereby acknowledges and agrees that, if (a) the amount equal to the ABL Excess Availability at any time minus the amount of the past due payables of the Loan Parties at such time (other than during the months of September, October and November) is less than twenty percent (20.0%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve), or (b) during the months of September, October or November of any year, if the amount equal to the ABL Excess Availability at any time during such months minus the amount of the past due payables of the Loan Parties at such time is less than seventeen and one-half percent (17.5%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve)), without limitation of any other rights of the Administrative Agent, the Administrative Agent may, in its Permitted Discretion, at the cost of the Loan Parties, upon five (5) Business Days’ prior written notice to Borrower Representative, engage a financial consultant, subject to the terms below, acceptable to the Administrative Agent in its Permitted Discretion (the “Financial Consultant”), to perform an independent business, financial and operational review of the Company, the other Loan Parties, and their Subsidiaries, and to conduct any additional analysis as reasonably requested by the Administrative Agent from time to time, provided, that, to the extent that the Administrative Agent may have received such reviews and analysis from a satisfactory third party financial consultant engaged by ABL Agent in accordance with its rights under Section 5.17 of the ABL Credit Agreement of the 2024 fiscal year projections provided to the Administrative Agent prior to the Closing Date, the Administrative Agent shall not engage the Financial Consultant to conduct the same reviews or analysis with respect thereto. For purposes of this Section 5.17, the Administrative Agent shall first seek to engage Alix Partners as the Financial Consultant (which engagement shall be subject to receipt of all applicable conflict waivers and other terms mutually acceptable to Alix Partners and the Administrative Agent). In the event that for any reason Alix Partners is not engaged (or it is not possible to engage Alix Partners in a timely manner under the circumstances in the reasonable determination of the Administrative Agent), the Administrative Agent may select another Financial Consultant. The Loan Parties acknowledge that the

7860103.21

Financial Consultant does not have any authority to bind the Administrative Agent or any other Secured Party or any counsel to any Secured Party to any agreement with any Loan Party, to make any representations or warranties on behalf of any Secured Party or any counsel to any Secured Party, or otherwise to act on behalf of any Secured Party or any counsel to any Secured Party; and that the Financial Consultant may share with the Secured Parties and the Secured Parties’ counsel and other advisors any information obtained by the Financial Consultant during the course of the discharge of its engagement concerning the Loan Parties, their financial condition, business, prospects, financial forecasts, or the Collateral. Each Loan Party agrees to provide the Financial Consultant with such information concerning such Loan Party, its financial condition, business prospects, forecasts, assets and liabilities as the Financial Consultant may reasonably request. Each Loan Party acknowledges and agrees that neither any Secured Party nor any counsel to any Secured Party will have any liability for any wrongful acts of the Financial Consultant. Without limitation of any provisions of Section 5.07, the Loan Parties hereby acknowledge and agree that the Financial Consultant may communicate directly with the Loan Parties’ consultants and advisors, if any, regarding any matters pertaining to the Loan Parties’ business and financial condition, and that such consultants and advisors are authorized to provide the Financial Consultant with copies of all reports, projections, presentations, and other materials relating to the foregoing. The fees of a Financial Consultant engaged by the Administrative Agent pursuant to this Section 5.17 shall be reasonable and customary for the scope and nature of the engagement and at any time that the ABL Excess Availability is greater than thirty-five percent (35.0%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve) for any sixty (60) consecutive day period and no Event of Default exists or has occurred and is continuing to the extent that the fees of such Financial Consultant exceed the amounts reasonably projected by such Financial Consultant in good faith for such period based on its customary fees and charges for similar engagements, the Company shall not be obligated to reimburse the Administrative Agent for such fees, so long as the Loan Parties provide all information required by such Financial Consultant in a prompt, timely and organized manner (and including that such Financial Consultant is not required to review more than one 13-week cash flow for any 13-week period) and cause any financial consultant engaged by a Loan Party to do the same. For the avoidance of doubt, nothing contained herein shall limit any of the rights of the Administrative Agent or any Lender on or after an Event of Default exists or has occurred and is continuing.
SECTION 5.18 Post-Closing Covenants. The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).
ARTICLE VI.

NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the payment in full of all Secured Obligations, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:
SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and the Company shall not permit any of the Restricted Subsidiaries (other than any Loan Party) to issue any shares of Preferred Stock, except:
(a)the Incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document;

7860103.21

(b)Indebtedness under any secured loan agreement, indenture, note purchase agreement or other facility (“Other Secured Debt Loan Agreement”) and related documentation, in each case, such documentation acceptable to the Administrative Agent in its Permitted Discretion (the documents under this clause (b) and solely to the extent the applicable Indebtedness thereunder is incurred in reliance on this clause (b), collectively, the “Other Secured Debt Documents”), in an aggregate original principal amount under this clause (b) not to exceed $400,000,000 (collectively, the “Other Secured Debt”); provided that, in the case of any Other Secured Debt, (1) any Lien on the Collateral to secure such Other Secured Debt or otherwise under such Other Secured Debt Documents shall be junior to the Liens of the Administrative Agent on the Collateral securing the Secured Obligations and (2) the Collateral Documents shall be amended and/or supplemented, in any such case in a form reasonably satisfactory to the Administrative Agent, to provide for a Lien in favor of the Administrative Agent on any additional assets used to secure the Other Secured Debt Obligations that do not constitute Collateral, which Liens of the Administrative Agent shall be junior to the Lien of the agent under any Other Secured Debt Documents on such assets (but only so long as the Liens of ABL Agent shall also be junior thereto), in all cases, pursuant to an Acceptable Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to Collateral;
(c)Indebtedness, Preferred Stock and Disqualified Stock existing on the date hereof (other than Indebtedness described in clauses (a) and (b) above and clause (p) below) and, if such Indebtedness is for borrowed money and is in excess of $22,500,000, individually or in the aggregate, in such amounts outstanding on the date hereof and set forth in Schedule 6.01;
(d)Indebtedness (including Finance Lease Obligations) Incurred by any Loan Party or any Restricted Subsidiary, Disqualified Stock issued by any Loan Party or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 180 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets); provided that, (x) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such property (real or personal) or equipment and (y) the principal amount of such Indebtedness, Disqualified Stock and Preferred Stock, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred or issued pursuant to this clause (d), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (n) below, does not exceed at any one time outstanding the greater of $35,000,000 and fourteen percent (14%) of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness, Disqualified Stock, or Preferred Stock, as applicable, and based on the most recently completed Test Period (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(e)Indebtedness Incurred by any Loan Party or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, and other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(f)unsecured Indebtedness arising from agreements of a Loan Party or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this

7860103.21

Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (g);
(h)without in any way limiting the applicability of Section 6.02, Indebtedness of the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Secured Obligations pursuant to the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);
(i)[Reserved];
(j)Swap Agreement Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;
(k)obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of indemnities, warranties, statutory obligations, performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by a Loan Party or any Restricted Subsidiary, in each case incurred in the ordinary course of business or consistent with past practice or industry practice;
(l)Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below, does not exceed at any one time outstanding the greater of $100,000,000 and forty percent (40%) of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, and based on the most recently completed Test Period (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(m)any guarantee by a Loan Party or any Restricted Subsidiary of Indebtedness or other obligations of a Loan Party or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by such Loan Party or such Restricted Subsidiary is not prohibited under the terms of this

7860103.21

Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Secured Obligations by such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Secured Obligations, substantially to the same extent as such Indebtedness is subordinated to the Secured Obligations, and (B) the aggregate principal amount of Indebtedness or other obligations of a Restricted Subsidiary that is not a Loan Party guaranteed by a Loan Party in reliance on this clause (m) shall not exceed at any one time outstanding the greater of $25,000,000 and ten percent (10%) of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness and based on the most recently completed Test Period;
(n)the Incurrence by a Loan Party or any Restricted Subsidiary of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (b), (c), (d), (l), (n) and (p) of this Section 6.01 up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 6.01) of such Indebtedness, Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to clauses (b), (c), (d), (l), (n) and (p) of this Section 6.01, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:
(i)such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Maturity Date were instead due on such date;
(ii)to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Secured Obligations, such Refinancing Indebtedness is junior in right of payment to the Secured Obligations, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations, such Refinancing Indebtedness (if secured) is secured by a Lien on the Collateral that is, as applicable, pari passu with or junior to the Lien on the Collateral securing the Secured Obligations to the same extent as such Indebtedness being refinanced (or that is junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of any ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to Collateral, or (d) obligations under an Other Secured Debt Loan Agreement (if any), the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by, as applicable, any ABL Intercreditor Agreement (or priorities junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of any ABL Intercreditor Agreement; and

7860103.21

(iii)such Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of the Company or another Loan Party or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;
(o)unsecured Indebtedness of the Company that is equity-linked (including, without limitation, Indebtedness that is convertible into Equity Interests of the Company) and not guaranteed by any Subsidiary of the Company in an amount not to exceed $225,000,000 at any time outstanding;
(p)(i) Indebtedness of the Loan Parties to the ABL Lenders under the ABL Loan Documents and (ii) any Refinancing Indebtedness with respect thereto; provided, that, the aggregate principal amount of all such Indebtedness under clause (i) and (ii) of this clause (p) shall not exceed the Maximum ABL Facility Amount as such term is defined in the ABL Intercreditor Agreement or in the case of Refinancing Indebtedness the limitations provided for in the applicable Acceptable Intercreditor Agreement;
(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;
(r)Indebtedness of a Loan Party or any Restricted Subsidiary supported by a Letter of Credit (as such term is defined in the ABL Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit (as such term is defined in the ABL Credit Agreement);
(s)[Reserved];
(t)Indebtedness of any Loan Party or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(u)Indebtedness consisting of Indebtedness of the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent of the Company to the extent described in Section 6.02(b)(iv);
(v)Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreement Obligations;
(w)[Reserved];
(x)[Reserved];
(y)Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;
(z)Indebtedness in respect of the financing of insurance premiums in the ordinary course of business or consistent with past practice or industry practice;

7860103.21

(aa)Indebtedness to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practice;
(bb)to the extent constituting Indebtedness, Indebtedness arising under the Consignment Agreement;
(cc)Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Company and its Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements.
For purposes of determining compliance with this Section 6.01, at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described above (or any portion thereof) (other than clause (b) with respect to Other Secured Debt Obligations or clause (p) with respect to Indebtedness under the ABL Loan Documents) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of this Section (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01. In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.
For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.
Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Loan Parties and Restricted Subsidiaries may Incur pursuant to this Section 6.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be

7860103.21

calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
SECTION 6.02 Restricted Payments.
(a)No Loan Party shall, and no Loan Party shall permit any of the Restricted Subsidiaries to, directly or indirectly:
(i)declare or pay any dividend or make any distribution on account of any Loan Party’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, a Loan Party or the Restricted Subsidiary which owns the equity interests of such non-Wholly Owned Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities));
(ii)purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;
(iii)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of the Company or any Loan Party (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation or principal installment to the extent not prohibited by the terms of any applicable subordination provisions and (B) Indebtedness permitted under clause (h) of Section 6.01) or (y) in the case of Junior Indebtedness of the type described in clause (c) of the definition of Junior Indebtedness, make any payment on such Indebtedness;
(iv)make any payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Other Secured Debt Obligations; or
(v)make any Restricted Investment;
(all such payments and other actions set forth in subclauses (i) through (v) above being collectively referred to as “Restricted Payments”).
(b)The provisions of Section 6.02(a) shall not prohibit:
(i)the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement; provided that if such dividend, distribution or redemption is being made pursuant to Section 6.02(b)(xx), a Reserve shall be established by the Administrative Agent in an amount equal to the Restricted Payment so declared;
(ii)the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”), Other Secured Debt Obligations or Junior Indebtedness of the Company or any Loan Party solely in exchange for, or solely out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any

7860103.21

Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”); and
(A)the declaration and payment of dividends on the Retired Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock;
(iii)the redemption, repurchase, defeasance, or other acquisition or retirement of any Other Secured Debt Obligations or any Junior Indebtedness of any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of a Loan Party, which is Incurred in accordance with Section 6.01 so long as:
(A)the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of any Other Secured Debt Obligations or Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing any Other Secured Debt Obligations or Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance or other costs, fees and expenses incurred in connection therewith);
(B)such Indebtedness is subordinated as to right of payment and lien priority to the Secured Obligations or the related Guarantee of such Loan Party, as the case may be, at least to the same extent as the applicable Other Secured Debt Obligations or Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value (it being understood that if the Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value is unsecured, such Indebtedness shall be unsecured);
(C)such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the applicable Other Secured Debt Obligations or Junior Indebtedness being so redeemed, repurchased, acquired or retired and (y) ninety-one (91) days following the Maturity Date; and
(D)such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the applicable Other Secured Debt Obligations or Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the applicable Other Secured Debt Obligations or Junior Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the Maturity Date;
(iv)so long as no Dominion Period is continuing immediately before or after the making of such Restricted Payment and so long as no Event of Default is continuing immediately before or after the making of such Restricted Payment, a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director, officer or consultant of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year an amount equal to (x) $11,250,000 plus (y) the value of any shares surrendered by any such employee, director, officer or consultant, or otherwise withheld by the Company, in connection with any tax obligation of such

7860103.21

employee, director, officer or consultant (or the payment thereof by the Company or any Restricted Subsidiary) in an amount not to exceed $4,500,000, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to employees, directors, officers or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the date hereof and during such calendar year; plus
(B)the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the date hereof and during such calendar year;
(v)[Reserved];
(vi)[Reserved];
(vii)[Reserved];
(viii)other Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (viii), would not exceed $30,000,000 after the date hereof; provided, that no Dominion Period exists, in each case, after giving pro forma effect to such Restricted Payment;
(ix)the distribution, as a dividend or otherwise, of shares of Equity Interests of Unrestricted Subsidiaries;
(x)[Reserved]:
(xi)with respect to any Other Secured Debt Obligations (if any):
(A)the making of regularly scheduled payments of interest in accordance with the terms of the applicable Other Secured Debt Loan Agreement at a rate not prohibited by the terms of the applicable ABL Intercreditor Agreement;
(B)the making of regularly scheduled amortization payments, mandatory prepayments and other mandatory payments in accordance with the terms of the applicable Other Secured Debt Loan Agreement to the extent not prohibited by the terms of the applicable ABL Intercreditor Agreement; or
(C)the making of voluntary prepayments or voluntary redemptions of Indebtedness under the applicable Other Secured Debt Loan Agreement (including, without limitation, pursuant to any loan buyback or repurchase mechanisms) so long as the Payment Conditions have been satisfied at the time of such prepayment or redemption;
(xii)payment of Indebtedness created under the Loan Documents;
(xiii)payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of any Indebtedness permitted

7860103.21

by this Agreement, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(xiv)payments constituting the refinancings of Indebtedness to the extent such refinanced Indebtedness is permitted by Section 6.01;
(xv)payment of secured Indebtedness (other than Other Secured Debt Obligations) that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;
(xvi)subject to the terms of the Intercompany Subordination Agreement, payments of intercompany Indebtedness permitted under Section 6.01 and owed to any Loan Party;
(xvii)repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xviii)Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;
(xix)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 6.08; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change in Control, all Secured Obligations shall have been repaid in full (or the Event of Default specified in Section 7.01(g) shall have been waived); and
(xx)any Loan Party or their Restricted Subsidiaries may make Restricted Payments with cash or Cash Equivalents so long as the Borrowers are in Pro Forma Compliance with the Payment Conditions.
Notwithstanding anything else set forth in this Section 6.02 or the definition of “Permitted Investments” to the contrary, no Restricted Payment or Investment (other than an Investment in another Loan Party) of any Material Intellectual Property owned by the Company or another Loan Party shall be permitted under this Agreement, without the consent of the Administrative Agent.
As of the date hereof, all of the Subsidiaries of the Company will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
SECTION 6.03 Limitations on Restrictive Agreements. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of:

7860103.21

(a)any Loan Party or Restricted Subsidiary to pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Equity Interests; or (2) with respect to any other interest or participation in, or measured by, its profits;
(b)any Loan Party or Restricted Subsidiary to make loans or advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Subsidiary;
(c)any Loan Party to create, incur or permit to exist any Lien in favor of the Administrative Agent upon the Collateral;
except in each case for such encumbrances or restrictions existing under or by reason of:
(i)(A) contractual encumbrances or restrictions in effect on the date hereof and, with respect to any such encumbrances in described in Section 6.03(c) which are in a Material Agreement, as set forth on Schedule 6.03 and (B) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(ii)(A) this Agreement, (B) the ABL Loan Documents, (C) if applicable, an Other Secured Debt Loan Agreement and the other relevant Other Secured Debt Documents, and (D) if applicable, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement;
(iii)applicable law or any applicable rule, regulation or order;
(iv)any agreement or other instrument of a Person acquired by a Loan Party or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(v)contracts or agreements for the sale of assets to the extent such sale is not prohibited pursuant to the terms hereof, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of such Restricted Subsidiary;
(vi)(A) secured Indebtedness otherwise permitted to be Incurred pursuant to Section 6.01 and Section 6.07 that limits the right of the debtor to dispose of or grant Liens on the assets securing such Indebtedness and (B) contractual encumbrances or restrictions under any agreement governing any Indebtedness existing as of the Closing Date;
(vii)customary net worth provisions contained in real property leases entered into by any Loan Party or Restricted Subsidiary, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Restricted Subsidiaries to meet their ongoing obligations;
(viii)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and relating solely to the applicable Joint Venture;

7860103.21

(ix)purchase money obligations to the extent not prohibited hereunder for property acquired and Finance Lease Obligations in the ordinary course of business;
(x)customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(xi)any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;
(xii)other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary, in each case, so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect any Loan Party’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Company), provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted pursuant to Section 6.01;
(xiii)any Investment not prohibited by Section 6.02;
(xiv)customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.03;
(xv)[Reserved];
(xvi)any encumbrances or restrictions of the type referred to in Section 6.03(a), (b), or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 6.03, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION 6.04 Sale of Equity Interests and Assets. Except as set forth herein, no Loan Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Equity Interests of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:
(a)(x) the Disposition of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out machinery, equipment or other fixed assets; and (y) the Disposition of Intellectual Property other than Material Intellectual Property (including the abandonment thereof or surrender or transfer for no consideration), in each case under this clause (y): (i) in the ordinary course of business, including

7860103.21

pursuant to non-exclusive licenses of Intellectual Property or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense, or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be no longer used or useful, surplus, uneconomical, negligible or obsolete in the conduct of business, provided, that a Loan Party may enter into a non-exclusive license of Material Intellectual Property with the consent of the Administrative Agent;
(b)(x) the sale of inventory and other assets in the ordinary course of business and (y) in addition to sales of Inventory under the preceding clause (x), the sale of slow moving inventory outside of the ordinary course (including in respect of a liquidation thereof); provided that the amount of inventory Disposed of pursuant to this clause (y) shall be capped in an amount not to exceed $56,250,000 during any fiscal year; provided, further that, with respect to any such sale pursuant to this clause (y) which (in a single transaction or a series of related transactions) decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate and Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such sale and demonstrating pro forma compliance with Section 6.12;
(c)Dispositions permitted by Sections 6.02, 6.07 (solely to the extent such Liens constitute “Dispositions” as a result of the applicable security interest), and 6.08;
(d)(1) the sale or issuance of any Subsidiary’s Equity Interests to the Company or any Restricted Subsidiary; provided, however, with respect to any such sale, such Investment shall not be prohibited by Section 6.02 and (2) the sale or issuance of Equity Interests of the Company to any employee (and, where required by law, to any officer or director) under any employment or compensation plans or to qualify such officers and directors;
(e)the sale of assets that do not constitute Eligible Inventory, Eligible In-Transit Inventory, Eligible Credit Card Accounts, Eligible Real Estate, Eligible Equipment, Eligible FF&E or Material Intellectual Property subsequent to the date hereof, so long as (1) no Default or Event of Default then exists or would result therefrom, (2) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Restricted Subsidiary receives at least fair market value, and (3) the consideration received by such Borrower or such Restricted Subsidiary consists of at least seventy-five percent (75%) cash and is paid at the time of the closing of such sale; provided, however, that the following shall be deemed to be cash in respect of assets that are not Collateral: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or any of its Restricted Subsidiaries (other than Junior Indebtedness and Other Secured Debt Obligations) and the valid release of the Company or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) Indebtedness (other than Junior Indebtedness and Other Secured Debt Obligations) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition, and (C) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such asset sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $25,000,000 and ten percent (10%) of Consolidated EBITDA, calculated on a pro forma basis giving effect to such asset disposition and Designated Non-cash Consideration and based on the most recently completed Test Period (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(f)subject to compliance with Payment Conditions, the sale of assets that constitute Eligible Inventory, Eligible In-Transit Inventory or Eligible Credit Card Accounts subsequent to the date hereof,

7860103.21

so long as (1) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Restricted Subsidiary receives at least fair market value, and (2) the consideration received by the Company and its Restricted Subsidiaries in connection with such sale consists of at least 75% cash and is paid at the time of the closing of such sale; provided that, with respect to any such sale (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate and Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such sale and demonstrating pro forma compliance with Section 6.12;
(g)the Disposition of cash and Cash Equivalents in connection with the Company’s and its Restricted Subsidiaries’ business needs, as determined in the reasonable business judgment of the Company or the applicable Restricted Subsidiary;
(h)Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;
(i)leases, subleases, licenses or sublicenses of property (but in the case of Intellectual Property subject to Section 6.04(a)(y) above) which do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries and the termination of such leases, subleases, licenses or sublicenses in the ordinary course of business;
(j)Dispositions of Equity Interests to directors where required by applicable Requirements of Law or to satisfy other requirements of applicable Requirements of Law with respect to the ownership of Equity Interests of Foreign Subsidiaries;
(k)Dispositions of Equity Interests of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;
(l)transfer or disposition of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (1) upon receipt of net cash proceeds of such casualty or (2) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);
(m)bulk sales or other Dispositions of the Inventory and FF&E of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings, at arm's length;
(n)(1) any Loan Party may Dispose of its property to another Loan Party, (2) any Restricted Subsidiary that is not a Loan Party may Dispose of its property to the Company or any other Restricted Subsidiary; provided that any Disposition to a Loan Party in reliance of this clause (2) shall be for no more than Fair Market Value (as determined in good faith by the Company), and (3) any Loan Party may Dispose of its property to a Restricted Subsidiary that is not a Loan Party; provided that any Disposition in reliance on this clause (3) for less than Fair Market Value (as determined in good faith by the Company) shall be deemed an Investment and must be made in compliance with clause (1) of the definition of Permitted Investments; provided, however, with respect a Disposition (in a single transaction or a series of related transactions) consisting of (A) assets constituting ABL Priority Collateral of the type eligible to be included in the ABL Borrowing Base that decreases the ABL Borrowing Base by $5,625,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated ABL Borrowing Base Certificate and (B) assets constituting Term Loan Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,000,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated

7860103.21

Borrowing Base Certificate to the Administrative Agent, in each case under clause (A) or (B) giving pro forma effect to such Disposition and demonstrating pro forma compliance with Section 6.12;
(o)Dispositions of any property to the extent that (1) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) such Disposition represents an exchange of assets (including a combination of Cash Equivalents and assets) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company or (z) such Disposition represents a swap of assets or lease, assignment or sublease of any real of personal property in exchange for services (including in connection with any outsourcing arrangements) or comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, or (2) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(p)Dispositions of assets which constitute Investments or Restricted Payments, in each case, not prohibited by Section 6.02;
(q)Dispositions of property (other than Collateral) in connection with (i) Sale/Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Loan Party or Restricted Subsidiary) so long as seventy-five percent (75%) of the consideration received by such Loan Party or Restricted Subsidiary from such Sale/Leaseback Transaction is in the form of cash and (ii) any Sale/Leaseback Transactions between Excluded Subsidiaries;
(r)any Disposition, in one or more transactions, of any AVDC Equipment so long as on the date of any such Disposition and after giving effect thereto, no Event of Default exists or has occurred and is continuing;
(s)Dispositions of assets or issuances of the Company or any Restricted Subsidiary or sale of Equity Interests of the Company or any Restricted Subsidiary which assets or Equity Interests so Disposed or issued, in any single transaction or related series of transactions, have a fair market value (as determined in good faith by the Company) of less than $11,250,000 per fiscal year;
(t)Dispositions arising from foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;
(u)any Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(v)any Disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case following the date hereof, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(w)Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

7860103.21

(x)to the extent constituting a Disposition, any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(y)Dispositions of owned real property on an arm’s length basis;
(z)any Disposition of assets (other than Eligible Inventory, Eligible In-Transit Inventory, Eligible Credit Card Accounts, Eligible FF&E and Eligible Equipment) in the ordinary course of business to the extent replaced by substitute assets;
provided, that no Disposition of Material Intellectual Property of the Loan Parties shall be made to any Person without the consent of Administrative Agent.
SECTION 6.05 Affiliate Transactions. No Loan Party shall, and no Loan Party shall permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $11,250,000 or services and goods with a market value (as determined in good faith by the Company) in excess of $11,250,000, provided that, the foregoing shall not apply to the following:
(a)Affiliate Transactions on terms that are not materially less favorable to the relevant Loan Party or the Restricted Subsidiary than those that could have been obtained in a comparable transaction by the relevant Loan Party or such Restricted Subsidiary with an unrelated Person;
(b)transactions between or among the Company and/or any of the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);
(c)Restricted Payments permitted by Section 6.02 and Permitted Investments;
(d)the payment of reasonable and customary fees and reimbursement of out-of-pocket expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;
(e)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.05;
(f)payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;
(g)any agreements or transactions disclosed on Schedule 6.05 hereto and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the date hereof) or any transaction contemplated thereby as determined in good faith by the Company;
(h)the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

7860103.21

(i)(A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice; provided, however, with respect to any consideration made to a Loan Party or its Restricted Subsidiaries by Joint Ventures, the applicable Loan Party or Restricted Subsidiary shall receive at least Fair Market Value for the goods or services of such transaction;
(j)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;
(k)any contribution to the capital of the Company;
(l)transactions permitted by, and complying with, Section 6.08;
(m)transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;
(n)pledges of Equity Interests of Unrestricted Subsidiaries;
(o)the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business and not for the purpose of circumventing any covenant set forth in this Agreement;
(p)any employment agreements entered into by the Company or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business;
(q)transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;
(r)non-exclusive licenses of Intellectual Property to or among the Borrowers, their respective Subsidiaries and their Affiliates; and
(s)advances for commissions, travel and similar purposes in the ordinary course of business to directors, officers and employees.
SECTION 6.06 Amendments of Certain Documents; Line of Business. No Loan Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Loan Party’s duty or ability to repay the Obligations. No Loan Party shall amend any Other Secured Debt Documents (if applicable) in a manner prohibited by the applicable Acceptable Intercreditor Agreement. No Loan Party shall amend any ABL Loan Documents in a manner prohibited by the ABL Intercreditor Agreement. No Loan Party shall amend the Supply Chain Finance

7860103.21

Agreement if such amendment, modification or waiver would have an adverse effect on the Lenders’ or Secured Parties’ rights hereunder. No Loan Party shall engage in any business other than the distribution of, and the wholesale and retail sale of, general merchandise and ancillary or value-added activities and functions in support of or as an enhancement to the foregoing businesses, substantially as conducted and operated by such Loan Party during the present fiscal year as of the Closing Date (“Similar Business”).
SECTION 6.07 Liens. No Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of such Loan Party or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of such Loan Party or Restricted Subsidiary.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”
SECTION 6.08 Mergers, Amalgamations, Fundamental Changes, Etc.
(a)No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(i)any Loan Party may consolidate, amalgamate or merge into (x) another Loan Party (y) a Subsidiary that is not a Loan Party, or (z) another Person pursuant to a Permitted Acquisition; provided that, in the case of the foregoing clauses (y) and (z), no Event of Default has occurred or would result therefrom and such Subsidiary or other Person, as applicable, becomes a Loan Party and provides the Administrative Agent and Lenders with the applicable documentation described in Section 5.02(r) (provided, however, with respect to any such consolidation, amalgamation or merger involving the Company, the Company shall be the surviving person);
(ii)any Domestic Subsidiary may be merged, amalgamated or consolidated with or into a Borrower (provided that a Borrower shall be the continuing or surviving entity) or with or into any Guarantor (provided that a Borrower or Guarantor shall be the continuing or surviving entity);
(iii)any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any other Subsidiary that is not a Loan Party; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
(iv)(x) any Loan Party may Dispose of any or all of its assets to another Loan Party, and (y) any Subsidiary which is not a Loan Party may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (1) a Borrower or any Guarantor (upon voluntary liquidation or otherwise); provided in the case of a Disposition by a non-Loan Party to a Loan Party of assets that is not a part of a liquidation, such sale shall be for no more than Fair Market Value (as

7860103.21

determined by the Company), or (2) a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary;
(v)any Investment not prohibited by Section 6.02 may be structured as a merger, consolidation or amalgamation;
(vi)any Subsidiary may be dissolved or liquidated so long the Dispositions of assets of such Person in connection with such liquidation or dissolution are to Persons entitled to receive such assets in accordance with Section 6.04;
(vii)any Subsidiary may enter into any merger, amalgamation or consolidation in connection with, or to effectuate, a Disposition not otherwise prohibited by Section 6.04; and
(viii)any Restricted Subsidiary may Dispose of any or all of its assets in connection with, or to effectuate, a Disposition not otherwise prohibited by Section 6.04.
(b)No Loan Party shall (a) change its name as it appears in official filings in the state or province of incorporation or organization, (b) change its chief executive office, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (e) change its state or province of incorporation or organization, in each case, unless the Administrative Agent shall have received written notice of such change within 10 days (or such longer period as the Administrative Agent may agree in its sole discretion) following such change and any reasonable action requested by the Administrative Agent in connection with such change to continue at all times following such change for the Administrative Agent to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by a filing under the UCC (or its equivalent in any applicable jurisdiction), for the benefit of the Secured Parties have been made or will have been made within 10 days (or such longer period as the Administrative Agent may agree in its sole discretion) following such change.
(c)No Loan Party shall change its fiscal year from the basis in effect on the date hereof without having first provided to the Administrative Agent and each Lender thirty (30) days’ prior written notice thereof.
(d)No Loan Party will change the basis of accounting upon which its financial statements are prepared for purposes of this Agreement, other than changes to comply with changes in GAAP, without providing to the Administrative Agent and each Lender prompt notice thereof; it being acknowledged that with respect to calculations of the applicable Borrowing Base pursuant to this Agreement (but not for any other purpose, including any financial reporting pursuant to any Requirement of Law) such change must be approved in writing by the Administrative Agent (and, solely to the extent such change shall result in the amounts available to be borrowed by the Borrowers would be increased, each Lender), not to be unreasonably withheld.
SECTION 6.09 Sanctions; Anti-Terrorism Laws. No Loan Party shall, directly or indirectly, nor shall any Loan Party permit any Subsidiary to directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, (i) to fund, finance or facilitate any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions except (A) as otherwise permitted pursuant to a license granted by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (B) otherwise to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that will result in a violation of Sanctions by any party hereto. No Loan Party shall, directly or indirectly, nor shall any Loan Party permit any Subsidiary to directly or

7860103.21

indirectly, use the proceeds of any Loans for any purpose which would breach any Anti-Terrorism Laws applicable to any Loan Party or Subsidiary, including the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing material business.
SECTION 6.10 [Reserved]
SECTION 6.11 [Reserved].
SECTION 6.12 Minimum ABL Excess Availability. The Company will not at any time permit ABL Excess Availability to be less than the greater of (a) $80,000,000 (or as such amount shall be increased pursuant to Section 2.09(g) of the ABL Credit Agreement as in effect on the Closing Date) and (b) ten percent (10.0%) of the ABL Maximum Credit Amount (without giving effect to the Term Loan Push-Down Reserve).
ARTICLE VII.

EVENTS OF DEFAULT
If any of the following events shall occur and shall not have been waived in accordance with Section 9.02, it shall constitute an “Event of Default” (it being understood and agreed that such events shall give effect to the grace period, if any, explicitly provided for such event as set forth below):
(a)any Loan Party (i) shall fail to pay any principal of any Loan when and as the same shall become due and payable, and in the currency required hereunder or (ii) shall fail to pay any interest on any Loan, fees or any other amounts hereunder or under any other Loan Document within three (3) Business Days after the same become due and payable by it; or
(b)any representation or warranty made or deemed made by or on behalf of any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or by any Loan Party (or any of its officers) in connection with any Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof (including, without limitation, any representation made in any Borrowing Base Certificate), shall prove to have been incorrect in any material respect when made or deemed made (other than a representation, warranty, certification or statement qualified by materiality or reference to the absence of a Material Adverse Effect, in which event such representation, warranty, certification or statement shall prove to have been false or misleading in any respect); or
(c)(i) any Loan Party shall fail to perform or observe any covenant contained in Section 5.01, 5.02(a), 5.03 (solely as to the existence of each Borrower), 5.07, 5.10, 5.11, 5.16, 5.17, 5.18, Article VI, Section 6(j) of the Security Agreement, (ii) any Loan Party shall fail to perform or observe any covenant contained in Section 5.02 (other than 5.02(a)), 5.05 or 5.15 if the failure to perform or observe such covenant shall continue unremedied for five (5) Business Days; and (iii) any Loan Party shall fail to perform or observe such other term, covenant or agreement contained in any other Section of this Agreement or any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (x) the Administrative Agent’s (given at the request of any Lender) notifying a Responsible Officer of the Borrower Representative of such default, or (y) the obtaining of knowledge of such default by any Responsible Officer of any Loan Party; or

7860103.21

(d)a default or breach shall occur under any (i) the ABL Loan Documents, (ii) Other Secured Debt Document, or (iii) other agreement, document or instrument to which any Loan Party is a party that is not cured within any applicable grace period therefor, and such default or breach (A) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party in an aggregate amount of not less than $55,000,000, or (B) causes or permits any holder of such Indebtedness or a trustee thereof, with the giving of notice, if required, to cause such Indebtedness or a portion thereof in excess of $55,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity, or cash collateral in respect thereof (in excess of $55,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this clause (d)(iii)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or as a result of damage destruction or taking by fire, casualty or eminent domain or agreement in lieu thereof and provided, that, notwithstanding anything in the ABL Loan Documents at any time in the contrary, or any waiver or amendment thereto, in the event that at any time the establishment or increase of the Term Loan Push-Down Reserve results in the Aggregate Credit Exposure (as defined in the ABL Credit Agreement) then outstanding exceeding the ABL Borrowing Base (after giving effect to the Term Loan Push-Down Reserve), the failure to prepay such excess shall constitute an Event of Default; or
(e)any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, rescheduling, protection, relief, or composition, of it or its debts under any Insolvency Laws, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)one or more judgments or orders for the payment of money in excess of $55,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a third-party insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
(g)a Change in Control shall have occurred; or
(h)any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

7860103.21

(i)any ERISA Event shall have occurred with respect to a Plan; or
(ii)any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or
(iii)any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or
(iv)any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or
(v)any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC; or
(i)(i) any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect (other than as a result of the gross negligence or willful misconduct of the Administrative Agent); or any Loan Party or any Affiliate thereof contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind in writing any provision of any Loan Document or seeks to avoid or limit any Lien purported to be created under any Collateral Document; or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any Affiliate thereof not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Collateral Document (other than as a result of the gross negligence or willful misconduct of the Administrative Agent); or
(j)there shall occur any material uninsured damage (for the avoidance of doubt, for purposes hereof, any loss insured by self-insurance or subject to a deductible or combination of deductibles not in excess of $5,625,000 with respect to any otherwise insured occurrence shall not constitute uninsured damage) to or loss, theft or destruction of any of the Collateral with a book value (determined in accordance with GAAP) in excess of $22,500,000 in the aggregate, as to which the Loan Parties do not repair, restore or replace the damaged or destroyed property within one hundred eighty (180) days after the occurrence of such damaged or destruction, or any of the Loan Parties’ assets with a book value (determined in accordance with GAAP) in excess of $22,500,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, manager, receiver and manager, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter; or
(k)(i) any intercreditor agreement entered into by the Administrative Agent in accordance with the terms hereof (including, without limitation, any ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement), or any material provision thereof, or the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Intercreditor Provisions”), shall,

7860103.21

in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against, any Loan Party, any holder of the Indebtedness (other than the Secured Obligations), or any agent (including the ABL Agent) for any such holder, as applicable, or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any writing or in any case or proceeding, (A) the effectiveness, validity or enforceability of any such intercreditor agreement or any Intercreditor Provisions or that the Secured Obligations or the Liens securing the same for any reason shall not have the priority contemplated by this Agreement, the other Loan Documents, such intercreditor agreement or such Intercreditor Provisions, (B) that the intercreditor agreement and Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to the applicable intercreditor agreement or any of the Intercreditor Provisions, as applicable; or
then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties described in clause (e) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in the case of any event with respect to the Loan Parties described in clause (e) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII.

THE ADMINISTRATIVE AGENT
SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market

7860103.21

custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into any ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are permitted and (y) the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement or any other intercreditor agreement referred to in the foregoing sentence, entered into by the Administrative Agent, shall be binding on the Secured Parties, and each Lender and other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or any other intercreditor agreement referred to above.
SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to

7860103.21

ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
SECTION 8.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon receipt of any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing), to appoint a successor; provided, however, in no event shall any successor Administrative Agent be a Disqualified Institution without the prior written consent of the Borrower Representative. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative

7860103.21

Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that until the time the Required Lenders appoint a successor Administrative Agent as provided herein, (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 8.07 Non-Reliance.
(a)Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent

7860103.21

and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 8.08 [Reserved].
SECTION 8.09 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.
(a)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
SECTION 8.10 [Reserved].
SECTION 8.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any Sanctions or other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of their Borrowers, their Affiliates or their agents, the other Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Sanctions or Anti-Terrorism Laws.
SECTION 8.12 Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient

7860103.21

(whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which

7860103.21

such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE IX.

MISCELLANEOUS
SECTION 9.01 Notices.

7860103.21

(a)Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise, all notices and other communications provided for herein shall be in writing and shall be delivered by Electronic Systems (and subject in each case to paragraph (b) below) or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)if to any Loan Party, to the Borrower Representative at:
Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, OH 43081
Attention: Rocky Robins, General Counsel
Email: rrobins@biglots.com

with a copy to (which shall not constitute notice):
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, Ohio 43215
Attention: Nici Workman, Esq.
Email: nnworkman@vorys.com

(ii)if to the Administrative Agent, at:
For Borrowing Requests:    1903P Loan Agent, LLC
101 Huntington Avenue, Suite 1100
Boston, Massachusetts 02199
Attention:
Email:

For All Other Notices:    1903P Loan Agent, LLC, as the Administrative Agent
101 Huntington Avenue, Suite 1100
Boston, Massachusetts 02199
Attention: Kyle C. Shonak, Senior Managing Director
Email: kshonak@gordonbrothers.com

with a copy to (which shall not constitute notice):
Otterbourg P.C.
230 Park Avenue
New York, New York 10169
Attention: David W. Morse; Chad B. Simon
Email: dmorse@otterbourg.com; csimon@otterbourg.com

(iii)if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the

7860103.21

opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of notices from the Borrower Representative to the Administrative Agent, such acceptable and approved Electronic Systems include email to the Administrative Agent at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)Electronic Systems.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System (other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or the material breach of the Loan Documents by, such Person, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

7860103.21

SECTION 9.02 Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.11(h), 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared or the order of payments, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of either Borrowing Base or change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each of the Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of the Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Borrower from the Obligations or Loan Party from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or

7860103.21

(ix) except as provided in clause (c) of this Section or in any Collateral Document, release or subordinate any Liens granted to the Administrative Agent for the benefit of the Secured Parties on all or substantially all of the Collateral or subordinate the Obligations without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents in connection with a successor Benchmark Replacement in the manner contemplated by Section 2.14(d). Additionally, without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document. Notwithstanding the foregoing, the Fee Letter and any other fee letters entered into after the date hereof may be amended in accordance with the terms thereof.
(c)The Secured Parties hereby irrevocably authorize the Administrative Agent, without any further consent of the Secured Parties, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the payment in full of all Secured Obligations, (B) constituting property being sold or disposed of to a Person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Administrative Agent may rely conclusively on any certificate to that effect, without further inquiry), and, to the extent that the property being sold or disposed of constitutes one hundred percent (100%) of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (E) constituting property of a Loan Party that is being released as a Loan Party as provided below, (F) constituting property which is or becomes an Excluded Asset, and (G) constituting ABL Priority Collateral as to which the Administrative Agent is required to release such Lien pursuant to the ABL Intercreditor Agreement, and (ii) to release any Loan Guaranty provided by any Loan Party (A) that is dissolved as permitted under Section 6.08 in connection with a voluntary liquidation or dissolution thereof permitted by such Section, (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Company to a Person other than a Loan Party or a Subsidiary or Affiliate of a Loan Party in a transaction permitted by Section 6.05 (and the Administrative Agent may rely conclusively on any such certificate to that effect provided by any Loan Party without further inquiry), or (C) that becomes an Excluded Subsidiary, so long as such Person becomes an Excluded Subsidiary pursuant to transaction or series of related transactions permitted hereunder consummated for a bona fide business purpose and not in contemplation of adversely affecting the Secured Parties’ interests in the Guarantees and Collateral (and the Administrative Agent may rely conclusively on any such certificate to that effect provided by any Loan Party without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In connection with the foregoing, the Lenders and the other Secured Parties hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this Section

7860103.21

9.02(c), all without the further consent or joinder of any Lender or any other Secured Party. In connection with any release hereunder, the Administrative Agent shall promptly (and the Lenders and the Secured Parties hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at the Loan Parties’ expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset, as applicable; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request
(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03 Expenses; Indemnity; Damage Waiver.
(a)Except as otherwise provided in this Agreement, the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel (in each case limited to one primary law firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (in each case limited to one primary law

7860103.21

firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons). Subject to Section 5.07, such reasonable and documented out-of-pocket expenses being reimbursed by the Loan Parties under this Section may include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
(i)appraisals and insurance reviews;
(ii)field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)fees and other charges for lien and title searches, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(v)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Borrowers as Term Loans or to another deposit account, all as described in Section 2.18(c).
(b)The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee (in each case limited to one primary law firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, or (iv)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Loan Parties or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or (y) arise from any claim, litigation, investigation, arbitration or proceeding (a “Proceeding”) that does not directly or primarily involve an act or omission of the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding against any Indemnitee solely in its capacity or in fulfilling its role as the Administrative Agent,

7860103.21

bookrunner, arranger or any similar role hereunder). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or any Related Party thereof, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such unpaid amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or against any Related Party thereof acting for the Administrative Agent in connection with such capacity.
(d)To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or the material breach of the Loan Documents by, such Indemnitee, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
SECTION 9.04 Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to

7860103.21

a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)the Administrative Agent shall be required for assignments in respect of the Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Term Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (e) subject to Section 9.04(e) below, a Disqualified Institution.

7860103.21

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any part hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its U.S. offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section

7860103.21

9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Without limiting the foregoing, with respect to Disqualified Institutions:
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in

7860103.21

violation of this Section 9.04(e) shall not be void, but the other provisions of this Section 9.04(e) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees permitted under this Section 9.04 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting any plan of reorganization or plan of liquidation pursuant to any Insolvency Laws (a “Relevant Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Relevant Plan, (2) if such Disqualified Institution does vote on such Relevant Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Insolvency Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Relevant Plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Insolvency Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended

7860103.21

hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits to the extent that such deposit constitutes an Excluded Asset. The applicable Lender shall notify the Borrower Representative and the Administrative Agent promptly after any such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of

7860103.21

setoff) which such Lender may have. In the event that any Defaulting Lender shall exercise any right of setoff under this Section, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions in Section 2.20 and pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and Borrower Representative a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. NOTWITHSTANDING THE FOREGOING, NO LENDER AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
(a)The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than Ohio shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.
(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or Ohio State court sitting in Franklin County, Ohio and of the United States District Court for the Southern District of Ohio in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

7860103.21

NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than any Loan Party and, as far as such recipient is aware, has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information; provided that, in the case of clause (c), the party disclosing such information shall provide to the Borrower Representative prior written notice (except where prohibited by applicable law or where not reasonably commercially practicable, in which case, prompt written notice shall be provided) of such disclosure to the extent permitted by applicable law and, in the case of a subpoena, the applicable Governmental Authority has not otherwise requested that the disclosing party refrain from disclosing to the Borrower Representative the existence of such subpoena, and, in each case if requested by the Borrower Representative in writing, such disclosing party shall cooperate with the Borrower Representative to the extent commercially reasonable with respect to a protective order for, or other confidential treatment of, such disclosure. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties under circumstances in which, as far as such recipient is aware, such information has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS

7860103.21

AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.15 Reserved.
SECTION 9.16 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the

7860103.21

maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.20 Authorization to Distribute Certain Materials to Public-Siders. The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) and (b) Public-Siders may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked by an authorized representative of the Borrower Representative as “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available by the Administrative Agent or its Affiliates on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for Public-Siders. The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of Syndtrak or a substantially similar electronic transmission system which is not marked as being available for “Public Investors” or “Public-Siders” (or such other similar terms). Notwithstanding the foregoing, the Borrower Representative shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7860103.21

SECTION 9.21 Obligations of Non-Loan Party Excluded Domestic Subsidiaries and Foreign Subsidiaries. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of any Excluded Domestic Subsidiary nor any Foreign Subsidiary of the Company (which entities, for the avoidance of doubt, shall not be Loan Parties) shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other Obligations) in respect of any Loan Party under this Agreement, any other Loan Document or any other agreement executed and/or delivered in connection with any of the foregoing.
SECTION 9.22 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency as a result of such judgment, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the dollar amount on the relevant date, and shall include any premium and costs of exchange payable in connection with such purchase.
SECTION 9.23 Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.
SECTION 9.24 [Reserved].
SECTION 9.25 Termination and Release of Collateral.
(a)Liens in Collateral will be released, and applicable Loan Parties shall be released of their obligations under the Loan Documents, in accordance with the terms of Section 9.02(c) hereof.
(b)In connection with the termination of all Commitments and payment in full of all Secured Obligations, the Administrative Agent, on behalf of the Lenders, agrees to negotiate in good faith with the Borrower Representative, and to execute and deliver, a customary payoff letter in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, which payoff letter shall provide for, among other things, (i) an acknowledgment of the termination of all Loan Documents,

7860103.21

other than any terms thereunder that expressly survive termination, (ii) delivery to the Borrower Representative or its designee of all property pledged to the Administrative Agent or any Lender then in its possession (including without limitation stock or other certificates, notes receivable, certificates of title, change of address forms and other instruments) or, if applicable, lost collateral affidavits with respect thereto, (iii) delivery to the Borrower Representative of the original promissory notes executed in connection with the Obligations marked “CANCELLED”, (iv) delivery to the Borrower Representative or its designee of mortgage or deed of trust releases against any real property of any Loan Party or property subject to any title laws and other like releases, revocations of direct pay notices to account debtors, Credit Card Notifications, releases of deposit account control agreements, Collateral Access Agreements and similar instruments or documents, (v) delivery to the Borrower Representative or its designee of UCC-3 termination statements with respect to the UCC discharge filings made by the Administrative Agent in respect of each Loan Party, as applicable, and (vi) a release of liability from the Loan Parties in favor of the Secured Parties.
SECTION 9.26 Publicity. Each Loan Party and each Lender hereby authorizes the Administrative Agent, at its sole expense, after providing prior notice thereof to the Borrower Representative, to reference this Agreement and the syndication and arrangement of the loan facility contemplated herein (but not the individual Lenders, bookrunners or arrangers) in connection with marketing, press release or other transactional announcements or updates; provided that the content of any such marketing, press release or other transactional announcements or updates shall be reasonably acceptable to the Borrower Representative (it being understood that tombstones used in pitchbooks by the Administrative Agent (as opposed to public announcements) referencing the syndication and arrangement of this Agreement and the loan facility contemplated herein, or inclusion of same on lists or in other formats (other than public announcements), in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, the Borrower Representative).
SECTION 9.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 9.28 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of

7860103.21

the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more U.S. Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more prohibited transaction exceptions (or “PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
SECTION 9.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreement Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may

7860103.21

be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.29, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.30 Intercreditor Agreement Governs. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THE LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY DIRECT CONFLICT BETWEEN THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS WITH RESPECT TO (i) THE PRIORITY OF LIENS GRANTED TO ADMINISTRATIVE AGENT IN THE COLLATERAL PURSUANT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR (ii) THE RIGHTS OF ADMINISTRATIVE AGENT OR ANY SECURED PARTY UNDER THIS AGREEMENT WITH RESPECT TO CERTAIN COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE TERMS AND PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. NOTHING IN THIS SECTION 9.30 SHALL BE CONSTRUED TO PROVIDE THAT ANY LOAN PARTY IS A THIRD PARTY BENEFICIARY OF THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OTHER THAN AS EXPRESSLY SET FORTH THEREIN.
ARTICLE X.

LOAN GUARANTY

7860103.21

SECTION 10.1 Guaranty. Each Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (subject to the limitations set forth in Section 9.03) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Party or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party). Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.2 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Loan Party waives any right to require the Administrative Agent or any Lender to sue any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the U.S. Guaranteed Obligations.
SECTION 10.3 No Discharge or Diminishment of Loan Guaranty. Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.
(a)The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(b)Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non- perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed

7860103.21

Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Party or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral securing all or a part of the Guaranteed Obligations and held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any such Collateral, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Lenders, and the other Secured Parties.
SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Party’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Lenders, or the other Secured Parties are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by the Administrative Agent.
SECTION 10.07 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

7860103.21

SECTION 10.08 [Reserved.]
SECTION 10.09 [Reserved.]
SECTION 10.10 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Loan Party’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Party or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party hereunder shall not be rendered voidable under applicable law. Each Loan Party agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Party’s obligations hereunder beyond its Maximum Liability.
SECTION 10.11 Contribution. In the event any Loan Party (a “Paying Loan Party”) shall make any payment or payments under this U.S. Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this U.S. Guaranty, each other Loan Party (each a “Non-Paying Loan Party”) shall contribute to such Paying Loan Party an amount equal to such Non-Paying Loan Party’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Loan Party. For purposes of this Section, each Non-Paying Loan Party’s “Applicable Share” with respect to any such payment or loss by a Paying Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Loan Party’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Loan Party’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Loan Party from the other Loan Parties after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Party hereunder (including such Paying Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party, the aggregate amount of all monies received by such Loan Parties from the other Loan Parties after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Party’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Lenders and Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10.12 Liability Cumulative. The liability of each Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to

7860103.21

amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 10.14 Common Enterprise. Each Loan Party represents and warrants that the successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.
ARTICLE XI.

[Reserved]
ARTICLE XII.

THE BORROWER REPRESENTATIVE
SECTION 12.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

7860103.21

SECTION 12.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 12.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through Responsible Officers.
SECTION 12.04 Notices. Each Loan Party shall promptly notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give notice thereof to the Administrative Agent and the Lenders pursuant to Section 5.02.
SECTION 12.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative (it being understood that such successor must be a Borrower). The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 12.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 12.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

7860103.21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

BIG LOTS, INC., an Ohio corporation

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS STORES, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

[Signature Page to Credit Agreement]
7860103.21

OTHER LOAN PARTIES:

CONSOLIDATED PROPERTY HOLDINGS, INC., an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BROYHILL, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS MANAGEMENT, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS STORES – PNS, LLC, a California limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS STORES – CSR, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

[Signature Page to Credit Agreement]
7860103.21

CSC DISTRIBUTION LLC, an Alabama limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

CLOSEOUT DISTRIBUTION, LLC, a Pennsylvania limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

DURANT DC, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

GAFDC LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

PAFDC LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

[Signature Page to Credit Agreement]
7860103.21

INFDC, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

GREAT BASIN LLC, a Delaware limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS ECOMMERCE LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS F&S, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

AVDC, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer
[Signature Page to Credit Agreement]
7860103.21

WAFDC, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BLBO TENANT, LLC, an Ohio limited liability company

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

[Signature Page to Credit Agreement]
7860103.21

1903P LOAN AGENT, LLC, as the Administrative Agent

By: /s/ Kyle Shonak
Name: Kyle Shonak
Title: Manager

[Signature Page to Credit Agreement]
7860103.21

1903 PARTNERS, LLC, as a Lender

By: /s/ Patricia Parent
Name: Patricia Parent
Title: Vice President, Treasurer & Asst. Secretary

7903775.2

TIGER FINANCE, LLC, as a Lender

By: /s/ Andrew Cerussi
Name: Andrew Cerussi
Title: Managing Director

7903775.2

RESTORE CAPITAL (BIG), LLC, as a Lender

By: /s/ Dan Rubin
Name: Dan Rubin
Title: Managing Director

7903775.2

WHITEHAWK FINANCE, LLC, as a Lender

By: /s/ Robert Louzan
Name: Robert Louzan
Title: Managing Partner

7903775.2

SCHEDULE 1.01(A)
COMMITMENT SCHEDULE

7903775.2

SCHEDULE 1.01(C)
IMMATERIAL SUBSIDIARIES
None.

SCHEDULE 3.02
CAPITALIZATION; SUBSIDIARIES; JOINT VENTURES
I. SUBSIDIARIES
II. JOINT VENTURES
None.
III. OPTIONS, WARRANTS OR OTHER OUTSTANDING RIGHTS

None.

SCHEDULE 3.10(A)
REAL PROPERTY
I. OWNED REAL PROPERTY
II. LEASED REAL PROPERTY
See attached for additional leased store locations.

SCHEDULE 3.10(B)
INTELLECTUAL PROPERTY

I. SOFTWARE LICENSES
None.
II. LICENSE AGREEMENTS

SCHEDULE 3.11
INSURANCE
See attached.

SCHEDULE 3.19
CREDIT CARD ARRANGEMENTS

Schedule 5.01
to
Credit Agreement

Collateral Reporting

In addition, and not in limitation of other information, certificates and schedules to be delivered by Loan
Parties at any time in accordance with the Credit Agreement and the other Loan Documents:
1. Weekly Reports. Loan Parties shall provide to the Administrative Agent the following (each substantially in such form as The Administrative Agent may from time to time reasonably specify), as soon as possible after the end of each calendar week (but in any event within three (3) Business Days after the end thereof), the amount of then outstanding obligations of Loan Parties in respect of any Supply Chain Financing Agreement.
2. Monthly Reports. Loan Parties shall provide to the Administrative Agent (in such form as the Administrative Agent may from time to time specify), as soon as possible after the end of each fiscal month (but in any event within twenty-five (25) days after the end thereof), the following:
(a) a schedule detailing the Inventory balances by location;
(b) an on hand SKU report showing seasonality, department, units, current retail, original retail and price status;
(c) an on-hand inventory report by merchandise class showing units, cost, and retail;
(d) an in-transit report by container, PO, by merchandise department, showing expected delivery dates to distribution centers;
(e) a report with respect to in-transit inventory, including a summary of in-transit inventory by location, category (import and domestic), carrier, and if in-transit more than 75 days, accrual shipments—PO shipments, inventory listings by purchase order, SKU value, carriers and other information, substantially in the form of such report delivered to the Administrative Agent on or about the Closing Date;
(f) inventory stock ledger breaking out reduction for the shrink reserve;
(g) future on-order reports by vendor, department and receipt date by month;
(h) weekly sales and margin for current fiscal year with comparison to same period in prior fiscal year for each week of such month;
(i) agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors, and other third parties from time to time in possession of any Collateral);
(j) sales and margin by inventory category for the prior month.
3. The Administrative Agent’s Request. From time to time promptly upon the Administrative Agent’s reasonable request, Loan Parties shall provide to the Administrative Agent (substantially in such
7894779.4

form as the Administrative Agent may from time to time specify), the results of physical counts of inventory in any third-party facility together with a reconciliation of the result of such physical counts to the perpetual and general ledger.

7894779.4

Schedule 5.01(e)
to
Credit Agreement

Weekly Borrowing Base Certificate Form/Information
For purposes of Section 2.01(b)(i) and Section 5.01(e) of the Credit Agreement, the information to be provided to the Administrative Agent is as follows:
1. Modified Borrowing Base Certificate. Loan Parties shall provide to the Administrative Agent at the times and in the manner provided in Section 2.01(b)(i) and Section 5.01(e):
a.the Borrowing Base Certificate in the same form set forth as Exhibit C to the Credit Agreement (including, but not limited to total credit card accounts, total in-transit inventory, finished goods inventory, real estate value, and equipment value, including as provided in Section 2 below), updated to the last day of the immediately preceding week as provided in Section 2.01(b)(i) and Section 5.01(e) and
b. the ABL Borrowing Base Certificate in the same form otherwise required under the ABL Credit Agreement updated to the same last day of the immediately preceding week, provided, that, in each case for the Borrowing Base Certificate and the ABL Borrowing Base Certificate, for purposes of Section 2.01(b)(i) and Section 5.01(e), such certificates may not include Reserves and ineligible categories derived from the general ledger as of such last day but may use the amounts from the most recent Borrowing Base Certificate previously received by the Administrative Agent prior thereto.
2.Additional Collateral Information. In addition, Loan Parties shall provide to the Administrative Agent (in such form as Agent may from time to time specify), together with the modified Borrowing Base Certificate referred to in Section 1 above with respect to Section 2.01(b)(i) and Section 5.01(e) of the Credit Agreement, the following information as of the last day of the immediately preceding week prior to the delivery thereof:
a.a reasonably detailed aging of the Loan Parties’ Credit Card Accounts;
b.a schedule detailing the Loan Parties’ Inventory;
c.a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Equipment and Eligible FF&E, such worksheets detailing the Credit Card Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Inventory, and Eligible In-Transit Inventory and the exclusion of Equipment and FF&E from Eligible Equipment and Eligible FF&E, and in each case, the reason for such exclusion
d. a schedule detailing the Inventory balances by location;
e. an on-hand SKU report showing seasonality, department, units, current retail, original retail and price status;
f. an on-hand inventory report by merchandise class showing units, cost, and retail;
g. an in-transit report by container, PO, by merchandise department, showing expected delivery dates to distribution centers;
h. a report with respect to in-transit inventory, including a summary of in-transit inventory by location, category (import and domestic), carrier, and if in-transit more than 75 days, accrual shipments— PO shipments, inventory listings by purchase order, SKU value, carriers and other
7899472.3

information, substantially in the form of such report delivered to Administrative Agent on or about the Closing Date;
i. inventory stock ledger breaking out reduction for the shrink reserve;
j. weekly sales and margin for current fiscal year with comparison to same period in prior fiscal year for each week of such month.

7899472.3

SCHEDULE 5.18
POST-CLOSING COVENANTS

1.On or before the date that is ten (10) Business Days after the Closing Date (or such longer period as the Administrative Agent may agree), the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent (i) an additional insured endorsement and notice of cancellation endorsement in favor of the Administrative Agent with respect to the Loan Parties’ liability insurance policy and (ii) a lender’s loss payable endorsement (or other substantially equivalent endorsement acceptable to the Administrative Agent) in favor of the Administrative Agent with respect to the Loan Parties’ marine cargo insurance policy, in each case, in form and substance reasonably acceptable to the Administrative Agent.
2.On or before the date that is ten (10) Business Days after the Closing Date (or such longer period as the Administrative Agent may agree), the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent copies of the Credit Card Notifications duly executed by the applicable Loan Parties with respect to all Eligible Credit Card Accounts.
3.On or before the date that is thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree), the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent a final and complete (in Administrative Agent’s reasonable discretion, and including, but not limited to, completion of all information and confirmations outstanding pending response from the City of Columbus) Zoning and Site Requirements Summary from The Planning & Zoning Resource Company regarding the property at 4860-4900 East Dublin-Granville Road, Columbus, Ohio 43081 (the “Final Zoning Report”). If the Final Zoning Report discloses any outstanding zoning code, building code, or fire code violations, the Loan Parties shall proceed diligently and expeditiously to take action to clear said violations and submit satisfactory evidence of such clearance to Administrative Agent within ninety (90) days of the date of receipt of the Final Zoning Report (or such longer period as the Administrative Agent may agree).
4.On or before the date that is sixty (60) days after the Closing Date (or such longer period as the Administrative Agent may agree), the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent duly executed Deposit Account Control Agreements (as defined in the Security Agreement) and Securities Account Control Agreements (as defined in the Security Agreement), as applicable, for each Deposit Account and Securities Account (in either case other than with respect to Excluded Accounts) of the Loan Parties.
5.On or before the date that is ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree), the Loan Parties shall use commercially reasonable efforts to deliver, or cause to be delivered, to the Administrative Agent (1) a duly executed Collateral Access Agreement for each applicable location with Inventory, Equipment or FF&E in accordance with the definitions of “Eligible Inventory”, “Eligible Equipment” and “Eligible FF&E”, as applicable and (2) a duly executed Customs Broker/Carrier Agreement from each applicable third party with respect to In-Transit Inventory in accordance with the definition of “Eligible In-Transit Inventory”; provided, that, in any case, the failure to deliver any Collateral Access Agreement or Customs Broker/Carrier Agreement, as applicable, will not result in a Default or an Event of Default.

7896167.7

SCHEDULE 6.01
EXISTING INDEBTEDNESS
None.

SCHEDULE 6.02
EXISTING INVESTMENTS
None.

7866950.7

SCHEDULE 6.03
EXISTING CONTRACTUAL ENCUMBRANCES AND RESTRICTIONS

1. Subordinated Revolving Credit Agreement by and between Big Lots Stores, LLC and Big Lots, Inc.

7866950.7

SCHEDULE 6.05
EXISTING AFFILIATE TRANSACTIONS

None.

7866950.7

SCHEDULE 6.07
EXISTING LIENS

7866950.7

EXHIBIT A
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees and Protective Advances included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Assignor:            ________________________________
Assignee:            ________________________________
[and is a Lender, an Affiliate/Approved Fund of [identify
Lender]]1

Borrower Representative:     Big Lots, Inc.
Administrative Agent:         1903P Loan Agent, LLC, as the administrative agent under the Credit
Agreement
Credit Agreement:         The Credit Agreement dated as of April 18, 2024 among Big Lots,
Inc., the other Loan Parties from time to time party thereto, the
Lenders from time to time party thereto, and 1903P Loan Agent,
LLC, as Administrative Agent
Assigned Interest:
_________________
1 Select as applicable.

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]	CUSIP Number
$	$	%
$	$	%
$	$	%
[Trade Date: [_____________, 20__]4
Effective Date: [____________, 20__]5
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

_________________
2 Amounts in this column and in the column immediately to the right to be adjusted to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 To be completed as the Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
5 To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.
7866950.7

The terms set forth in this Agreement and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _______________________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _______________________________________
Name:
Title:
7866950.7

Consented to and Accepted:

1903P LOAN AGENT, LLC,
as Administrative Agent and a Lender

By: _______________________________________
Name:
Title:

[Consented to:][6]

BIG LOTS, INC.

By: _______________________________________
Name:
Title:

_________________

6 To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

ANNEX I
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
Representations and Warranties.
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiaries of the Borrowers or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Borrower, any Subsidiaries of the Borrowers or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any
7866950.7
Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance
7866950.7

with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.

7866950.7

EXHIBIT B

[FORM OF] BORROWING BASE CERTIFICATE

[See attached]

7866950.7

EXHIBIT C

[FORM OF] BORROWING REQUEST

BIG LOTS, INC.

Borrowing Request                                     Date:
1903P Loan Agent, LLC
101 Huntington Avenue, Suite 1100
Boston, Massachusetts 02199
Attention: Kyle C. Shonak, Senior Managing Director
Email: kshonak@gordonbrothers.com

Ladies and Gentlemen:
This Borrowing Request is furnished pursuant to Section 2.03 of that certain Credit Agreement dated as of April 18, 2024 (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among (i) Big Lots, Inc. (the “Borrower Representative”) and each Subsidiary Borrower from time to time party thereto (each a “Borrower” and collectively, the “Borrowers”), (ii) the other Loan Parties from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) 1903P Loan Agent, LLC as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement. The Borrower represents that, as of this date, the conditions precedent set forth in Section 4.02 of the Credit Agreement are satisfied.

The Borrower Representative hereby notifies the Administrative Agent of its request for the following
Borrowing:

1. On (a Business Day) __________________
2. On behalf of __________________
3. In U.S Dollars, Term Loans bearing interest based on the Term SOFR Rate in the amount of $[________].
4. The Borrowing shall be directed to the Funding Account(s) set forth in Exhibit A attached hereto.
7866950.7

BIG LOTS, INC.

By: _______________________________________
Name:
Title:

EXHIBIT A

WIRE BREAKDOWN

[See Attached]

7866950.7

EXHIBIT D

[FORM OF] CLOSING DATE TERM LOAN NOTE
CLOSING DATE TERM LOAN PROMISSORY NOTE
$[________________]                                     April 18, 2024
FOR VALUE RECEIVED, Big Lots, Inc., an Ohio corporation (“Big Lots, Inc.”), and Big Lots Stores, LLC, an Ohio limited liability company (“Big Lots Stores”; together with Big Lots, Inc., individually and collectively and jointly and severally, “Debtor”), hereby unconditionally promises to pay to the order of [_______] (“Payee”), the principal sum of [________________] DOLLARS ($____________) in lawful money of the United States of America and in immediately available funds on the terms set forth in and the manner prescribed in the Credit Agreement (as hereinafter defined).
Debtor hereby further promises to pay interest to the order of Payee on the unpaid principal balance hereof on the terms set forth in and the manner prescribed in the Credit Agreement. Such interest shall be paid in like money at the offices of 1903P Loan Agent, LLC, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the account of Payee, or at such other place as Administrative Agent or any holder hereof may from time to time designate from the date hereof, on such dates and in accordance with the terms set forth in the Credit Agreement until the indebtedness evidenced by this Closing Date Term Loan Promissory Note (this “Closing Date Term Loan Note”) is paid in full.
For purposes hereof, the term “Credit Agreement” shall mean the Credit Agreement, dated of even date herewith, by and among Debtor, certain affiliates of Debtor, Payee, the Administrative Agent and the other Lenders (as defined therein) from time to time party thereto as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning assigned thereto in the Credit Agreement.
In the event of any conflict between any provision in this Closing Date Term Loan Note and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.
This Closing Date Term Loan Note is issued pursuant to the terms and provisions of the Credit Agreement to evidence the Closing Date Term Loan made by Payee to Debtor. This Closing Date Term Loan Note is secured by the Collateral, and is entitled to all of the benefits and rights thereof and of the other Loan Documents.
If any Event of Default exists, or if the Credit Agreement shall be terminated or not renewed pursuant to its terms, then and in any such event, in addition to all other rights and remedies of Administrative Agent and Payee under the other Loan Documents, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Administrative Agent may, at its option, declare any or all of Debtor’s Obligations, including, without limitation, all amounts owing under this Closing Date Term Loan Note, to be due and payable, in all cases in accordance with the terms of the Credit Agreement and the other Loan Documents.
Debtor waives diligence, demand, presentment, protest and notice of any kind.
The validity, interpretation and enforcement of this Closing Date Term Loan Note and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall
7866950.7

be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.
THIS CLOSING DATE TERM LOAN NOTE SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF FORUM, SERVICE OF PROCESS, AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
This Closing Date Term Loan Note shall be binding upon the successors and permitted assigns of Debtor and inure to the benefit of Administrative Agent, Payee and each of their respective successors, endorsees and permitted assigns. Whenever used herein, the term “Debtor” shall be deemed to include its successors and permitted assigns, the term “Payee” shall be deemed to include its successors, endorsees and permitted assigns and the term “Administrative Agent” shall be deemed to include its successors, endorsees and permitted assigns. If any term or provision of this Closing Date Term Loan Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.
[Signature Page Follows]

7866950.7

IN WITNESS WHEREOF, Borrowers have caused this Closing Date Term Loan Promissory Note to be duly executed and delivered on the date set forth above by the duly authorized representative of each Borrower.

BIG LOTS, INC.

By: _______________________________________
Name:_____________________________________
Title:______________________________________

BIG LOTS STORES, LLC

By: _______________________________________
Name:_____________________________________
Title:______________________________________

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE 7
[_________ __], 20[__]
To:     The Administrative Agent and Lenders party to the Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 18, 2024 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among (i) Big Lots, Inc. (the “Borrower Representative”) and each Subsidiary Borrower from time to time party thereto (each a “Borrower” and collectively, the “Borrowers”), (ii) the other Loan Parties from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) 1903P Loan Agent, LLC as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
The undersigned hereby certifies, on his/her behalf as an officer of the Borrower Representative and not in his/her individual capacity, and on behalf of the Loan Parties, that:
1. I am the duly elected [_____________]8 of the Borrower Representative;
2. The financial statements of the Company and its Subsidiaries delivered concurrently herewith for the [quarterly/monthly] accounting period ending on [______] [_], 20[_] present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; [and]
3. I have no knowledge of, in each case except as set forth on Schedule I attached hereto, (i) the occurrence of any Default during or at the end of the accounting period covered by the financial statements delivered concurrently herewith or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.06 of the Credit Agreement [./;]
[4. Except as set forth on Schedule II attached hereto, since the later of the Closing Date and the date of the last Compliance Certificate, no Loan Party has (i) changed its name as it appears in official filings in the state or province of incorporation or organization, (ii) changed its chief executive office, (iii) changed the type of entity that it is, (iv) changed its organization identification number, if any, issued by its state or province of incorporation or other organization, or (v) changed its state of incorporation or organization;]9
[5. [There has been no change in the list of Immaterial Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.][Schedule III attached hereto lists and describes each Immaterial Subsidiary.] Each of the Immaterial Subsidiaries qualifies as an Immaterial Subsidiary and all such
7 This form of Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Loan Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this form of Compliance Certificate shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this form of Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this form of Compliance Certificate are to be modified accordingly.
8 To be completed by a Financial Officer.
9 For certificate accompanying quarterly/yearly financial statements only.
7866950.7

Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” in the Credit Agreement. [In regards to Subsidiaries which were previously Immaterial Subsidiaries and which no longer qualify as Immaterial Subsidiaries and are not otherwise Excluded Subsidiaries, the Borrower Representative certifies that it has or will take the actions required under Section 5.14(a) of the Credit Agreement to cause such Immaterial Subsidiary to be a Loan Party; and]10
[6. Schedule IV attached hereto is an up-to-date report summarizing the Loan Parties’ stores, offices and other places of business that have been (i) closed during the most recently ended fiscal quarter and (ii) opened during the most recently ended fiscal quarter as required by Section 5.02(o) of the Credit Agreement.]11
[Signature Page Follows]

_________________

10 For certificate accompanying quarterly/yearly financial statements only.
11 For certificate accompanying quarterly/yearly financial statements only.
7866950.7

The foregoing certifications are made and delivered as of the date first written above.

BIG LOTS, INC.

By: _______________________________________
Name:
Title:

SCHEDULE I

Defaults and Changes to GAAP
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the occurrence of any Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate and the action which the Borrowers have taken, are taking, or propose to take with respect to the occurrence of such Default or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:
[Borrower Representative to list exceptions or state “None”]

7866950.7

[SCHEDULE II] 12

Changes to Loan Parties

[Borrower Representative to describe the exceptions, if any, to paragraph 4]

12 For certificate accompanying quarterly/yearly financial statements only.
7866950.7

[SCHEDULE III]13

Immaterial Subsidiaries

[Borrower Representative to describe any changes to Immaterial Subsidiaries]

_________________
13 For certificate accompanying quarterly/yearly financial statements only.

7866950.7

[SCHEDULE IV]14

Real Estate Status Report

[Borrower Representative to attach.]

_________________
14 For certificate accompanying quarterly/yearly financial statements only.

7866950.7

EXHIBIT F

[FORM OF] DELAYED DRAW TERM LOAN NOTE
DELAYED DRAW TERM LOAN PROMISSORY NOTE
$[________________]                                     April 18, 2024
FOR VALUE RECEIVED, Big Lots, Inc., an Ohio corporation (“Big Lots, Inc.”), and Big Lots Stores, LLC, an Ohio limited liability company (“Big Lots Stores”; together with Big Lots, Inc., individually and collectively and jointly and severally, “Debtor”), hereby unconditionally promises to pay to the order of [________] (“Payee”), the principal sum of the principal sum of [________________] DOLLARS ($____________) in lawful money of the United States of America and in immediately available funds on the terms set forth in and the manner prescribed in the Credit Agreement (as hereinafter defined).
Debtor hereby further promises to pay interest to the order of Payee on the unpaid principal balance hereof on the terms set forth in and the manner prescribed in the Credit Agreement. Such interest shall be paid in like money at the offices of 1903P Loan Agent, LLC, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the account of Payee, or at such other place as Administrative Agent or any holder hereof may from time to time designate from the date hereof, on such dates and in accordance with the terms set forth in the Credit Agreement until the indebtedness evidenced by this Delayed Draw Term Loan Promissory Note (this “Delayed Draw Term Loan Note”) is paid in full.
For purposes hereof, the term “Credit Agreement” shall mean the Credit Agreement, dated as of even date herewith, by and among Debtor, certain affiliates of Debtor, Payee, the Administrative Agent and the other Lenders (as defined therein) from time to time party thereto as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning assigned thereto in the Credit Agreement.
In the event of any conflict between any provision in this Delayed Draw Term Loan Note and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.
This Delayed Draw Term Loan Note is issued pursuant to the terms and provisions of the Credit Agreement to evidence a Delayed Draw Term Loan by Payee to Debtor. This Delayed Draw Term Loan Note is secured by the Collateral and is entitled to all of the benefits and rights thereof and of the other Loan Documents.
If any Event of Default exists, or if the Credit Agreement shall be terminated or not renewed pursuant to its terms, then and in any such event, in addition to all other rights and remedies of Administrative Agent and Payee under the other Loan Documents, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Administrative Agent may, at its option, declare any or all of Debtor’s Obligations, including, without limitation, all amounts owing under this Note, to be due and payable, in all cases in accordance with the terms of the Credit Agreement and the other Loan Documents.
Debtor waives diligence, demand, presentment, protest and notice of any kind.
7866950.7

The validity, interpretation and enforcement of this Delayed Draw Term Loan Note and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio.
THIS DELAYED DRAW TERM LOAN NOTE SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF FORUM, SERVICE OF PROCESS, AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
This Delayed Draw Term Loan Note shall be binding upon the successors and permitted assigns of Debtor and inure to the benefit of Administrative Agent, Payee and each of their respective successors, endorsees and permitted assigns. Whenever used herein, the term “Debtor” shall be deemed to include its successors and permitted assigns, the term “Payee” shall be deemed to include its successors, endorsees and permitted assigns and the term “Administrative Agent” shall be deemed to include its successors, endorsees and permitted assigns. If any term or provision of this Delayed Draw Term Loan Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.
[Signature Page Follows]

7866950.7

IN WITNESS WHEREOF, Borrowers have caused this Delayed Draw Term Loan Note to be duly executed and delivered on the date set forth above by the duly authorized representative of each Borrower.

BIG LOTS, INC.

By: _______________________________________
Name:_____________________________________
Title:______________________________________

BIG LOTS STORES, LLC

By: _______________________________________
Name:_____________________________________
Title:______________________________________

EXHIBIT G

[RESERVED]

EXHIBIT H

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [_______ __], 20[__], is entered into between [__________], a [__________] (the “New Subsidiary”) and 1903P Loan Agent, LLC, in its
capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of April 18, 2024 (as the same may be amended, restated, supplemented, modified, extended or restated from time to time, the “Credit Agreement”) among (i) Big Lots, Inc. and each Subsidiary Borrower from time to time party thereto (each a “Borrower” and collectively, the “Borrowers”), (ii) the other Loan Parties from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement or, if not defined in the Credit Agreement, then in the Security Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this
Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and shall have all of the obligations of a [Borrower][Guarantor] thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the applicable terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the applicable representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the applicable covenants set forth in Articles V and VI of the Credit Agreement, and (c) all of the applicable guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Parties, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Parties, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. Effective as of the date of this Agreement:
a. The New Subsidiary hereby:

i. acknowledges and agrees that it has received and reviewed a copy of the
Credit Agreement, the Security Agreement, and each of the other Loan Documents;

ii. in addition to joining in the execution of, and becoming a party to the Credit
Agreement, joins in the execution of, and becomes a party to the Security Agreement, the Intercompany Subordination Agreement, and each of the other Loan Documents to which the [Borrowers][Guarantors] are party (and in the same capacities and to the same extent as the [Borrowers][Guarantors]); and
7866950.7

iii. assumes and agrees to perform all applicable duties and Obligations of a [Borrower][Guarantor] and Loan Party under the Credit Agreement, the Security Agreement, and each of the other Loan Documents to which the [Borrowers][Guarantors] are a party.

b. Without in any manner limiting the generality of clause (a) above, the New Subsidiary hereby covenants and agrees that to secure the prompt and complete payment, performance and observance of all of the Secured Obligations, and in accordance with the Security Agreement, the New Subsidiary hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a continuing security interest in, all of the rights, title and interest in personal property of the New Subsidiary, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, specifically limited to and solely to the extent as follows: (a) all Accounts (including all Credit Card Accounts); (b) all Inventory; (c) all Deposit Accounts, Commodity Accounts, and Securities Accounts, and all cash and all other property from time to time deposited therein or otherwise credited thereto, and all lockboxes associated with any of the foregoing and the monies and property in the possession or under the control of the Agent or any Lender; (d) all of the following, solely to the extent arising from the Specified Collateral (as defined in the Security Agreement): (i) all Chattel Paper (whether tangible or electronic); (ii) the Commercial Tort Claims, including, without limitation, those specified on Schedule IV to the Security Agreement (as supplemented pursuant to Schedule A hereof); (iii) all Documents; (iv) all General Intangibles (including, without limitation, all Payment Intangibles but excluding Intellectual Property) (v) all Instruments (including, without limitation, Promissory Notes) and Goods (but excluding Equipment and Fixtures) (vi) all Investment Property (vii) all Letter-of-Credit Rights (viii) all Supporting Obligations (ix) all other tangible and intangible personal property of the New Subsidiary arising from, or related to, the foregoing (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the New Subsidiary described in the preceding clauses of this sentence (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the New Subsidiary in respect of any of the items listed above), and all books, correspondence, files and other Records arising from, or related to, the foregoing, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of the New Subsidiary or any other Person from time to time acting for the New Subsidiary that at any time evidence or contain information relating to any of the property described in the preceding clauses of this sentence or are otherwise necessary or helpful in the collection or realization thereof; and (x) all Proceeds arising from the foregoing, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral; in each case howsoever the New Subsidiary’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise). Notwithstanding anything herein to the contrary, the Collateral shall not include, and the New Subsidiary is not pledging, nor granting a security interest hereunder in, any Excluded Assets. The New Subsidiary hereby authorizes the Administrative Agent and/or its representatives to file such UCC financing statements necessary or advisable to perfect the security interest granted in this paragraph by the New Subsidiary in accordance with the Security Agreement.

3. To the extent that any changes in any representations, warranties, and covenants (other than representations, warranties, and covenants that relate solely to an earlier date) require any amendments to the Schedules to the Credit Agreement or any of the other Loan Documents to reflect the joinder of the New Subsidiary, such Schedules are hereby amended or supplemented as set forth in the Schedules annexed to this Agreement at Schedule A.

4. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
7866950.7

5. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
6. This Agreement is a “Loan Document”. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
7. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.
[Signature Page Follows]

7866950.7

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By: _______________________________________
Name:
Title:

Acknowledged and accepted:
1903P LOAN AGENT, LLC, as
Administrative Agent

By: _______________________________________
Name:
Title:

Schedule A

[See at attached]15

_________________
15 Amendments or supplements to Schedules (if any).

7866950.7

EXHIBIT I-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of April 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Big Lots, Inc. and each of the Subsidiary Borrowers from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and 1903P Loan Agent, LLC, in its capacity as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_________________________
Name:
Title:
Date: [__________ __], 20[__]

7866950.7

EXHIBIT I-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of April 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Big Lots, Inc. and each of the Subsidiary Borrowers from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and 1903P Loan Agent, LLC, in its capacity as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:_________________________
Name:
Title:

Date: [__________ __], 20[__]

7866950.7

EXHIBIT I-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of April 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Big Lots, Inc. and each of the Subsidiary Borrowers from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and 1903P Loan Agent, LLC, in its capacity as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:_________________________
Name:
Title:

Date: [__________ __], 20[__]

7866950.7

EXHIBIT I-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement dated as of April 18, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Big Lots, Inc. and each of the Subsidiary Borrowers from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and 1903P Loan Agent, LLC, in its capacity as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_________________________
Name:
Title:

Date: [__________ __], 20[__]

7866950.7